Form 10-K, Exhibit 13
period 1997-12-31
AFG INVESTMENT TRUST C
filed 1998-03-31
CIK 879496

                              AFG INVESTMENT TRUST










                             AFG Investment Trust C


              Annual Report to the Participants, December 31, 1997

                             AFG Investment Trust C

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                           Page
                                                                           ----

SELECTED FINANCIAL DATA                                                       2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                         3-9

FINANCIAL STATEMENTS:

Report of Independent Auditors                                               10

Statement of Financial Position
at December 31, 1997 and 1996                                                11

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                         12

Statement of Changes in Participants' Capital
for the years ended December 31, 1997, 1996 and 1995                         13

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                         14

Notes to the Financial Statements                                         15-26

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                      27

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                      28

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                             29

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For the five years in the period ended December 31, 1997:

         Summary of
         Operations                   1997                 1996                1995                1994                1993
---------------------------      --------------       --------------      ---------------     --------------      -------------

Lease revenue                    $   16,912,628       $   27,695,097      $   21,605,260      $   19,732,736     $    8,986,191

Net income                       $      877,213       $       85,636      $     2,916,460     $    3,566,958      $      929,017

Per Beneficiary Interest:
     Net income (loss)
        Class A Interests        $         0.49       $         0.04      $          1.32     $         1.61      $         0.57
        Class B Interests        $        (0.12)      $           --      $            --     $           --      $           --

     Cash distributions
        Class A Interests        $         3.11       $         1.39      $          2.10     $         2.52      $         2.62
        Class B Interests        $         0.30       $           --      $            --     $           --      $           --

     Financial Position
---------------------------

Total assets                     $   82,036,778       $   55,127,347      $    68,469,022     $   76,477,918      $   85,794,129

Total long-term obligations      $   39,928,173       $   19,084,751      $    29,517,713     $   35,459,424      $   36,455,647

Participants' capital            $   41,159,172       $   35,053,486      $    38,039,216     $   39,776,342      $   41,793,687

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1997 compared to the year
          ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

   Certain statements in this annual report of AFG Investment Trust C (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and to successfully remarket the Trust's equipment, upon the expiration of such leases.

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Trust.

OVERVIEW

   As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the future business operations of the Trust. See Note 7 to the accompanying financial statments. The Trust's operations commenced in 1992.

RESULTS OF OPERATIONS

   For the year ended December 31, 1997, the Trust recognized lease revenue of $16,912,628 compared to $27,695,097 and $21,605,260 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1996 to 1997 was due primarily to the sale of the Trust's interest in a vessel in December 1996 which in 1996 generated lease revenue of approximately $9,740,000 including early termination rents of $7,304,730 (see discussion below). The increase in lease revenue from 1995 to 1996 was due principally to the receipt of such early termination rents in 1996. The Trust's original equipment acquisition and leveraging processes were completed in 1995. The period during which the Trust could reinvest Cash from Sales or Refinancings in additional equipment expired on September 2, 1997. Over time, the level of lease revenue will decline due to the expiration of the Trust's primary lease term agreements. The future level of lease revenue to be recognized by the Trust may be impacted by the proposed amendment to the Trust Agreement as described in Note 10 to the accompanying financial statements.

     Interest income for the year ended December 31, 1997 was $988,610 compared to $318,618 and $158,939 for the years ended December 31, 1996 and 1995, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included interest earned on unexpended proceeds resulting from the issuance of Class B Interests (see below). Future interest income will fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

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

   During the year ended December 31, 1997, the Trust sold equipment having a net book value of $1,059,344, to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $15,688. In addition, during August 1997, the Trust and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in certain replacement locomotives. The Trust's original locomotives had a cost and net book value of $4,819,218 and $3,151,503, respectively, and had associated indebtedness of $1,235,989 at the time of the exchange. The replacement locomotives were recorded at their estimated fair value of $4,574,485 and the Trust assumed associated debt of $3,120,127. The exchange resulted in the recognition of a net loss, for financial statement purposes, of $461,153.

   In February 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc., ("United"). The Trust recognized a net loss of $1,313,122 in connection with this transaction, of which $880,717 was recognized as Write-Down of Equipment in 1995. The remainder of $432,405 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $4,048,779 from United for the aircraft. The Managing Trustee actively pursued the reinvestment of all such proceeds in other equipment which, during the third quarter of 1997, resulted in the acquisition of a 50.6% ownership interest in an aircraft (the "SAS Aircraft") at an aggregate cost to the Trust of $30,895,171. To acquire the interest in the SAS Aircraft, the Trust obtained long-term financing of $25,654,667 from a third-party lender and utilized cash of $5,240,504. Certain additional equipment, having a cost of $7,992,512 was acquired pursuant to the reinvestment provisions of the Trust Agreement in 1997 using cash of $1,695,923 and leveraging of $6,296,589. Reinvestment during 1996 included the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost to the Trust of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $9,566,298 to existing lessees and third parties. These sales resulted in net a loss, for financial statement purposes, of $6,939,466. The equipment sales in 1996 included the Trust's interest in a vessel with an original cost and net book value of $13,014,544 and $9,075,095, respectively, which the Trust sold to an existing lessee in December 1996. In connection with this sale, the Trust realized aggregate cash proceeds of $9,570,166, consisting of early termination proceeds of $7,304,730 and sale proceeds of $2,265,436. For financial statement purposes, the Trust recognized a net loss in 1996 of $6,809,659 related to the vessel sale, excluding early termination proceeds recognized as lease revenue on the accompanying Statement of Operations. This equipment was sold prior to the expiration of the related lease term.

   During 1995, the Trust sold equipment having a net book value of $4,687,353 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $185,044. The equipment sales included the Trust's interest in a vessel with an original cost and net book value of $6,199,161 and $4,612,874, respectively, which the Trust sold to the existing lessee in June 1995. In connection with this sale, the Trust realized sale proceeds of $4,091,193 and the purchaser assumed related debt and interest of $308,476 and $1,988, respectively, which resulted in a net loss, for financial statement purposes, of $211,217. This equipment was sold prior to the expiration of its related lease term. The sale proceeds were fully reinvested in other equipment in 1995. The Trust also received $228,700 in 1996 from this lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of the vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations.

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

   Depreciation and amortization expense was $13,217,482, $15,219,989 and $14,488,719 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life (see Note 2 to the financial statements herein).

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

   Interest expense was $1,894,703 or 11.2% of lease revenue in 1997 compared to $1,775,651 or 6.4% and $2,263,191 or 10.5% of lease revenue in 1996 and 1995, respectively. The Managing Trustee expects to use a portion of the Trust's available cash to retire indebtedness and will continue to reduce the balance of notes payable through the application of rent receipts to outstanding debt. Interest expense will increase in 1998 due to the leveraging obtained during 1997 to finance the acquisition of reinvestment equipment, discussed above. Thereafter, interest expense will decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced.

   Management fees were 4.3%, 3.5% and 3.9% of lease revenue for the years ended December 31, 1997, 1996 and 1995, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 4.4%, 1.5% and less than 1% of lease revenue for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses from 1996 to 1997 was due principally to professional service costs in connection with the Solicitation and Registration Statements described in Note 8 to the accompanying financial statements. The increase in operating expenses from 1995 to 1996 was due primarily to expenses incurred in 1996 in connection with the sale of the Trust's interest in the vessel and aircraft described above. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

   The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. For the year ended December 31, 1997, operating activities generated net cash inflows of $15,138,576, after reductions for equipment sale proceeds of $2,265,436 received in connection with the sale of the vessel and debt proceeds of $3,846,898 which related to the leveraging of certain rail equipment in the Trust's portfolio. These sale and debt proceeds were due from EFG at December 31, 1996 and received by the Trust in January 1997. Operating activities generated net cash inflows of $25,623,583 (adjusted for such sale and debt proceeds) and $17,246,439 for the years ended December 31, 1996 and 1995, respectively. Cash inflows generated from operating activities during 1996 included the receipt of the early termination proceeds, described above. Over time, renewal, re-lease and equipment sale activities will cause the Trust's primary-term lease revenue and corresponding sources of operating cash to decline. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

   The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

   Ultimately, the Trust will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

   Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $38,887,683, $2,396,960 and $10,830,136 to acquire equipment during the years ended December 31, 1997, 1996 and 1995, respectively. All of the equipment acquisitions in 1997 and 1996 and approximately $4,200,000 of the 1995 acquisitions were purchased pursuant to the reinvestment provisions of the Trust Agreement. Such reinvestment in 1997 included the acquisition of an interest in the SAS Aircraft discussed previously. The reinvestment equipment was financed through a combination of leveraging and the sale proceeds available from the aircraft and vessel transactions, discussed above. During 1997, the Trust received $1,075,032 in equipment sale proceeds. In 1996, the Trust realized equipment sale proceeds of $6,675,611, including $4,048,779 of proceeds from the United aircraft and $2,265,436 of proceeds from the vessel transaction and; in 1995, the Trust received sale proceeds of $4,191,845, including $4,091,193 of proceeds from the vessel transaction. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In addition, during August 1997, the Trust and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in certain replacement locomotives (see Results of Operations).

   The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $31,951,256, $13,324,892 and $8,420,201 in 1997, 1996 and 1995, respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders (see Results of Operations). In September 1996, the Trust received $7,583,333 from the refinancing of its interest in a vessel. The Trust repaid the existing debt associated with the vessel of $2,677,627 plus accrued interest thereon. (Subsequently, the indebtedness resulting from this refinancing was retired as a result of the asset being sold to the lessee.) Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The amount of cash used to repay debt in 1996 increased as a result of leveraging obtained in 1996 and 1995 and the refinancing described above. In the near-term, the amount of cash used to repay debt obligations is expected to increase as a result of leveraging obtained in connection with the acquisition of reinvestment equipment. In addition, the Managing Trustee expects to use a portion of the Trust's available cash to retire certain indebtedness. Thereafter, the amount of indebtedness will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has balloon payment obligations of $22,704,268, $2,867,081 and $282,421 at the expiration of the primary lease terms related to the SAS Aircraft, certain rail equipment and the Reno Aircraft, respectively. The lessee of the SAS aircraft has the option to renew the attendant lease agreement for two one-year periods at the expiration of the primary lease term on December 29, 1998. The repayment of the associated indebtedness will be partly dependent on whether the lessee decides to renew such leases or the outcome of alternative remarketing efforts, in the event the lessee chooses not to do so.

   For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1997. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. For income tax purposes, income is allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1997, the Managing Trustee had a negative tax capital account balance of $4,832.

   At December 31, 1997, the Trust had aggregate future minimum lease payments of $24,614,151 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $39,928,173 (see Note 5 to the financial statements and discussion above). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 3,024,740 Class B Interests at $5.00 per interest, thereby generating $15,123,700 in aggregate Class B capital contributions. Class A Beneficiaries purchased 5,520 Class B Interests, generating $27,600 of aggregate capital contributions, and the Special Beneficiary, EFG, purchased 3,019,220 Class B Interests, generating $15,096,100 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $151,237 and professional service costs of $153,842 in connection with this offering.

    Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of a majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

    As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution of approximately $1.47 per Class A Interest, aggregating $2,960,865, to the Class A Beneficiaries on August 15, 1997.

   On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $2,291,567 of the net proceeds realized from the issuance of the Class B Interests to purchase 218,661 of the Class A Interests tendered as a result of the offer. The Tender Documents describe, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. The Trust intends to purchase additional Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also Note 10 to the accompanying financial statements).

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

   It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and has sustained this distribution rate throughout 1997. For the Class B Beneficiaries, the Managing Trustee established and paid, from the Trust, an annualized distribution of $0.66 per Class B Interest commencing July 18, 1997. Future distributions, with respect to Class B Interests, will be subordinate to certain distributions with respect to Class A Interests.

   Cash distributions to the Managing Trustee, the Special Beneficiary, and the Beneficiaries are declared and generally paid within fifteen days following the end of each month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Trust declared total cash distributions of $7,452,423, including the special distribution described above. The Beneficiaries were allocated $7,036,954 ($6,135,517 for Class A Beneficiaries and $901,437 for Class B Beneficiaries); the Special Beneficiary was allocated $370,554; and the Managing Trustee was allocated $44,915.

   The nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Beneficiaries should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

To the Participants of AFG Investment Trust C:

     We have audited the accompanying statements of financial position of AFG Investment Trust C as of December 31, 1997 and 1996, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust C at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 11, 1997

                             AFG Investment Trust C

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                                             1997                               1996
                                                                     -------------------                -------------------
ASSETS

Cash and cash equivalents                                            $         8,843,640                $        10,634,493
Restricted cash                                                                9,566,189                                 --
Rents receivable                                                                 819,736                          2,139,372
Accounts receivable - affiliate                                                  904,426                          6,484,537
Equipment at cost, net of accumulated
     depreciation of $50,635,609 and $43,782,922
     at December 31, 1997 and 1996, respectively                              61,902,787                         35,868,028
Organization costs, net of accumulated
     amortization of $5,000 and $4,083
     at December 31, 1997 and 1996, respectively                                      --                                917
                                                                     -------------------                -------------------
        Total assets                                                 $        82,036,778                $        55,127,347
                                                                     ===================                ===================

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                                        $        39,928,173                $        19,084,751
Accrued interest                                                                 240,434                            188,983
Accrued liabilities                                                               11,550                             23,985
Accrued liabilities - affiliate                                                  118,703                            264,123
Deferred rental income                                                           126,942                            209,535
Cash distributions payable to participants                                       451,804                            302,484
                                                                     -------------------                -------------------

        Total liabilities                                                     40,877,606                         20,073,861
                                                                     -------------------                -------------------
Participants' capital (deficit):
     Managing Trustee                                                           (123,674)                          (103,527)
     Special Beneficiary                                                      (1,000,794)                          (861,348)
     Class A Beneficiary Interests (1,792,353 and
        2,011,014 Interests at December 31, 1997 and 1996,
        respectively; initial purchase price of $25 each)                     30,858,790                         36,018,361
     Class B Beneficiary Interests (3,024,740 Interests;
           initial purchase price of $5 each)                                 13,716,417                                 --
     Treasury Interests, 218,661 Interests at Cost                            (2,291,567)                                --
                                                                     -------------------                -------------------

        Total participants' capital                                           41,159,172                         35,053,486
                                                                     -------------------                -------------------

        Total liabilities and participants' capital                  $        82,036,778                $        55,127,347
                                                                     -------------------                -------------------
                                                                     -------------------                -------------------

                 The accompanying notes are an integral part of
                           these financial statements.

                               AFG Investment Trust C

                              STATEMENT OF OPERATIONS
                for the years ended December 31, 1997, 1996 and 1995

                                                           1997                     1996                      1995
                                                    ------------------       ------------------        ------------------
Income:

     Lease revenue                                  $       16,912,628       $       27,695,097        $       21,605,260

     Interest income                                           988,610                  318,618                   158,939

     Other income                                                   --                  228,700                        --

     Loss on sale/exchange of equipment                       (445,465)              (7,371,871)                 (185,044)
                                                    ------------------       ------------------        ------------------
         Total income                                       17,455,773               20,870,544                21,579,155
                                                    ------------------       ------------------        ------------------
Expenses:

     Depreciation and amortization                          13,217,482               15,219,989                14,488,719

     Write-down of equipment                                        --                2,400,000                   880,717

     Interest expense                                        1,894,703                1,775,651                 2,262,128

     Interest expense - affiliate                                   --                       --                     1,063

     Equipment management fees - affiliate                     725,116                  962,622                   838,282

     Operating expenses - affiliate                            741,259                  426,646                   191,786
                                                    ------------------       ------------------        ------------------

         Total expenses                                     16,578,560               20,784,908                18,662,695
                                                    ------------------       ------------------        ------------------

Net income                                          $          877,213       $           85,636        $        2,916,460
                                                    ------------------       ------------------        ------------------
                                                    ------------------       ------------------        ------------------
Net income (loss)
     per Class A Beneficiary Interest               $             0.49       $             0.04        $             1.32
                                                    ------------------       ------------------        ------------------
                                                    ------------------       ------------------        ------------------

     per Class B Beneficiary Interest               $            (0.12)      $               --        $               --
                                                    ------------------       ------------------        ------------------
                                                    ------------------       ------------------        ------------------
Cash distributions declared
     per Class A Beneficiary Interest               $             3.11       $             1.39        $             2.10
                                                    ------------------       ------------------        ------------------
                                                    ------------------       ------------------        ------------------

     per Class B Beneficiary Interest               $             0.30       $               --        $               --
                                                    ------------------       ------------------        ------------------
                                                    ------------------       ------------------        ------------------

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust C

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1997, 1996 and 1995

                                          Managing         Special         Class A Beneficiaries
                                          Trustee         Beneficiary   ----------------------------
                                           Amount          Amount         Interests        Amount
                                        ------------    ------------    ------------    ------------

Balance at December 31, 1994            $    (56,298)   $   (471,713)      2,011,014    $ 40,304,353

Net income - 1995                             29,165         240,608              --       2,646,687

Cash distributions declared                  (46,536)       (383,921)             --      (4,223,129)
                                        ------------    ------------    ------------    ------------
Balance at December 31, 1995                 (73,669)       (615,026)      2,011,014      38,727,911

Net income - 1996                                856           7,065              --          77,715

Cash distributions declared                  (30,714)       (253,387)             --      (2,787,265)
                                        ------------    ------------    ------------    ------------

Balance at December 31, 1996                (103,527)       (861,348)      2,011,014      36,018,361

Class B capital contribution                      --              --              --              --

Less:  Offering costs                             --              --              --              --

Net income (loss) - 1997                      24,768         231,108              --         975,946

Cash distributions declared                  (44,915)       (370,554)             --      (6,135,517)

Acquisition  of  Treasury  Interests,
at Cost                                           --              --        (218,661)             --
                                        ------------    ------------    ------------    ------------
Balance at December 31, 1997            $   (123,674)   $ (1,000,794)      1,792,353    $ 30,858,790
                                        ------------    ------------    ------------    ------------
                                        ------------    ------------    ------------    ------------

                                         Class B Beneficiaries
                                      ----------------------------     Treasury
                                        Interests       Amount         Interests          Total
                                       ------------   ------------    ------------    ------------

Balance at December 31, 1994                     --   $         --    $         --    $ 39,776,342

Net income - 1995                                --             --              --       2,916,460

Cash distributions declared                      --             --              --      (4,653,586)
                                       ------------   ------------    ------------    ------------
Balance at December 31, 1995                     --             --              --      38,039,216


Net income - 1996                                --             --              --          85,636

Cash distributions declared                      --             --              --      (3,071,366)
                                       ------------   ------------    ------------    ------------

Balance at December 31, 1996                     --             --              --      35,053,486

Class B capital contribution              3,024,740     15,123,700              --      15,123,700

Less:  Offering costs                            --       (151,237)             --        (151,237)

Net income (loss) - 1997                         --       (354,609)             --         877,213

Cash distributions declared                      --       (901,437)             --      (7,452,423)

Acquisition  of  Treasury  Interests,
at Cost                                          --             --      (2,291,567)     (2,291,567)
                                       ------------   ------------    ------------    ------------
Balance at December 31, 1997              3,024,740   $ 13,716,417    $ (2,291,567)   $ 41,159,172
                                       ------------   ------------    ------------    ------------
                                       ------------   ------------    ------------    ------------

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust C

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                                   1997                  1996                  1995
                                                            ----------------      ----------------       ----------------
Cash flows from (used in) operating activities:
Net income                                                  $        877,213      $         85,636       $      2,916,460
Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization                                13,217,482            15,219,989             14,488,719
     Write-down of equipment                                              --             2,400,000                880,717
     Loss on sale/exchange of equipment                              445,465             7,371,871                185,044

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                          1,319,636               809,820             (1,262,125)
         Accounts receivable - affiliate                           5,580,111            (6,383,279)               109,224
     Increase (decrease) in:
         Accrued interest                                             51,451              (165,314)                64,726
         Accrued liabilities                                         (12,435)                3,985                  4,500
         Accrued liabilities - affiliate                            (145,420)              264,123               (129,505)
         Deferred rental income                                      (82,593)              (95,582)               (11,321)
                                                            ----------------      ----------------       ----------------

           Net cash from operating activities                     21,250,910            19,511,249             17,246,439
                                                            ----------------      ----------------       ----------------

Cash flows from (used in) investing activities:
     Purchase of equipment                                       (38,887,683)           (2,396,960)           (10,830,136)
     Proceeds from equipment sales                                 1,075,032             6,675,611              4,191,845
                                                            ----------------      ----------------       ----------------

           Net cash from (used in) investing activities          (37,812,651)            4,278,651             (6,638,291)
                                                            -----------------     ----------------       ----------------
Cash flows from (used in) financing activities:
     Proceeds from Class B capital contributions                  15,123,700                    --                     --
     Payment of offering costs                                      (151,237)                   --                     --
     Purchase of Treasury Interests                               (2,291,567)                   --                     --
     Restricted cash                                              (9,566,189)                   --                     --
     Proceeds from notes payable                                  31,951,256            13,324,892              8,420,201
     Principal payments - notes payable                          (12,991,972)          (23,757,854)           (14,053,436)
     Principal payments - notes payable - affiliate                       --                    --                 21,771
     Distributions paid                                           (7,303,103)           (3,001,561)            (4,888,286)
                                                            ----------------      ----------------       -----------------

         Net cash from (used in) financing activities             14,770,888           (13,434,523)           (10,543,292)
                                                            ----------------      ----------------       -----------------

Net (decrease) increase in cash and cash equivalents              (1,790,853)           10,355,377                 64,856

Cash and cash equivalents at beginning of year                    10,634,493               279,116                214,260
                                                            ----------------      ----------------       ----------------

Cash and cash equivalents at end of year                    $      8,843,640      $     10,634,493       $        279,116
                                                            ----------------      ----------------       ----------------
                                                            ----------------      ----------------       ----------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                 $      1,843,252      $      1,940,965       $      2,206,320
                                                            ----------------      ----------------       ----------------
                                                            ----------------      ----------------       ----------------

Supplemental schedule of non-cash investing and financing activities:
     During 1995, the Trust sold equipment to a lessee which assumed related debt and interest of $308,476 and $1,988, respectively.
     Also, see Note 3 to the financial statements.

                 The accompanying notes are an integral part of
                           these financial statements.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND TRUST MATTERS

      AFG Investment Trust C (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act (the "Act") on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG or the "Advisor". The Trust issued an aggregate of 2,011,014 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($50,275,350 in total) to 2,477 investors through 9 serial closings commencing December 15, 1992 and ending September 2, 1993. On July 18, 1997, the Trust issued 3,024,740 Class B Interests at $5.00 each ($15,123,700 in total), of which (i) 3,019,220 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 5,520 interests are held by 10 other Class A investors. The Trust repurchased 218,661 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. Accordingly, there are 1,792,353 Class A Interests currently outstanding.

      The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust while the Special Beneficiary acts as Advisor to the Trust in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly-owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust (the "Trust Agreement").

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

      Under the terms of a Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services (see Note 4).

      EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Manager or Advisor to the Trust and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by AFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

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

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                December 31, 1997

acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS AND RESTRICTED CASH

   The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1997, the Trust had $18,304,498 invested in federal agency discount notes and reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $9,566,189 which represents the net proceeds realized from the offering of the Class B Interests less the portion thereof used to pay the Special Distribution (see Note 8) and to redeem Class A Interests (see Note 9). These funds are reserved for future purchases of Class A Interests pursuant to the Trust Agreement and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997.

REVENUE RECOGNITION

     Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $24,614,151 are due as follows:

     For the year ending December 31, 1998    $  12,069,859
                                      1999        4,063,938
                                      2000        2,848,841
                                      2001        2,145,367
                                      2002        1,978,315
                                Thereafter        1,507,831
                                              -------------
                                     Total    $  24,614,151
                                              -------------
                                              -------------

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:


                             1997              1996              1995
                         ------------      ------------      ------------
Stena Bulk AB            $         --      $  9,742,697      $  2,651,992


      During August 1997, the Partnership and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in replacement locomotives. In aggregate, the Partnership will receive lease revenues of approximately $3,816,000 over the life of the replacement lease (see
Note 3).

      Also during August 1997, the Trust acquired a 50.6% proportionate ownership interest in a Boeing 767-300ER aircraft leased by Scandinavian Airlines System (the "SAS Aircraft") (see Note 3). The Trust will receive approximately $3,788,000 of rental revenue during the year ending December 31, 1998. Scandinavian Airlines

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

System has two one year renewal options in place which would commence following the expiration of the primary lease term on December 29, 1998. If the options are exercised, the renewal rental payments would be the lesser of 90% of the primary lease term rents or the then current fair market value rents for the aircraft.

      During September 1997, the Trust acquired certain manufacturing equipment leased by Hyundai Electronics America, Inc. (see Note 3). The Trust will receive approximately $1,147,000 during each of the five years in the period ending December 31, 2002 and approximately $765,000 during the year ending December 31, 2003.

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

DEPRECIATION AND AMORTIZATION

      The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. Such adjustments are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

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

ACCRUED LIABILITIES - AFFILIATE

     Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 4).

ALLOCATION OF NET INCOME OR LOSS

      Prior to adoption of the current Trust Agreement on July 15, 1997 (see
Note 8), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries). Subsequent to adoption of the current Trust Agreement, net income is allocated first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee.

      The allocation of net income or loss pursuant to the Trust Agreement is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1997 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $411,592, $3,395,632, $21,015,323, and $16,336,625, respectively. See Note 6 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST

     Net income and cash distributions per Class A Interest in 1997 are based on 2,011,014 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 1,792,353 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Beneficiary Interest are based on 2,011,014 Class A Interests outstanding during each of the years ended December 31, 1996 and 1995. Net income and cash distributions per Class B Beneficiary Interest are based on 3,024,740 Class B Interests outstanding during the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

PROVISION FOR INCOME TAXES

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

     No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.


NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Trust at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                            Remaining
                                           Lease Term            Equipment
            Equipment Type                   (Months)             at Cost                            Location
-------------------------------------     --------------     -----------------       ---------------------------------------
Aircraft                                            0-60     $      47,400,169       IL/NV/WA/Foreign
Computers and peripherals                           0-24            11,219,698       AL/CA/CO/FL/GA/IL/IN/KS/LA/MA
                                                                                     MI/MN/MO/NJ/NC/NM/NY/OH/PA
                                                                                     SC/TN/TX/UT/VA/WI/WV
Retail store fixtures                               0-21            11,112,212       AZ/CO/FL/GA/LA/NM/TX
Manufacturing                                      12-68            10,328,381       CA/MI
Locomotives                                        30-75             9,179,509       IL/NB
Materials handling                                  0-62             7,586,711       AR/AZ/CA/CO/FL/GA/IL/IN/IA/KS/KY
                                                                                     MA/MI/MS/NJ/NY/OH/OK/OR
                                                                                     PA/SC/TX/VA/WI/WV/Foreign
Construction and mining                             0-36             7,557,664       FL/IL/IN/MI/NV/SC/VA
Commercial printing                                    0             3,542,761       GA
Communications                                       0-5             2,004,394       FL/LA/OH
Research and test                                   0-10             1,667,223       CA/FL/IL/MI/MO/NC/NJ/NY/OH/PA TN/TX/UT
Tractors and heavy duty trucks                       0-3               285,299       IL/MD/MI/OH/TX
Furniture and fixtures                              8-10               239,785       NY/PA
Trailers/intermodal containers                         4               229,361       FL
Photocopying                                         0-6               118,652       CT
Energy systems                                         0                63,900       CA
Medical                                                8                 2,206       WI
Miscellaneous                                          9                   471       NY
                                                             -----------------

                                    Total equipment cost           112,538,396

                                Accumulated depreciation           (50,635,609)
                                                             -----------------

              Equipment, net of accumulated depreciation     $      61,902,787
                                                             -----------------
                                                             -----------------

      During August 1997, the Trust and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in certain replacement locomotives. The Trust's original locomotives had a cost and net book value of $4,819,218 and $3,151,503, respectively, and had associated indebtedness of $1,235,989 at the time of the exchange. The replacement locomotives were recorded at their estimated fair value of $4,574,485 and the Trust assumed associated debt of $3,120,127. The exchange resulted in the recognition of a net loss, for financial statement purposes, of $461,153.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

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

     In February 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc., ("United"). The Trust recognized a net loss of $1,313,122 in connection with this transaction, of which $880,717 was recognized as Write-Down of Equipment in 1995. The remainder of $432,405 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $4,048,779 from United for the aircraft.

     In March 1996, the Trust acquired an 8.86% ownership interest in an aircraft leased to Reno Air, Inc. (the "Reno Aircraft"), pursuant to the reinvestment provisions of the Trust Agreement, at a cost of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained leveraging of $997,888 from a third-party lender and utilized cash of $241,853 from the sale of the United Aircraft. Additional cash proceeds of $1,157,219 were utilized during the year ended December 31, 1996 to acquire certain construction and mining and other equipment. In August 1997, the Trust acquired a 50.6% ownership interest in the SAS Aircraft, pursuant to the reinvestment provisions of the Trust Agreement, at a cost of $30,895,171. To acquire the interest in the SAS Aircraft, the Trust obtained leveraging of $25,654,667 from a third-party lender and utilized cash of $5,240,504. Certain additional equipment, having a cost of $7,992,512 was acquired pursuant to the reinvestment provisions of the Trust Agreement in 1997 using cash of $1,695,923 and leveraging of $6,296,589.

     In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Trust's equipment portfolio included equipment having a proportionate original cost of $59,469,631, representing approximately 53% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $60,900,000 and a net book value of approximately $52,200,000 at December 31, 1997 (see Note 5).

     Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

      As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1997, the Trust held equipment for sale or re-lease with a cost and net book value of approximately $739,000 and $51,000, respectively. The Managing Trustee is actively seeking the sale of re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

   The Trust recorded a write-down of the carrying value of its interest in an aircraft, representing an impairment, during the year ended December 31, 1996. The resulting charge, $2,400,000 ($1.08 per Beneficiary Interest) in 1996 was based on a comparison of the estimated net realizable value and corresponding carrying value for the Trust's interest in the aircraft.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

NOTE 4 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                      1997              1996              1995
                                  ------------      ------------      ------------

Equipment acquisition fees        $  1,121,157      $     69,712      $    242,898
Equipment management fees              725,116           962,622           838,282
Offering costs                         151,237                --                --
Administrative charges                  84,834            57,379            21,000
Reimbursable operating expenses
   due to third parties                656,425           369,267           170,786
Interest   on  notes   payable
   - affiliate                              --                --             1,063
                                  ------------      ------------      ------------

                    Total         $  2,738,769      $  1,458,980      $  1,274,029
                                  ============      ============      ============

     As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Equipment Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement (see Note 10 concerning proposed changes to the fees paid to EFG and its affiliates). Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

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

     All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1997, the Trust was owed $904,426 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1998.

     Old North Capital Limited Partnership ("ONC"), a Massachusetts Limited Partnership formed in 1995 and owned and controlled by certain principals of EFG, owns 9,210 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. EFG owns a 49% limited partnership interest in ONC, which it acquired in December 1996.

     Refer to Note 8 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

NOTE 5 - NOTES PAYABLE

     Notes payable at December 31, 1997 consisted of installment notes of $39,928,173 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.1% and 14.46%, except for one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $22,704,268, $2,867,081 and $282,421 at the expiration of the primary lease terms related to the SAS Aircraft, certain rail equipment and the Reno Aircraft, respectively. The carrying amount of notes payable approximates fair value at December 31, 1997.

     The annual maturities of the notes payable are as follows:

        For the year ending December 31,  1998           $   27,553,263
                                          1999                2,166,698
                                          2000                5,016,436
                                          2001                1,762,882
                                          2002                1,988,260
                                    Thereafter                1,440,634
                                                         --------------
                                         Total           $   39,928,173
                                                         --------------
                                                         --------------

     The weighted average interest rate on short-term borrowings from EFG for the purchase of equipment was 10.9% during the year ended December 31, 1995.

NOTE 6 - INCOME TAXES

     The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

     For financial statement purposes, the Trust allocates net income first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1997, the Managing Trustee had a negative tax capital account balance of $4,832.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                           1997                     1996                      1995
                                                    ------------------       ------------------        ------------------

Net income                                          $          877,213       $           85,636        $        2,916,460
     Financial statement depreciation

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

       in excess of (less than) tax depreciation            (1,722,944)               2,880,589                (1,663,092)
     Write-down of equipment                                        --                2,400,000                   880,717
     Tax gain (loss) in excess of
       book gain (loss)                                      1,015,849                  (54,917)                1,001,438
     Deferred rental income                                    (82,593)                 (95,582)                  (11,321)
     Other                                                     (37,114)                  37,114                        --
                                                    ------------------       ------------------        ------------------

Net income for federal income tax
     reporting purposes                             $           50,411       $        5,252,840        $        3,124,202
                                                    ------------------       ------------------        ------------------
                                                    ------------------       ------------------        ------------------

     The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                              1997                           1996
                                                                       ------------------             ------------------

Participants' capital                                                  $       41,159,172             $       35,053,486

     Add back selling commissions and organization
     and offering costs                                                         4,922,397                      4,771,160

     Financial statement distributions in excess of
     tax distributions                                                                 --                         27,980

     Cumulative difference between federal income tax
     and financial statement income (loss)                                     (8,654,404)                    (7,827,602)
                                                                       ------------------             ------------------

Participants' capital for federal income tax reporting purposes        $       37,427,165             $       32,025,024
                                                                       ------------------             ------------------
                                                                       ------------------             ------------------

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the beneficiaries (or partners, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. (See Note 10) To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the beneficiaries (or partners) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree on a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the beneficiaries (or partners) of the Nominal Defendants, including the Trust, will result in a settlement finally being effected or in the Trust being included in any such settlement. The Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The Managing Trustee and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

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

NOTE 8 - ISSUANCE OF CLASS B INTERESTS

   On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement") which would (i) amend the provisions of the Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

of such a security would be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Beneficiaries. A majority of the Class A Interests, representing 1,215,771 Interests or 60.5% of all Class A Interests, voted in favor of the Amendment; 174,315 Interests or 8.7% of all Class A Interests voted against the Amendment; and 49,787 Interests or 2.5% of all Class A Interests abstained. Approximately 72% of all Class A Interests participated in the vote. Accordingly, the Trust Agreement was amended.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 3,024,740 Class B Interests at $5.00 per interest, thereby generating $15,123,700 in aggregate Class B capital contributions. Class A Beneficiaries purchased 5,520 Class B Interests, generating $27,600 of aggregate capital contributions, and the Special Beneficiary, EFG, purchased 3,019,220 Class B Interests, generating $15,096,100 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $151,237 and professional service costs of $153,842 in connection with this offering.

    Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

    As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $2,960,865 to the Class A Beneficiaries on August 15, 1997.

NOTE 9 - REDEMPTION OF CLASS A INTERESTS

   On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $2,291,567 of the net proceeds realized from the offering of the Class B Interests to purchase 218,661 of the Class A Beneficiary Interests tendered as a result of the offer. The Tender Documents describe, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. The Trust intends to purchase additional outstanding Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also Note 10 to the accompanying financial statements).

NOTE 10 - SUBSEQUENT EVENT

      On March 11, 1998, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)

proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement is subject to regulatory review and comment and thereafter is expected to be distributed to all of the Beneficiaries of the Trust.

      Subject to attaining a settlement in the Class Action Lawsuit described in
Note 8 herein, the Amendment, if approved, would modify the Trust Agreement in the following principal respects: (i) the Trust would pay a Special Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or assigns, totaling $1,513,639 (or approximately $0.75 per Class A Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, (see Note 8) the parent company of the Managing Trustee and an affiliate of EFG; (ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $3,405,688 and treat such amount as a long-term equity investment in the Trust; (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation; (iv) the Trust's reinvestment period, which originally expired on September 2, 1997, will be reinstated until December 31, 2002; and (v) acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date will be reduced from a maximum of 3% to 1% and management fees earned in connection with such assets will be reduced from a maximum of 5% to 2%.

The proposed Amendment also provides for other modifications to the Trust Agreement which are not contingent upon reaching a settlement in the Class Action Lawsuit, principally as follows: (i) the Trust's stated investment policies and objectives will be broadened to permit the Trust to invest in assets other than leased equipment, and (ii) the Trust's financing provisions will be modified to eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures, thereby enabling the Trust to secure financing at interest rates that, generally, would be lower than under current borrowing arrangements.

The Solicitation Statement contains additional information concerning the proposed Amendment and associated risk factors. The Amendment will be adopted or rejected based upon the majority of the Class A Interests actually voted (including 9,210 Class A Interests owned by an affiliate of EFG, see Note 4). Accordingly, the Amendment will be adopted no matter how few Class A Interests are actually voted, provided a majority of those Interests are voted in favor of the Amendment. Although Equis II Corporation has voting control of the Trust, it will vote its Class B Interests in the same proportion in which the majority of the Class A Interests are voted.

                             AFG Investment Trust C

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------

Rents earned prior to disposal of
     equipment, net of interest charges          $        5,772,819         $       18,461,013        $        2,892,121

Sale proceeds, including assumption
     of debt, realized upon disposition/
     exchange of equipment                                2,959,170                  6,675,611                 4,502,309
                                                 ------------------         ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                          8,731,989                 25,136,624                 7,394,430

Original acquisition cost of equipment
     disposed                                             5,755,478                 21,097,744                 6,312,760
                                                 ------------------         ------------------        ------------------

Excess of total cash generated to cost
     of equipment disposed                       $        2,976,511         $        4,038,880        $        1,081,670
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                             AFG Investment Trust C

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                                                Sales and
                                                     Operations                Refinancings                  Total
                                                 ------------------         ------------------        ------------------

Net income (loss)                                $        1,322,678         $         (445,465)       $          877,213

Add:
     Depreciation and amortization                       13,217,482                         --                13,217,482
     Management fees                                        725,116                         --                   725,116
     Book value of disposed equipment                            --                  3,404,635                 3,404,635

Less:
     Principal reduction of notes payable               (12,991,972)                        --               (12,991,972)
                                                 ------------------         ------------------        ------------------

     Cash from operations, sales
     and refinancings                                     2,273,304                  2,959,170                 5,232,474

Less:
     Management fees                                       (725,116)                        --                  (725,116)
                                                 ------------------         ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                               1,548,188                  2,959,170                 4,507,358

Other sources and uses of cash:
     Cash at beginning of year                                   --                 10,634,493                10,634,493
     Assumption of debt                                          --                 (1,884,138)               (1,884,138)
     Proceeds from notes payable                                 --                 31,951,256                31,951,256
     Proceeds from capital contributions                 15,123,700                         --                15,123,700
     Payment of offering costs                             (151,237)                        --                  (151,237)
     Purchase of Treasury Interests                      (2,291,567)                        --                (2,291,567)
     Restricted cash                                     (9,566,189)                        --                (9,566,189)
     Purchase of equipment                                       --                (38,887,683)              (38,887,683)
     Net change in receivables and
     accruals                                             6,710,750                         --                 6,710,750

Less:
     Cash distributions paid                             (7,303,103)                        --                (7,303,103)
                                                 ------------------         ------------------        ------------------

Cash at end of year                              $        4,070,542         $        4,773,098        $        8,843,640
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust C

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1997

        For the year ended December 31, 1997, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

         Operating expenses                     $      722,195

         Offering costs                         $      151,237