Form 10-K, Exhibit 13
period 1999-12-31
AFG INVESTMENT TRUST C
filed 2000-03-30
CIK 879496

                                                                    EXHIBIT 13
                              AFG INVESTMENT TRUST


                             AFG Investment Trust C


              Annual Report to the Participants, December 31, 1999

                             AFG Investment Trust C

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                      Page
                                                                      ----

SELECTED FINANCIAL DATA                                                   2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                     3-7


FINANCIAL STATEMENTS:

Report of Independent Auditors                                            8

Statement of Financial Position
at December 31, 1999 and 1998                                             9

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                     10

Statement of Changes in Participants' Capital
for the years ended December 31, 1999, 1998 and 1997                     11

Statement of Cash Flows
for the years ended December 31, 1999, 1998 and 1997                     12

Notes to the Financial Statements                                     13-23



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                  24

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                  25

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                         26

Schedule of Reimbursable Operating Expenses due to
Third Parties                                                            27

Schedule of Equipment                                                 28-29

                             SELECTED FINANCIAL DATA


     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1999:

         Summary of
         Operations              1999          1998          1997            1996          1995
---------------------------   -----------   -----------   -----------     -----------   -----------

Lease revenue                 $10,286,635   $15,201,411   $ 16,912,628    $27,695,097   $21,605,260

Net income                    $ 5,802,601   $ 4,999,220   $    877,213    $    85,636   $ 2,916,460

Per Beneficiary Interest:
     Net income (loss)
        Class A Interests     $      1.13   $      1.17   $       0.49    $      0.04   $      1.32
        Class B Interests     $      0.75   $      0.39   $      (0.12)   $        --   $        --

     Cash distributions
        Class A Interests     $      4.56   $      1.64   $       3.11    $      1.39   $      2.10
        Class B Interests     $      3.66   $      2.10   $       0.30    $        --   $        --


     Financial Position
-------------------------

Total assets                  $71,090,942   $72,908,929   $ 82,036,778    $55,127,347   $68,469,022

Total long-term obligations   $32,573,152   $35,072,883   $ 39,928,173    $19,084,751   $29,517,713

Participants' capital         $21,158,711   $36,360,494   $ 41,159,172    $35,053,486   $38,039,216

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1999 compared to the year
          ended December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997


     AFG Investment Trust C (the "Trust") commenced operations in 1992 and is scheduled to be dissolved by December 31, 2004. The Trust was a Nominal Defendant in a Class Action Lawsuit that was settled, with respect to the Trust and certain affiliates, in 1999. See Note 9 to the accompanying financial statements.

     Certain statements in this annual report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment investments, and future economic conditions.

Year 2000 Issue

     The Trust uses information systems provided by EFG and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Trust's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Trust is not determinable.

Results of Operations

     For the year ended December 31, 1999, the Trust recognized lease revenue of $10,286,635 compared to $15,201,411 and $16,912,628 for the years ended December 31, 1998 and 1997, respectively. The decrease in lease revenue from 1997 to 1999 is due to lease term expirations and the sale of equipment. The decrease from 1997 to 1998 was partially offset by the acquisition of additional equipment in 1997 pursuant to the reinvestment provisions of the Trust Agreement. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time.

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

     Interest income for the year ended December 31, 1999 was $1,217,855 compared to $1,096,363 and $988,610 for the years ended December 31, 1998 and 1997, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income also includes interest earned on proceeds from the issuance of the Trust's Class B Interests in 1997. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $15,200,000 in January 2000, that will result in a reduction of cash available for investment in the future.

     The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

     During the year ended December 31, 1999, the Trust sold equipment having a net book value of $5,163,109 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $3,687,692 compared to a net gain of $2,855,732 in 1998 on equipment having a net book value of $2,355,043.

     During the year ended December 31, 1997, the Trust sold equipment having a net book value of $1,059,341, to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $15,691. In addition, during August 1997, the Trust and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in certain replacement locomotives. The Trust's original locomotives had a cost and net book value of $4,819,218 and $3,151,503, respectively, and had associated indebtedness of $1,235,989 at the time of the exchange. The replacement locomotives were recorded at their estimated fair value of $4,574,485 and the Trust assumed associated debt of $3,120,127. The exchange resulted in the recognition of a net loss, for financial statement purposes, of $461,156.

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

     Depreciation and amortization expense was $5,815,665, $9,603,049 and $13,217,482 for the years ended December 31, 1999, 1998 and 1997, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $2,478,750 or 24.1% of lease revenue in 1999, $3,098,019 or 20.4% of lease revenue in 1998 and $1,894,703 or 11.2% of lease revenue in 1997. Interest expense increased from 1997 to 1998 due to additional leveraging obtained to finance the acquisition of reinvestment equipment during 1997. Management fees were $513,019, $659,939 and $725,116 during the years ended December 31, 1999, 1998 and 1997, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases. Management fees also include a 1% management fee on non-equipment investments, excluding cash.

     Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses were $843,263, $793,279 and $741,259 for the years ended December 31, 1999, 1998 and
1997, respectively. Operating expenses were higher in 1999 principally as a result of legal fees incurred of approximately $198,000 related to the Trust's investments in Kettle Valley and EFG/Kirkwood. Operating expenses in 1998 include approximately $280,000 of legal fees incurred or accrued in 1998 related to the Class Action Lawsuit described in Note 9 to the financial statements. Additionally, operating expenses increased from 1997 to 1998 due to professional service costs incurred in connection a solicitation statement filed in 1998. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

     The Trust by its nature is a limited life entity. As an equipment leasing program, the Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $6,918,949 and $13,029,542 for the years ended December 31, 1999 and 1998, respectively. For the year ended December 31, 1997, operating activities generated net cash inflows of $15,138,576, adjusted to reflect (i) equipment sale proceeds of $2,265,436 received in connection with the sale of a vessel and (ii) debt proceeds of $3,846,898 from leveraging certain rail equipment, both of which amounts were due from EFG at December 31, 1996 and reflected as cash inflows on the accompanying 1997 Statement of Cash Flows. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, also will decline as the Trust experiences a higher frequency of remarketing events.

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

     Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1997, The Trust expended $38,887,683 to acquire equipment pursuant to the reinvestment provisions of the Trust Agreement. Such reinvestment included the acquisition of an interest in an aircraft leased to Scandinavian Airlines System ("SAS Aircraft"). The reinvestment equipment was financed through a combination of leveraging and sale proceeds available from the sale of the Trust's interest in a Boeing 747-SP that was sold in 1996. During 1999, the Trust expended $3,139,648 to acquire its investment in Kettle Valley. In connection with the investment, the Trust was paid $1,524,803 for a residual interest in the SAS Aircraft (see Note 4). Also during 1999, the Trust expended $2,706,800 to acquire its investment in EFG/Kirkwood (see Note 5) and $412,529 to purchase marketable securities. During 1999, 1998 and 1997, the Trust realized net cash proceeds from asset disposals of $8,850,801, $5,210,775 and $1,075,032, respectively. Sale proceeds in 1999 include $4,997,297 related to the Trust's 42.83% interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. which was sold in January 1999. Future inflows of cash from asset disposal transactions will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. In addition, during August 1997, the Trust and another EFG-sponsored investment program exchanged certain locomotives for a proportionate interest in certain replacement locomotives (see Results of Operations).

     The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. During 1999, the Trust leveraged $1,332,481 of its investment in Kettle Valley that will be amortized over 34 months (see Note 4). Cash inflows of $31,951,256 in 1997 resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. Generally, each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In the near-term, the amount of cash used to repay debt obligations may increase due to the financing of other newly acquired assets. Thereafter, the amount of cash used to repay debt obligations will decline. In addition, the Trust has balloon payment obligations of $20,469,318, $2,717,790 and $282,421 at the expiration of the lease terms related to the SAS Aircraft, certain rail equipment and an aircraft leased to Reno Air, Inc., respectively.

     In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable debt and equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $20,167.

     At December 31, 1999, the Trust was due aggregate future minimum lease payments of $12,563,639 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $32,573,152 (see Note 7 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable.

     On July 18, 1997, the Trust issued 3,024,740 Class B Interests at $5.00 per interest, thereby generating $15,123,700 in aggregate Class B capital contributions. Class A Beneficiaries purchased 5,520 Class B Interests, generating $27,600 of such aggregate capital contributions, and the then Special Beneficiary, EFG, purchased 3,019,220 Class B Interests, generating $15,096,100 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $151,237 and professional service costs of $153,842 in connection with this offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Control of the Managing Trustee did not change as a result of the foregoing transactions, as Equis II Corporation was controlled by EFG's President and Chief Executive Officer, Gary D. Engle. During the fourth quarter of 1999, an affiliate of EFG, Semele Group Inc. acquired the Special Beneficiary Interests from EFG and an economic interest in Equis II Corporation. Gary D. Engle is President and CEO of Semele Group Inc. Mr. Engle continues to have voting control with respect to the Class B Interests owned by Equis II Corporation.

     As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $2,960,865, to the Class A Beneficiaries on August 15, 1997.

     On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $2,291,567 of the net proceeds realized from the issuance of the Class B Interests to purchase 218,661 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 5,200 additional Class A Interests at a cost of $46,800. On July 6, 1998, the Trust used $4,646,862 of the Class B offering proceeds to pay a capital distribution to the Class B Beneficiaries. In July 1999, the Trust distributed $1,513,639, including legal fees of $81,360 paid to Plaintiffs' counsel, as a special cash distribution in connection with the settlement of the Class Action Lawsuit described in Note 9 to the financial statements ($0.80 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,405,688 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes.

     During the past year, the Managing Trustee has evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions have involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intends to continue to evaluate additional new investments, it anticipates that the Trust will be able to fund these new investments with cash on hand or other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, the Trust declared a special cash distribution totaling $15,200,000 which was paid on January 19, 2000.

     After the special distribution on January 19, 2000, the Trust will adopt a new distribution policy and suspend the payment of regular monthly cash distributions. Looking forward, the Managing Trustee presently does not expect to reinstate cash distributions until expiration of the Trust's reinvestment period in December 2002; however, the Managing Trustee periodically will review and consider other one-time distributions. In addition to maintaining sale proceeds for reinvestment, the Managing Trustee expects that the Trust will retain cash from operations to pay down debt and for the continued maintenance of the Trust's assets. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term and will have the added benefit of reducing the Trust's distribution expenses.

     Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries have been declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1999, the Trust declared total cash distributions of $21,024,551, including the special distributions described above. Of the total distributions, the Beneficiaries were allocated $19,212,266 ($8,153,693 to Class A Beneficiaries and $11,058,573 to Class B Beneficiaries); the Special Beneficiary was allocated $1,616,362, and the Managing Trustee was allocated $195,923.

     Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment investments. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's asset portfolio.

     In the future, the nature of the Trust's operations and principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures and change as a result of potential new investments not consisting of equipment acquisitions. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities, the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

     In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1999, the Managing Trustee had a negative tax capital account balance of $61,593. No such requirement exists with respect to the Special Beneficiary.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust C:

     We have audited the accompanying statements of financial position of AFG Investment Trust C as of December 31, 1999 and 1998, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust C at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

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


                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 30, 2000

                             AFG Investment Trust C

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998


                                                               1999            1998
                                                            ------------    ------------
ASSETS

Cash and cash equivalents                                   $ 22,923,967    $ 17,025,123
Restricted cash                                                       --       4,919,327
Marketable securities                                            434,176              --
Rents receivable                                                 214,690         341,111
Accounts receivable - affiliate                                  940,527         678,673
Interest receivable                                               14,722              --
Loan receivable - Kettle Valley                                   77,059              --
Investment in Kettle Valley                                    4,472,129              --
Investment in EFG/Kirkwood                                     2,706,800              --
Other assets                                                     340,951              --
Equipment at cost, net of accumulated depreciation
   of $22,674,903 and $42,241,976 at December 31, 1999
   1998, respectively                                         38,965,921      49,944,695
                                                            ------------    ------------

          Total assets                                      $ 71,090,942    $ 72,908,929
                                                            ============    ============

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                               $ 32,573,152    $ 35,072,883
Accrued interest                                                 171,784         229,115
Accrued liabilities                                               96,804         311,500
Accrued liabilities - affiliate                                   48,503          54,202
Deferred rental income                                           317,185         481,439
Other liabilities                                              1,524,803              --
Cash distributions payable to participants                    15,200,000         399,296
                                                            ------------    ------------

          Total liabilities                                   49,932,231      36,548,435
                                                            ------------    ------------
Participants' capital (deficit):
   Managing Trustee                                              (20,275)         12,631
   Special Beneficiary                                          (167,270)        104,209
   Class A Beneficiary Interests (1,787,153 Interests;
     initial purchase price of $25 each)                      23,898,406      30,022,170
   Class B Beneficiary Interests (3,024,740 Interests;
     initial purchase price of $5 each)                         (213,783)      8,559,851
   Treasury Interests (223,861 Class A Interests at Cost)     (2,338,367)     (2,338,367)
                                                            ------------    ------------

          Total participants' capital                         21,158,711      36,360,494
                                                            ------------    ------------

          Total liabilities and participants' capital       $ 71,090,942    $ 72,908,929
                                                            ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust C

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997


                                                 1999         1998           1997
                                              -----------   -----------   ------------

Income:

     Lease revenue                            $10,286,635   $15,201,411   $ 16,912,628

     Interest income                            1,217,855     1,096,363        988,610

     Other income                                 261,116            --             --

     Gain (loss) on sale/exchange
       of equipment                             3,687,692     2,855,732       (445,465)
                                              -----------   -----------   ------------

         Total income                          15,453,298    19,153,506     17,455,773
                                              -----------   -----------   ------------

Expenses:

     Depreciation and amortization              5,815,665     9,603,049     13,217,482

     Interest expense                           2,478,750     3,098,019      1,894,703

     Equipment management fees - affiliates       513,019       659,939        725,116

     Operating expenses - affiliate               843,263       793,279        741,259
                                              -----------   -----------   ------------

         Total expenses                         9,650,697    14,154,286     16,578,560
                                              -----------   -----------   ------------

Net income                                    $ 5,802,601   $ 4,999,220   $    877,213
                                              ===========   ===========   ============

Net income (loss)
     per Class A Beneficiary Interest         $      1.13   $      1.17   $       0.49
                                              ===========   ===========   ============

     per Class B Beneficiary Interest         $      0.75   $      0.39   $      (0.12)
                                              ===========   ===========   ============
Cash distributions declared
     per Class A Beneficiary Interest         $      4.56   $      1.64   $       3.11
                                              ===========   ===========   ============

     per Class B Beneficiary Interest         $      3.66   $      2.10   $       0.30
                                              ===========   ===========   ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust C

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                             Managing      Special          Class A Beneficiaries
                                             Trustee      Beneficiary    --------------------------
                                              Amount        Amount        Interests       Amount
                                             ---------    -----------    ----------    ------------

Balance at December 31, 1996                 $(103,527)   $  (861,348)    2,011,014    $ 36,018,361

Class B capital contribution                        --             --            --              --

Less:  Offering costs                               --             --            --              --

Net income (loss) - 1997                        24,768        231,108            --         975,946

Cash distributions declared                    (44,915)      (370,554)           --      (6,135,517)

Acquisition of treasury interests, at cost          --             --      (218,661)             --
                                             ---------    -----------    ----------    ------------

Balance at December 31, 1997                  (123,674)    (1,000,794)    1,792,353      30,858,790

Net income - 1998                              187,347      1,526,103            --       2,092,865

Cash distributions declared                    (51,042)      (421,100)           --      (2,929,485)

Acquisition of treasury interests, at cost          --             --        (5,200)             --
                                             ---------    -----------    ----------    ------------

Balance at December 31, 1998                    12,631        104,209     1,787,153      30,022,170

Net income - 1999                              162,815      1,343,220            --       2,015,010

Unrealized gain on marketable
     securities                                    202          1,663            --          14,919
                                             ---------    -----------    ----------    ------------

Comprehensive income                           163,017      1,344,883            --       2,029,929
                                             ---------    -----------    ----------    ------------

Cash distributions declared                   (195,923)    (1,616,362)           --      (8,153,693)
                                             ---------    -----------    ----------    ------------

Balance at December 31, 1999                 $ (20,275)   $  (167,270)    1,787,153    $ 23,898,406
                                             =========    ===========    ==========    ============

                                              Class B Beneficiaries
                                             ------------------------     Treasury
                                             Interests      Amount        Interests        Total
                                             ---------   ------------    -----------    ------------

Balance at December 31, 1996                        --   $         --             --    $ 35,053,486

Class B capital contribution                 3,024,740     15,123,700             --      15,123,700

Less:  Offering costs                               --       (151,237)            --        (151,237)

Net income (loss) - 1997                            --       (354,609)            --         877,213

Cash distributions declared                         --       (901,437)            --      (7,452,423)

Acquisition of treasury interests, at cost          --             --     (2,291,567)     (2,291,567)
                                             ---------   ------------    -----------    ------------

Balance at December 31, 1997                 3,024,740     13,716,417     (2,291,567)     41,159,172

Net income - 1998                                   --      1,192,905             --       4,999,220

Cash distributions declared                         --     (6,349,471)            --      (9,751,098)

Acquisition of treasury interests, at cost          --             --        (46,800)        (46,800)
                                             ---------   ------------    -----------    ------------

Balance at December 31, 1998                 3,024,740      8,559,851     (2,338,367)     36,360,494

Net income - 1999                                   --      2,281,556             --       5,802,601

Unrealized gain on marketable
     securities                                     --          3,383             --          20,167
                                             ---------   ------------    -----------    ------------

Comprehensive income                                --      2,284,939             --       5,822,768
                                             ---------   ------------    -----------    ------------

Cash distributions declared                         --    (11,058,573)            --     (21,024,551)
                                             ---------   ------------    -----------    ------------

Balance at December 31, 1999                 3,024,740   $   (213,783)   $(2,338,367)   $ 21,158,711
                                             =========   ============    ===========    ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust C

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                            1999            1998           1997
                                                        ------------    ------------    ------------

Cash flows from (used in) operating activities:
Net income                                              $  5,802,601    $  4,999,220    $    877,213
Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization                         5,815,665       9,603,049      13,217,482
     Accretion of bond discount                               (1,480)             --              --
    (Gain) loss on sale/exchange of equipment             (3,687,692)     (2,855,732)        445,465

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                    126,421         478,625       1,319,636
         Accounts receivable - affiliate                    (261,854)        225,753       5,580,111
         Interest receivable                                 (14,722)             --              --
         Loan receivable - Kettle Valley                     (77,059)             --              --
         Other assets                                       (340,951)             --              --
     Increase (decrease) in:
         Accrued interest                                    (57,331)        (11,319)         51,451
         Accrued liabilities                                (214,696)        299,950         (12,435)
         Accrued liabilities - affiliate                      (5,699)        (64,501)       (145,420)
         Deferred rental income                             (164,254)        354,497         (82,593)
                                                        ------------    ------------    ------------

        Net cash from operating activities                 6,918,949      13,029,542      21,250,910
                                                        ------------    ------------    ------------

Cash flows from (used in) investing activities:
     Investment in Kettle Valley                          (3,139,648)             --              --
     Investment in EFG/Kirkwood                           (2,706,800)             --              --
     Purchase of marketable securities                      (412,529)             --              --
     Other liabilities                                     1,524,803              --              --
     Purchase of equipment                                        --              --     (38,887,683)
     Proceeds from equipment sales                         8,850,801       5,210,775       1,075,032
                                                        ------------    ------------    ------------

         Net cash from (used in) investing activities      4,116,627       5,210,775     (37,812,651)
                                                        ------------    ------------    ------------

Cash flows from (used in) financing activities:
     Proceeds from Class B capital contributions                  --              --      15,123,700
     Payment of offering costs                                    --              --        (151,237)
     Purchase of treasury interests                               --         (46,800)     (2,291,567)
     Restricted cash                                       4,919,327       4,646,862      (9,566,189)
     Proceeds from notes payable                                  --              --      31,951,256
     Principal payments - notes payable                   (3,832,212)     (4,855,290)    (12,991,972)
     Distributions paid                                   (6,223,847)     (9,803,606)     (7,303,103)
                                                        ------------    ------------    ------------

         Net cash from (used in) financing activities     (5,136,732)    (10,058,834)     14,770,888
                                                        ------------    ------------    ------------

Net increase (decrease) in cash and cash equivalents       5,898,844       8,181,483      (1,790,853)

Cash and cash equivalents at beginning of year            17,025,123       8,843,640      10,634,493
                                                        ------------    ------------    ------------

Cash and cash equivalents at end of year                $ 22,923,967    $ 17,025,123    $  8,843,640
                                                        ============    ============    ============

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest             $  2,536,081    $  3,109,338    $  1,843,252
                                                        ============    ============    ============

Supplemental disclosure of non-cash activity:
     See Notes 3 and 4 to the financial statements.

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                December 31, 1999

NOTE 1 - ORGANIZATION AND TRUST MATTERS

     AFG Investment Trust C (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act (the "Act") on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG or the "Advisor". The Trust issued an aggregate of 2,011,014 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($50,275,350 in total) to 2,477 investors through 9 serial closings commencing December 15, 1992 and ending September 2, 1993. On July 18, 1997, the Trust issued 3,024,740 Class B Interests at $5.00 each ($15,123,700 in total), of which (i) 3,019,220 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 5,520 interests are held by 10 other Class A investors. The Trust repurchased 218,661 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 5,200 additional Class A Interests. Accordingly, there are 1,787,153 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

     The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele Group Inc. ("Semele"). Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights. Gary D. Engle, has voting control of the Class B Interests owned by Equis II Corporation. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

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

     Under the terms of a Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees which the Managing Trustee believes to be competitive for similar services (see Note 6).

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents and Marketable Securities

     The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Marketable securities consist of equity securities and debt securities that are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of participants' capital. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income on the accompanying Statement of Operations.

     The Trust recorded an unrealized gain on available-for-sale securities of $20,167 during the year ended December 31, 1999 that is included as a separate component of participants' capital. At December 31, 1999, total debt securities had an amortized cost of $285,480 and a fair value of $289,000 and total equity securities had a cost of $128,529 and a fair value of $145,176. During the year ended December 31, 1999, total comprehensive income amounted to $5,822,768.

Revenue Recognition

     Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of $12,563,639 are due as follows:

        For the year ending December 31,        2000           $    6,895,151
                                                2001                2,182,342
                                                2002                1,978,315
                                                2003                1,361,022
                                          Thereafter                  146,809
                                                                -------------

                                              Total             $  12,563,639
                                                                =============

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                1999                      1998                  1997
                                         ------------------        ------------------        -----------

Scandinavian Airlines System             $        3,630,432        $        4,153,770        $        --
Hyundai Electronics America, Inc.        $        1,146,949        $               --        $        --

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

Depreciation and Amortization

     The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments are recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

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

Accrued Liabilities - Affiliate

     Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 6).

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

Allocation of Net Income or Loss

     Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,432,279 Class A special cash distributions paid in 1999 and $4,646,862 Class B capital distributions paid in 1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. Prior to adoption of the current Trust Agreement on July 15, 1997, the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries).

     The allocation of net income or loss pursuant to the Trust Agreement differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1999 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $211,587, $1,745,594, $15,127,040, and $4,074,490,
respectively. See Note 8 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

Net Income and Cash Distributions Per Beneficiary Interest

     Net income and cash distributions per Class A Interest in 1999 are based on 1,787,153 Class A Interests outstanding. Net income and cash distributions per Class A Interest in 1998 are based on 1,792,353 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 1,787,153 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash distributions per Class A Interest in 1997 are based on 2,011,014 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 1,792,353 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Class B Beneficiary Interest are based on 3,024,740 Class B Interests outstanding during the years ended December 31, 1999 and 1998 and the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes

     No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)
NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Trust at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Remaining
                                             Lease Term            Equipment
            Equipment Type                    (Months)              at Cost                           Location
-----------------------------                ----------           -----------         ----------------------------------------
Aircraft                                                36     $      32,134,911      NV/Foreign
Locomotives                                           6-51             9,179,509      IL/NE
Manufacturing                                         0-44             9,053,648      CA/MI
Materials handling                                    0-38             5,349,420      AR/FL/GA/IL/IN/IA/KY/MA/MI/
                                                                                      OH/OR/PA/SC/WI/WV/Foreign
Construction and mining                               0-12             2,216,969      NV/VA/Foreign
Computers and peripherals                             0-11             1,833,079      FL/IN/MI/OH/VA/WI
Research and test                                     0-15             1,667,223      CA/FL/IL/MI/MO/NC/NJ/NY/OH/PA/
                                                                                      TN/TX/UT
Furniture and fixtures                                   0               203,261      NJ
Photocopying                                             0                 2,804      CT
                                                               -----------------

                                      Total equipment cost            61,640,824

                                  Accumulated depreciation           (22,674,903)
                                                               -----------------

                Equipment, net of accumulated depreciation     $      38,965,921
                                                               =================

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

     In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1999, the Trust's equipment portfolio included equipment having a proportionate original cost of $43,289,771, representing approximately 70% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $49,968,000 and a net book value of approximately $38,326,000 at December 31, 1999 (see Note 7).

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

     Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

     As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes fully depreciated equipment held for sale or re-lease with an original cost of approximately $1,661,000 at December 31, 1999. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT IN KETTLE VALLEY

     On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC, a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia called Kettle Valley. EFG/Kettle Development LLC, upon receiving the Buyers' equity investment, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project, which is in the early stages of being marketed to homebuyers, is zoned for 1,000 residential units in addition to commercial space. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

     The Trust's ownership share in EFG/Kettle Development LLC is 50.604% and had a cost of $4,427,850, which was funded with cash of $3,095,369 and a non-recourse note for $1,332,481. The note bears interest at an annualized rate of 7.5% and will be fully amortized over 34 months commencing April 1, 1999. The note is secured only by the Trust's stock interests in the SPC. Investment in Kettle Valley at December 31, 1999 represents the actual cost paid by the Trust plus a 1% acquisition fee. The Trust's investment is accounted for on the equity method. Its cost basis in this investment was approximately $658,000 greater than its equity interest in the underlying net assets at December 31, 1999. The unaudited summarized balance sheet of KVD LP at December 31, 1999 reflected total assets of approximately $17,593,000, total liabilities of approximately $1,910,000 and net equity of approximately $15,683,000.

In addition, the seller purchased a residual sharing interest in a Boeing 767-300 owned by the Buyers and leased to Scandinavian Airlines System ("SAS"). The seller paid $3,013,206 to the Buyers ($1,524,803, or 50.604% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers and is reflected as Other Liabilities on the accompanying Statement of Financial Position at December 31, 1999.

NOTE 5 - INVESTMENT IN EFG/KIRKWOOD

     On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and another affiliate formed EFG/Kirkwood Capital LLC ("EFG/Kirkwood") for the purpose of making an investment in Kirkwood Associates Inc. ("KAI"). EFG/Kirkwood's investment consists of a common stock interest in KAI of approximately 16% as well as preferred stock and convertible debt. The Trusts purchased Class A Interests in EFG/Kirkwood and the other affiliate purchased Class B Interests in EFG/Kirkwood. Generally, the Class A Interest holders are entitled to certain preferred returns prior to distribution payments to the Class B Interest holder. KAI owns a ski resort, a local public utility, and land which is held for development. The resort is located in Kirkwood, California and is approximately 30 miles from South Lake Tahoe, Nevada. Subsequent to making its investment in KAI,

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

EFG/Kirkwood made a 50% investment in Mountain Springs Resorts LLC, an entity formed for the purpose of acquiring an ownership interest in a Colorado ski resort that remains pending. The Trust's ownership interest in EFG/Kirkwood had a cost of $2,706,800, including a 1% acquisition fee ($26,800) paid to EFG.
The Trust's investment in EFG/Kirkwood is accounted for on the equity method.

NOTE 6 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1999, 1998 and 1997, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                          1999                      1998                      1997
                                                   ------------------        ------------------        ------------------

Acquisition fees                                   $           75,281        $               --        $        1,121,157
Equipment management fees                                     513,019                   659,939                   725,116
Offering costs                                                     --                        --                   151,237
Administrative charges                                        192,348                    90,744                    84,834
Reimbursable operating expenses
     due to third parties                                     650,915                   702,535                   656,425
                                                   ------------------        ------------------        ------------------

                                Total              $        1,431,563        $        1,453,218        $        2,738,769
                                                   ==================        ==================        ==================

     EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds realized by the four trusts which sold Class B Interests pursuant to a Registration Statement on Form S-1 in 1997. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

     As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For acquisition services during the initial reinvestment period, which expired on September 2, 1997, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions were reinstated through December 31, 2002 and the Trust was permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with such reinvestment assets are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to assets acquired on or prior to March 31, 1998. For management services earned in connection with assets acquired on or after April 1, 1998, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. Both of these fees are subject to certain limitations defined in the Trust Agreement. For non-equipment investments other than cash, the Managing Trustee receives an annualized management fee of 1%. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

     Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG at actual cost.

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

     All equipment was purchased from EFG, one of its Affiliates or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

     All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1999, the Trust was owed $940,527 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2000.

     Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 9,210 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by a subsidiary of Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 7 - NOTES PAYABLE

     Notes payable at December 31, 1999 consisted of installment notes of $32,573,152 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.76% and 7.93%, except for two notes which bear a fluctuating interest rate based on LIBOR plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments, except for one note which is collateralized by certain stock interests (see Note 4). Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $20,469,318, $2,717,790 and $282,421 at the expiration of lease terms related to an aircraft leased to Scandinavian Airlines System, certain rail equipment and its interest in an aircraft leased to Reno Air, Inc., respectively. The carrying amount of notes payable approximates fair value at December 31, 1999.

     The annual maturities of notes payable are as follows:

        For the year ending December 31,        2000          $    26,854,515
                                                2001                2,279,768
                                                2002                1,715,814
                                                2003                1,578,686
                                          Thereafter                  144,369
                                                               --------------

                                               Total           $   32,573,152
                                                               ==============

NOTE 8 - INCOME TAXES

     The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

     For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,432,279 Class A special cash distributions paid in 1999 and $4,646,862 Class B capital distributions paid in
1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1999, the Managing Trustee had a negative tax capital account balance of $61,593.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                            1999                      1998                     1997
                                                     ------------------        ------------------       ------------------

Net income                                           $        5,802,601        $        4,999,220       $          877,213
   Financial statement depreciation in excess
     of (less than) tax depreciation                         (3,482,896)               (5,652,952)              (1,722,944)
   Tax gain (loss) in excess of
     book gain (loss)                                           (23,049)                  139,615                1,015,849
   Deferred rental income                                      (164,254)                  354,497                  (82,593)
   Other                                                         62,400                   (46,700)                 (37,114)
                                                     ------------------        ------------------       ------------------


Net income (loss) for federal income tax
    reporting purposes                               $        2,194,802        $         (206,320)      $           50,411
                                                     ==================        ==================       ==================

     The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                                                                                1999                          1998
                                                                         ------------------            ------------------

Participants' capital                                                    $       21,158,711            $       36,360,494

     Unrealized gain on marketable securities                                       (20,167)                           --

     Add back selling commissions and organization
     and offering costs                                                           4,922,397                     4,922,397

     Financial statement distributions in excess of
     tax distributions                                                           15,464,445                        16,957

     Deduct deferred step-down of capital basis                                    (689,869)                     (689,869)

     Cumulative difference between federal income tax
     and financial statement income (loss)                                      (17,467,743)                  (13,859,944)
                                                                         ------------------            ------------------

Participants' capital for federal income tax reporting purposes          $       23,367,774            $       26,750,035
                                                                         ==================            ==================

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

NOTE 9 - LEGAL PROCEEDINGS

     On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit." The Class Action Lawsuit was divided into two sub-classes on March 22, 1999.

     On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that includes the Trust. Claims involving the second sub-class, not including the Trust, remain pending. As a result of the settlement, the Trust declared a special cash distribution of $1,513,639, including legal fees for Plaintiffs' counsel of $81,360, that was paid in July 1999 ($0.80 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,405,688 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement, as amended. The Trust's share of legal fees and expenses related to the Class Action Lawsuit, including the fees for Plaintiff's counsel referenced above, was estimated to be approximately $280,000, all of which was accrued and expensed by the Trust in 1998.

     In addition to the foregoing, the Trust is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action was resolved during the year ended December 31, 1999:

Action Involving National Steel Corporation

     EFG, on behalf of the Trust and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"). The Complaint sought reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. On May 11, 1999, the parties executed a comprehensive settlement agreement to resolve all outstanding issues, including reimbursement to the Trust for the disputed sales tax items referenced above. This matter did not have a material effect on the Trust's financial position or results of operations.

                             AFG Investment Trust C
                       Notes to the Financial Statements

                                  (Continued)

NOTE 10 - SUBSEQUENT EVENT

     On January 19, 2000, the Trust distributed $15,200,000 as a special cash distribution to the Trust Beneficiaries. Of the total distributions, the Beneficiaries were allocated $13,794,000 ($4,038,007 to Class A Beneficiaries and $9,755,993 to Class B Beneficiaries); the Special Beneficiary was allocated $1,254,000, and the Managing Trustee was allocated $152,000.

     On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, have guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trust and the three affiliated trusts is capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experiences a default under the terms of the master lease agreement. An agreement among the four trusts provides that the Trust is responsible for 35.08% of the guaranteed amount, or $12,102,600. In consideration for its guarantee, the Trust received an upfront cash fee equal to $175,400 and will receive an annualized fee equal to 4% per annum of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. The Trust will receive minimum aggregate fees for its guarantee of not less than $350,800, excluding interest.

                       ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust C

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1999, 1998 and 1997.

                                                          1999                      1998                      1997
                                                   ------------------        ------------------        ------------------

Rents earned prior to disposal of
     equipment, net of interest charges            $       30,130,592        $       20,592,192        $        5,772,819

Sale proceeds realized upon
 disposition/exchange of equipment                          8,850,801                 5,210,775                 2,959,170
                                                   ------------------        ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                           38,981,393                25,802,967                 8,731,989

Original acquisition cost of equipment
     disposed                                              30,545,847                20,351,725                 5,755,478
                                                   ------------------        ------------------        ------------------

Excess of total cash generated to cost
     of equipment disposed                         $        8,435,546        $        5,451,242        $        2,976,511
                                                   ==================        ==================        ==================

                             AFG Investment Trust C

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1999

                                                                                  Sales and
                                                       Operations               Refinancings                  Total
                                                   ------------------        ------------------        ------------------


Net income                                         $        2,114,909        $        3,687,692        $        5,802,601
Add:
     Depreciation                                           5,815,665                        --                 5,815,665
     Accretion of bond discount                                (1,480)                       --                    (1,480)
     Management fees                                          513,019                        --                   513,019
     Book value of disposed equipment                              --                 5,163,109                 5,163,109

Less:
     Principal reduction of notes payable                  (3,832,212)                       --                (3,832,212)
                                                   ------------------        ------------------        ------------------

     Cash from operations, sales
     and refinancings                                       4,609,901                 8,850,801                13,460,702

Less:
     Management fees                                         (513,019)                       --                  (513,019)
                                                   ------------------        ------------------        ------------------

     Distributable cash from operations,
     sales and refinancings                                 4,096,882                 8,850,801                12,947,683

Other sources and uses of cash:
     Cash at beginning of year                              7,041,250                 9,983,873                17,025,123
     Restricted cash                                        4,919,327                        --                 4,919,327
     Investment in Kettle Valley                           (3,139,648)                       --                (3,139,648)
     Investment in EFG/Kirkwood                            (2,706,800)                       --                (2,706,800)
     Purchase of marketable securities                       (412,529)                       --                  (412,529)
     Other liabilities                                      1,524,803                        --                 1,524,803
     Net change in receivables and
     Accruals                                              (1,010,145)                       --                (1,010,145)

Less:
     Cash distributions paid                               (6,223,847)                       --                (6,223,847)
                                                   ------------------        ------------------        ------------------

Cash at end of year                                $        4,089,293        $       18,834,674        $       22,923,967
                                                   ==================        ==================        ==================

                             AFG Investment Trust C

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                                December 31, 1999

     For the year ended December 31, 1999, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

     Operating expenses                                $    1,075,906

                             AFG Investment Trust C

                   SCHEDULE OF REIMBURSABLE OPERATING EXPENSES
                              DUE TO THIRD PARTIES

                                December 31, 1999

Operating expenses for the year ended December 31, 1999 consisted of the following:

Legal                                                             $    386,636
Aircraft Maintenance                                                   151,836
Accounting and Tax                                                      67,828
Selling & Remarketing                                                   66,036
Investor Services                                                       44,141
Office                                                                  31,940
Insurance                                                               22,552
Bank Charges                                                            22,264
Third Party Service Contracts                                           19,253
Travel & Entertainment                                                  12,772
Printing & Document Services                                            12,592
Other                                                                    5,800
                                                                  ------------
                                                                       843,650
Recovery of aircraft maintenance costs
incurred in 1999 and prior years                                      (192,735)
                                                                  ------------

                                      Total                       $    650,915
                                                                  ============

                             AFG Investment Trust C

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                                   LEASE
                                                                 EXPIRATION                         NET BOOK
LESSEE                                     RENTAL SCHEDULE          DATE             COST             VALUE             DEBT
--------------------------------------   -------------------   --------------  ---------------   ---------------   -------------

Advanced Micro Devices, Inc.                    006-RN2           12/31/00        $ 1,274,733
A.O. Smith Corporation                          A-17RN1           09/30/00             49,452         $   2,144
American Telephone & Telegraph Co             AL-307302RN1                             50,002
American Telephone & Telegraph Co               K7005195                              203,257
Chrysler Corporation                              A-1                                  15,325             1,708
Chrysler Corporation                              A-1B                                  4,530               951
Chrysler Corporation                              A-1C                                  1,457               306
Chrysler Corporation                              A-3                                 522,115            60,138
Chrysler Corporation                              A-3B                                 62,186            13,864
Chrysler Corporation                              A-3C                                 29,132             6,115
Chrysler Corporation                              B-2                                 332,337            38,279
Chrysler Corporation                              B-2B                                113,950            25,405
Chrysler Corporation                              B-2C                                 32,335             6,787
Chrysler Corporation                              E-11            01/31/02            196,487           114,396       $   73,449
Chrysler Corporation                              G-2             02/28/02            858,310           452,956          330,204
Cray Research, Inc.                                1                                1,610,872
Ford Motor Company                            B108418-2RN1                             33,900
Ford Motor Company                            B300609-2RN2                            173,483
Ford Motor Company                            B300631-2RN3                             68,220             3,438
Ford Motor Company                               106970                                12,493               627
Ford Motor Company                            142403-2RN2                              73,632             3,736
GE Aircraft Engines                               3RN2            11/30/00             51,390
General Electric Company                          2RN1            03/31/01            971,258
General Electric Company                           4                                    1,339
General Electric Company                           5                                      335
General Motors Corporation                        H-6                                  75,771            17,108
GATX Logistics, Inc.                              E-1                                 148,148
General Motors Corporation                        C-1                                 124,214
General Motors Corporation                        C-2                                  28,782               287
General Motors Corporation                        C-4                                 815,215           102,199
General Motors Corporation                        C-5                               1,317,467

                             AFG Investment Trust C

                              SCHEDULE OF EQUIPMENT

                                December 31, 1999

                                                                   LEASE
                                                                 EXPIRATION                         NET BOOK
LESSEE                                     RENTAL SCHEDULE          DATE             COST             VALUE             DEBT
--------------------------------------   -------------------   --------------  ---------------   ---------------   -------------

General Motors Corporation                       B-16RN1                          $     46,957
Getchell Gold Corporation                          A-10           12/31/00             219,162     $    65,059
Hyundai Electronics America, Inc.                  1AO            08/31/03           6,513,220       3,980,301        $ 3,638,914
North American Refractories Co.                    A-1                                 473,132
Owens-Corning Fiberglass Corp.                     A-35                                 16,507           3,546
Owens-Corning Fiberglass Corp.                     A-38                                    453
Tenneco Packaging                                B-75RN1          07/31/00              30,500
Tenneco Packaging                                B-76RN1          04/30/00              16,887
Tenneco Packaging                                  B-77           03/31/00              47,991           1,694
Tenneco Packaging                                  B-81           06/30/00              13,089             924
Tenneco Packaging                                  B-83                                 10,562             286
Reno Air, Inc.                                    N753RA          01/14/03           1,239,741       1,017,113            656,454
Scandinavian Airlines System                    LN-RCGRN1         12/29/00          30,895,170      27,241,820         21,454,657
Southern New England Telephone                     A-13                                  2,804
Tarmac Mid-Atlantic, Inc.                          A-2                                 474,065
Tarmac Mid-Atlantic, Inc.                         A-2RN1          06/30/00             899,875
Tarmac Mid-Atlantic, Inc.                          A-3                                 130,163
Tarmac Mid-Atlantic, Inc.                          A-4                                  61,151           2,651
Tarmac Florida, Inc.                               A-2                                  65,683           1,780
Tarmac Florida, Inc.                               A-7                                 144,623           6,270
Temple-Inland Forest Product Group                A-1RN1          12/31/00             144,841          51,711
TTX Company                                  02 / 01 / 80RN1      07/14/00           4,604,995       1,561,704          2,993,169
Union Pacific Railroad Company                   11011991         03/31/04           4,574,486       3,452,569          2,153,570
USX Corporation                                    A-4                                     503
Walker Manufacturing Company                     A-14RN1                                38,746
Walker Manufacturing Company                       A-15                                250,539
Walker Manufacturing Company                       A-16                                 50,551           4,383
Western Bulk Carriers                              A-2            07/31/00             493,702         194,059            154,617
Western Bulk Carriers                              A-3            07/31/00             591,861         310,727            160,901
Western Bulk Carriers                              A-4            02/28/03             336,738         218,880
                                                                                  -------------   -------------       ------------

          Total                                                                   $ 61,640,824     $38,965,921        $31,615,935
                                                                                  =============    ============       ============