Form 10-K, Exhibit 13
period 2000-12-31
AFG INVESTMENT TRUST C
filed 2001-04-17
CIK 879496

AFG INVESTMENT TRUST







                             AFG Investment Trust C




                Annual Report to the Participants, December 31, 2000

Dear Investor:

We are pleased to provide the Annual Report for AFG Investment Trust C, which contains important information concerning the recent operating results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of Form 10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,

/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald

Chairman and Co-founder

                             AFG Investment Trust C

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS


                                                                           Page
                                                                           ----

SELECTED FINANCIAL DATA..................................................     2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS......................................   3-9


FINANCIAL STATEMENTS:

Report of Independent Auditors...........................................    10

Statement of Financial Position
at December 31, 2000 and 1999............................................    11

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998.....................    12

Statement of Changes in Participants' Capital
for the years ended December 31, 2000, 1999 and 1998.....................    13

Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998.....................    14

Notes to the Financial Statements........................................ 15-26



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed..................................    30

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings..................................    31

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust.........................    32

Schedule of Reimburseable Operating Expenses Due to Third Parties........    33

Schedule of Equipment.................................................... 34-35

                            SELECTED FINANCIAL DATA


   The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

   For each of the five years in the period ended December 31, 2000:

         Summary of
         Operations                           2000             1999             1998             1997             1996
---------------------------              --------------   --------------   --------------   --------------   --------------
Lease revenue........................    $    7,733,941   $   10,286,635   $   15,201,411   $   16,912,628   $   27,695,097

Net income...........................    $    2,760,130   $    5,802,601   $    4,999,220   $      877,213   $       85,636

Per Beneficiary Interest:
     Net income (loss)
        Class A Interests............    $         0.94   $         1.13   $         1.17   $         0.49   $         0.04
        Class B Interests............    $         0.22   $         0.75   $         0.39   $        (0.12)  $           --

     Cash distributions
        Class A Interests............    $           --   $         4.56   $         1.64   $         3.11   $         1.39
        Class B Interests............    $           --   $         3.66   $         2.10   $         0.30   $           --


     Financial Position

Total assets.........................    $   52,351,550   $   71,090,942   $   72,908,929   $   82,036,778   $   55,127,347

Total long-term obligations..........    $   26,220,794   $   32,573,152   $   35,072,883   $   39,928,173   $   19,084,751

Participants' capital................    $   23,898,674   $   21,158,711   $   36,360,494   $   41,159,172   $   35,053,486

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 Year ended December 31, 2000 compared to the year
            ended December 31, 1999 and the year ended December 31, 1999 compared to the year ended December 31, 1998


   Certain statements in this annual report of AFG Investment Trust C (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.

Overview
--------

   The Trust was organized in 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. In 1998, the Trust Agreement was modified to permit the Trust to invest in assets other than equipment. During 2000 and 1999, the Trust made certain non-equipment investments. Pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2004.

   The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and busniness activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interests in EFG Kirkwood LLC ("EFG Kirkwood") and EFG/Kettle Development LLC ("Kettle Velley"). The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust was determined to be an investment company, its business would be adversely affected. The Managing Trustee is engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. If necessary, the Trust intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

Segment Reporting
-----------------

    The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interest in real estate.

    The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

    Segment information for the years ended December 31, 2000, 1999 and 1998 is summarized below. The accounting policies of the segments are the same as those described in Note 2 of the accompanying financial statements. See Note 2 of the accompanying financial statements for individual lessees which accounted for more than 10% of the Trust's revenues during the years ended December 31, 2000, 1999 and 1998.

                                                             Years ended December 31,
                                              ------------------------------------------------------
                                                     2000               1999              1998
                                              ------------------  ----------------  ----------------
Total Income:
   Equipment Leasing........................         $10,785,068       $15,453,298       $19,153,506
   Real Estate..............................                  --                --                --
                                              ------------------  ----------------  ----------------
      Total.................................         $10,785,068       $15,453,298       $19,153,506

Operating Expenses, Management
   Fees and Other Expenses:
   Equipment Leasing........................         $   944,491       $ 1,106,068       $ 1,453,218
   Real Estate..............................             361,727           250,214                --
                                              ------------------  ----------------  ----------------
      Total.................................         $ 1,306,218       $ 1,356,282       $ 1,453,218

Interest Expense:
   Equipment Leasing.........................        $ 2,404,830       $ 2,412,127       $ 3,098,019
   Real Estate...............................             58,433            66,623                --
                                              ------------------  ----------------  ----------------
      Total..................................        $ 2,463,263       $ 2,478,750       $ 3,098,019

Depreciation and Amortization Expense:
   Equipment Leasing.........................        $ 4,189,657       $ 5,815,665       $ 9,603,049
   Real Estate...............................             65,800                --                --
                                              ------------------  ----------------  ----------------
      Total..................................        $ 4,255,457       $ 5,815,665       $ 9,603,049

Net Income...................................        $ 2,760,130       $ 5,802,601       $ 4,999,220

Results of Operations
---------------------

Equipment Leasing
-----------------

   For the year ended December 31, 2000, the Trust recognized lease revenue of $7,733,941 compared to $10,286,635 and $15,201,411 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue is due to lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

   The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG") or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

   Interest income for the year ended December 31, 2000 was $666,975 compared to $1,217,855 and $1,096,363 for the years ended December 31, 1999 and 1998, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $15,200,000 in January 2000 that resulted in a reduction of cash available for investment. See
Note 13 - Subsequent Event, to the accompanying financial statements regarding reinvestment in 2001.

   On March 8, 2000, the Trust and three affiliated trusts entered into a guaranty agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"), (See Note 10 to the accompanying financial statements.) In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. During the year ended December 31, 2000, the Trust received an upfront cash fee of $175,400 and recognized a total of $301,400 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

   The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

   During the three years ended December 31, 2000, the Trust sold equipment having a net book value of $1,412,158, $5,163,109 and $2,355,043, respectively, to existing lessees and third parties, which resulted in net gains, for financial statement purposes, of $2,012,657, $3,687,692 and $2,855,732, respectively.

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

   The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities, which may be advantageous to the Trust, and to maximize total cash returns for each asset.

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

   During the year ended December 31, 2000, the Trust sold investment securities having a book value of $420,513, resulting in a gain, for financial reporting purposes of $70,095.

   Depreciation expense was $4,189,657, $5,815,665, and $9,603,049 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

   Interest expense on equipment related debt was $2,404,830, $2,412,127, and $3,098,019 for the years ended December 31, 2000, 1999, and 1998, respectively. Interest expense will decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

   Management fees related to equipment leasing were $350,618, $460,805 and $659,939 during the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations (see Note 6 to the accompanying financial statements).

   Operating expenses were $543,363, $843,263, and $793,279 for the years ended December 31, 2000, 1999 and 1998, respectively. Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses in 1998 include approximately $280,000 of legal fees related to the Class Action Lawsuit described in Note 9 to the accompanying financial statements. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments of $50,510 during the year ended December 31, 2000.

Real Estate
-----------

   Management fees for non-equipment investments were $80,460 and $52,214 for the years ended December 31, 2000 and 1999, respectively. There were no non-equipment management fees earned by the Trust in the year ended December 31, 1998. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

   For the year ended December 31, 1999, operating expenses included legal fees of $198,000 related to the Trust's ownership interests in Kettle Valley and EFG Kirkwood.

   Interest expense on a note payable related to the Trust's acquisition of its interest in Kettle Valley was $58,433 and $66,623 for the years ended December 31, 2000 and 1999, respectively. There was no real estate related debt outstanding for the year ended December 31, 1998. Interest expense will decrease in the future as payments reduce the outstanding principal balance of the note.

   For the year ended December 31, 2000, the Trust recorded amortization expense of $65,800 in connection with its ownership interest in Kettle Valley. See Note 4 to the accompanying financial statements.

   For the year ended December 31, 2000, the Trust recorded a loss of $190,201 resulting from its interest in EFG Kirkwood and a loss of $91,066 from its interest in Kettle Valley. These losses represent the Trust's share of the losses of EFG Kirkwood and Kettle Valley recorded under the equity method of accounting. See Notes 4 and 5 to the accompanying financial statements.

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

   The Trust by its nature is a limited life entity. The Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $5,546,026, $6,918,949 and $13,029,542 for the years ended December 31, 2000,
1999 and 1998, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, will also decline as the Trust experiences a higher frequency of remarketing events. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

   At lease inception, the Trust's equipment was leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lease will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

   Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $1,287,350 in 2000 and $2,706,800 in 1999 to acquire its ownership interest in EFG Kirkwood. (See Note 5 to the accompanying financial statements.) During 1999, the Trust expended $3,139,648 to acquire its ownership interest in Kettle Valley. In connection with the acquisition of its ownership interest in Kettle Valley, the Trust was paid $1,524,803 for a residual interest in an aircraft (see Note 4 to the accompanying financial statements). In 2000, the Trust expended $288,892 to acquire certain other investments and $408,000 for an ownership interest in a limited liability company formed to facilitate an asset acquisition which occurred in February 2001. In 1999, the Trust purchased $412,529 of investment securities. The Trust may acquire additional assets prior to the expiration of its reinvestment period in December 2002.

   During 2000, 1999 and 1998, the Trust realized net cash proceeds from equipment disposals of $3,424,815, $8,850,801, and $5,210,775, respectively. Sales proceeds in 2000 include $2,717,790 related to the Trust's 66% interest in certain rail equipment, which was sold in July 2000. Sales proceeds in 1999 included $4,997,297 related to the Trust's interest in a McDonnell Douglas MD-82 aircraft, which was sold in January 1999. The Trust also realized proceeds from the disposition of investment securities of $490,608, during the year ended December 31, 2000. Future inflows of cash from equipment disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

   At December 31, 2000, the Trust was due aggregate future minimum lease payments of $15,502,529 from contractual lease agreements (see Note 2 to the accompanying financial statements), a portion of which will be used to amortize the principal balance of notes payable of $26,220,794 (see Notes 3 and 7 to the financial statements herein). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable.

   The Trust has a 50.6% ownership interest in EFG/Kettle Development LLC ("Kettle Valley"). Kettle Valley is a joint venture among the Trust and an affiliated trust, formed for the purpose of acquiring a 49.9% indirect ownership interest in a real estate development in Kelowna, British Columbia in Canada. The real estate development consists of approximately 280 acres of land under development. The project is zoned for 1,000 residential units in addition to commercial space. To date, 95 residential units have been constructed and 4 are under construction, all of which have been sold. An unaffiliated third party has retained the remaining 50.1% indirect ownership interest in the development. AFG ASIT Corporation manages Kettle Valley and the development is managed by a Canadian affiliate of EFG.

   The Trust has an ownership interest in EFG Kirkwood LLC ("EFG Kirkwood"). EFG Kirkwood is a joint venture among the Trust, certain affiliated Trusts and Semele Group Inc. ("Semele") and is managed by AFG ASIT Corporation. EFG Kirkwood is a member in two joint ventures, Mountain Resort Holdings LLC ("Mountain Resort") and Mountain Springs Resort LLC ("Mountain Springs"). See
Note 5 to the financial statements.

   Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in the Purgatory Ski resort in Durango, Colorado.

   The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, and other governmental rules.

   The Trust's involvement in real estate development also introduces financials risks, including the potential need to borrow funds to develop the real estate projects. While the Trust's management presently does not foresee any unusual risks in this regard, it is possible that factors beyond the control of the Trust, its affiliates and joint venture partners, such as a tightening credit environment, could limit or reduce its ability to secure adequate credit facilities at a time when they might be needed in the future. Alternatively, the Trust could establish joint ventures with other parties to share participation in its development projects.

   Ski resorts are subject to a number of risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely effect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

   In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $20,167. This gain was recorded as a component of comprehensive income included in the

Statement of Changes in Participant's Capital. These available-for-sale securities were sold in 2000 resulting in a realized gain of $70,095.

   The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. During 1999, the Trust leveraged $1,332,481 of its ownership interest in Kettle Valley that is being amortized over 34 months (see Note 4 to the financial statements). Generally, each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). The amount of cash used to repay debt obligations may fluctuate in the future due to the financing of assets, which may be acquired. In addition, the Trust has balloon payment obligations of $16,193,280 and $282,421 at the expiration of the lease terms related to an aircraft leased to Scandinavian Airlines System ("SAS") and an aircraft leased to Reno Air, Inc., respectively. In December 2000, the Managing Trustee negotiated with the lender of the SAS debt, which matured in December 2000, and extended the term of the debt consistent with the term of the SAS lease extension. (See Notes 2, 3 and 7 to the accompanying financial statements.) Additional proceeds of $25,302 were received in connection with the extension of the term of the SAS debt.

   On July 18, 1997, the Trust issued 3,024,740 Class B Interests at $5.00 per interest, thereby generating $15,123,700 in aggregate Class B capital contributions. Class A Beneficiaries purchased 5,520 Class B Interests, generating $27,600 of such aggregate capital contributions, and EFG, as Special Beneficiary, purchased 3,019,220 Class B Interests, generating $15,096,100 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $151,237 and professional service costs of $153,842 in connection with the offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. In December 1999, an affiliate of the Trust, Semele, purchased 85% of the common stock of Equis II Corporation, subject to certain voting restrictions with respect to the Class B Interests of the Trust owned by Equis II Corporation. In May 2000, Semele acquired the remaining 15% of the common stock of Equis II Corporation and, in November 2000, the voting restrictions with respect to the Class B Interests were terminated. As a result, Semele has voting control over the Trust. The former majority stockholders of Equis II Corporation, Gary D. Engle and James A. Coyne, are both members of the Board of Directors of, and collectively own a majority of the stock in, Semele. Mr. Engle is Semele's Chairman and Chief Executive Officer and Mr. Coyne is Semele's President and Chief Operating Officer.

   The proceeds from the Class B offering were intended to be used principally to repurchase a portion of the Trust's Class A Beneficiary Interests and to pay a one-time special cash distribution of $2,960,865 ($1.47 per Class A Interest) to the Trust's Class A Beneficiaries. That distribution was paid on August 15, 1997. The remainder of the offering proceeds was classified as restricted cash pending its use for the repurchase of Class A Interests or its return to the Class B Interest holders. On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $2,291,567 of the net proceeds realized from the issuance of the Class B Interests to purchase 218,661 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 5,200 additional Class A Interests at a cost of $46,800. On July 6, 1998, the Trust used $4,646,862 of the Class B offering proceeds to pay a capital distribution to the Class B Beneficiaries. In July 1999, in connection with the settlement of the Class Action Lawsuit described in Note 9 to the accompanying financial statements, the Trust distributed $1,513,639, including legal fees of $81,360 paid to Plaintiffs' counsel, as a special cash distribution ($0.80 per unit, net of legal fees). In addition, Equis II Corporation agreed to commit $3,405,688 of the Class B Capital Contributions (the remaining balance of the restricted cash) to the Trust for the Trust's investment purposes.

   The Managing Trustee has evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions have involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intends to continue to evaluate additional new investments, it anticipates that the Trust will be able to fund these new investments with cash on hand or other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, the Trust declared a special cash distribution totaling $15,200,000, which was paid in January 2000.

   After the special distribution in January 2000, the Trust adopted a new distribution policy and suspended the payment of regular monthly cash distributions. Looking forward, the Managing Trustee presently does not expect to reinstate cash distributions until expiration of the Trust's reinvestment period in December 2002; however, the

Managing Trustee periodically will review and consider other one-time distributions. In addition to maintaining sale proceeds for reinvestment, the Managing Trustee expects that the Trust will retain cash from operations to pay down debt and for the continued maintenance of the Trust's assets. See Note 13 to the accompanying financial statements for details concerning the acquisition of assets in February 2001. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term.

   Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries had been declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities on the accompanying Statement of Changes of Cash Flows. No cash distributions were declared for the year ended December 31, 2000. In any given year, it is possible that Beneficiaries will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Beneficiaries adequate to cover any tax obligation. The Trust Agreement requires that sufficient distributions be made to enable the Beneficiaries to pay any state and federal income taxes arising from any sale or refinancing transactions, subject to certain limitations.

   Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment assets. Future market conditions, technological changes, the ability of EFG to manage and remarket the equipment, and many other events and circumstances, could enhance or detract from individual yields and the collective performance of the Trust's equipment portfolio. The ability of the Managing Trustee and its affiliates to develop and profitably manage its real estate assets will impact the Trust's overall performance.

   In the future, the nature of the Trust's operations and principal cash flows will continue to shift from rental receipts to equipment sale proceeds. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities, the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

   In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2000, the Managing Trustee had a negative tax capital account balance of $165,559. No such requirement exists with respect to the Special Beneficiary.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Participants of AFG Investment Trust C:

   We have audited the accompanying statements of financial position of AFG Investment Trust C as of December 31, 2000 and 1999, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust C at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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




                                               /s/ ERNST & YOUNG LLP




Tampa, Florida
March 30, 2001

                             AFG Investment Trust C

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 2000 and 1999

                                                                                       2000                 1999
                                                                                 -----------------   -----------------
ASSETS

Cash and cash equivalents..................................................      $       8,848,816   $      22,923,967
Investment securities......................................................                     --             434,176
Rents receivable...........................................................                257,399             214,690
Accounts receivable - affiliate............................................                424,853             940,527
Guarantee fee receivable...................................................                126,000                  --
Interest receivable........................................................                  8,930              14,722
Loan receivable - Kettle Valley............................................                 77,059              77,059
Interest in Kettle Valley..................................................              4,315,263           4,472,129
Interest in EFG Kirkwood...................................................              3,803,949           2,706,800
Investments - other........................................................                238,382                  --
Other assets...............................................................                886,793             340,951
Equipment at cost, net of accumulated depreciation
   of $20,018,229 and $22,674,903 at December 31, 2000
   1999, respectively......................................................             33,364,106          38,965,921
                                                                                 -----------------   -----------------
          Total assets.....................................................      $      52,351,550   $      71,090,942
                                                                                 =================   =================



LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable..............................................................      $      26,220,794   $      32,573,152
Accrued interest...........................................................                344,871             171,784
Accrued liabilities........................................................                284,691              96,804
Accrued liabilities - affiliate............................................                 47,835              48,503
Deferred rental income.....................................................                 29,882             317,185
Other liabilities..........................................................              1,524,803           1,524,803
Cash distributions payable to participants.................................                     --          15,200,000
                                                                                 -----------------   -----------------
          Total liabilities................................................             28,452,876          49,932,231
                                                                                 -----------------   -----------------
Participants' capital (deficit):
   Managing Trustee........................................................                 23,386             (20,275)
   Special Beneficiary.....................................................                192,938            (167,270)
   Class A Beneficiary Interests (1,787,153 Interests;
     initial purchase price of $25 each)...................................             25,570,027          23,898,406
   Class B Beneficiary Interests (3,024,740 Interests;
     initial purchase price of $5 each)....................................                450,690            (213,783)
   Treasury Interests (223,861 Class A Interests at Cost)..................             (2,338,367)         (2,338,367)
                                                                                 -----------------   -----------------
          Total participants' capital......................................             23,898,674          21,158,711
                                                                                 -----------------   -----------------
          Total liabilities and participants' capital......................      $      52,351,550   $      71,090,942
                                                                                 =================   =================

   The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust C

                             STATEMENT OF OPERATIONS
              For the years ended December 31, 2000, 1999 and 1998

                                                            2000                      1999                     1998
                                                     ------------------        ------------------       ------------------
Income:
     Lease revenue...............................    $        7,733,941        $       10,286,635       $       15,201,411
     Interest income.............................               666,975                 1,217,855                1,096,363
     Other income................................               301,400                   261,116                       --
     Gain on sale of equipment...................             2,012,657                 3,687,692                2,855,732
     Gain on sale of investment securities.......                70,095                        --                       --
                                                     ------------------        ------------------       ------------------
         Total income............................            10,785,068                15,453,298               19,153,506
                                                     ------------------        ------------------       ------------------

Expenses:
     Depreciation and amortization...............             4,255,457                 5,815,665                9,603,049
     Interest expense............................             2,463,263                 2,478,750                3,098,019
     Management fees - affiliates................               431,078                   513,019                  659,939
     Operating expenses - affiliate..............               543,363                   843,263                  793,279
     Loss from interest in EFG Kirkwood..........               190,201                        --                       --
     Loss from interest in Kettle Valley.........                91,066                        --                       --
     Write-down of other investment..............                50,510                        --                       --
                                                     ------------------        ------------------       ------------------
         Total expenses..........................             8,024,938                 9,650,697               14,154,286
                                                     ------------------        ------------------       ------------------

Net income.......................................    $        2,760,130        $        5,802,601       $        4,999,220
                                                     ==================        ==================       ==================


Net income
     per Class A Beneficiary Interest............    $             0.94        $             1.13       $             1.17
                                                     ==================        ==================       ==================
     per Class B Beneficiary Interest............    $             0.22        $             0.75       $             0.39
                                                     ==================        ==================       ==================

Cash distributions declared
     per Class A Beneficiary Interest............    $               --        $             4.56       $             1.64
                                                     ==================        ==================       ==================
     per Class B Beneficiary Interest............    $               --        $             3.66       $             2.10
                                                     ==================        ==================       ==================

   The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust C

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              For the years ended December 31, 2000, 1999 and 1998

                                                   Managing          Special             Class A Beneficiaries
                                                   Trustee         Beneficiary       ------------------------------
                                                    Amount            Amount          Interests           Amount
                                                 ------------      ------------      ------------      ------------
Balance at December 31, 1997 ...............     $   (123,674)     $ (1,000,794)        1,792,353      $ 30,858,790
  Net income - 1998 ........................          187,347         1,526,103                --         2,092,865
  Cash distributions declared ..............          (51,042)         (421,100)               --        (2,929,485)
  Acquisition of treasury interests, at cost               --                --            (5,200)               --
                                                 ------------      ------------      ------------      ------------
Balance at December 31, 1998 ...............           12,631           104,209         1,787,153        30,022,170
  Net income - 1999 ........................          162,815         1,343,220                --         2,015,010
  Unrealized gain on investment
     securities ............................              202             1,663                --            14,919
                                                 ------------      ------------      ------------      ------------
Comprehensive income .......................          163,017         1,344,883                --         2,029,929
                                                                                     ------------      ------------
Cash distributions declared ................         (195,923)       (1,616,362)               --        (8,153,693)
                                                 ------------      ------------      ------------      ------------
Balance at December 31, 1999 ...............          (20,275)         (167,270)        1,787,153        23,898,406

Less: Reclassification adjustment for
  unrealized gain on investment securities..             (202)           (1,663)               --           (14,919)

Net income - 2000 ..........................           43,863           361,871                --         1,686,540
                                                 ------------      ------------      ------------      ------------

Comprehensive Income........................           43,661           360,208                --         1,671,621
                                                 ------------      ------------      ------------      ------------

Balance at December 31, 2000................     $     23,386      $    192,938         1,787,153      $ 25,570,027
                                                 ============      ============      ============      ============
                                                     Class B Beneficiaries
                                                 -----------------------------        Treasury
                                                  Interests         Amount           Interests          Total
                                                 ------------     ------------      ------------      ------------
Balance at December 31, 1997 ...............        3,024,740     $ 13,716,417        (2,291,567)     $ 41,159,172
  Net income - 1998 ........................               --        1,192,905                --         4,999,220
  Cash distributions declared ..............               --       (6,349,471)               --        (9,751,098)
  Acquisition of treasury interests, at cost               --               --           (46,800)          (46,800)
                                                 ------------     ------------      ------------      ------------
Balance at December 31, 1998 ...............        3,024,740        8,559,851        (2,338,367)       36,360,494
  Net income - 1999 ........................               --        2,281,556                --         5,802,601
  Unrealized gain on investment
     securities ............................               --            3,383                --            20,167
                                                 ------------     ------------      ------------      ------------
Comprehensive income .......................               --        2,284,939                --         5,822,768
                                                 ------------     ------------      ------------      ------------
Cash distributions declared ................               --      (11,058,573)               --       (21,024,551)
                                                 ------------     ------------      ------------      ------------
Balance at December 31, 1999 ...............        3,024,740         (213,783)       (2,338,367)       21,158,711

Less: Reclassification adjustment for
  unrealized gain on investment securities..               --            (3,383)               --           (20,167)

Net income - 2000 ..........................               --           667,856                --         2,760,130
                                                 ------------      ------------      ------------      ------------

Comprehensive Income........................               --           664,473                --         2,739,963
                                                 ------------      ------------      ------------      ------------

Balance at December 31, 2000................        3,024,740      $    450,690        (2,338,367)     $ 23,898,674
                                                 ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust C

                             STATEMENT OF CASH FLOWS
              For the years ended December 31, 2000, 1999 and 1998

                                                                   2000                  1999                   1998
                                                             ----------------      -----------------      ----------------
Cash flows provided by (used in) operating activities:
Net income...............................................    $      2,760,130      $      5,802,601       $      4,999,220
Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation and amortization.......................           4,255,457             5,815,665              9,603,049
     Accretion of bond discount..........................              (6,504)               (1,480)                    --
     Gain on sale of equipment...........................          (2,012,657)           (3,687,692)            (2,855,732)
     Gain on sale of investment securities...............             (70,095)                   --                     --
     Loss from interest in Kettle Valley.................              91,066                    --                     --
     Loss from interest in EFG Kirkwood..................             190,201                    --                     --
     Write-down of other investment......................              50,510                    --                     --
Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable................................             (42,709)              126,421                478,625
         Accounts receivable - affiliate.................             515,674              (261,854)               225,753
         Guarantee fee receivable........................            (126,000)                   --                     --
         Interest receivable.............................               5,792               (14,722)                    --
         Loan receivable - Kettle Valley.................                  --               (77,059)                    --
         Other assets....................................            (137,842)             (340,951)                    --
     Increase (decrease) in:
         Accrued interest................................             173,087               (57,331)               (11,319)
         Accrued liabilities.............................             187,887              (214,696)               299,950
         Accrued liabilities - affiliate.................                (668)               (5,699)               (64,501)
         Deferred rental income..........................            (287,303)             (164,254)               354,497
                                                             ----------------      -----------------      ----------------
        Net cash provided by operating activities........           5,546,026             6,918,949             13,029,542
                                                             ----------------      ----------------       ----------------

Cash flows provided by (used in) investing activities:
     Interest in Kettle Valley...........................                  --            (3,139,648)                    --
     Interest in EFG Kirkwood............................          (1,287,350)           (2,706,800)                    --
     Investments - other.................................            (288,892)                   --                     --
     Other assets........................................            (408,000)                   --                     --
     Purchase of investment securities...................                  --              (412,529)                    --
     Proceeds from sale of investment securities.........             490,608                    --                     --
     Other liabilities...................................                  --             1,524,803                     --
     Proceeds from equipment sales.......................           3,424,815             8,850,801              5,210,775
                                                             ----------------      ----------------       ----------------
         Net cash provided by investing activities.......           1,931,181             4,116,627              5,210,775
                                                             ----------------      ----------------       ----------------

Cash flows provided by (used in) financing activities:
     Purchase of treasury interests......................                  --                    --                (46,800)
     Restricted cash.....................................                  --             4,919,327              4,646,862
     Proceeds from notes payable.........................              25,302                    --                     --
     Principal payments - notes payable..................          (6,377,660)           (3,832,212)            (4,855,290)
     Distributions paid..................................         (15,200,000)           (6,223,847)            (9,803,606)
                                                             ----------------      ----------------       ----------------
         Net cash used in financing activities...........         (21,552,358)           (5,136,732)           (10,058,834)
                                                             ----------------      ----------------       ----------------

Net (decrease) increase in cash and cash equivalents.....         (14,075,151)            5,898,844              8,181,483
Cash and cash equivalents at beginning of year...........          22,923,967            17,025,123              8,843,640
                                                             ----------------      ----------------       ----------------
Cash and cash equivalents at end of year.................    $      8,848,816      $     22,923,967       $     17,025,123
                                                             ================      ================       ================

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest..............    $      2,290,176      $      2,536,081       $      3,109,338
                                                             ================      ================       ================

Supplemental disclosure of non-cash activity:
     See Note 4 to the financial statements.

   The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                December 31, 2000


NOTE 1 - ORGANIZATION AND TRUST MATTERS
---------------------------------------

   AFG Investment Trust C (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act (the "Act") on August 31, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' (collectively, the Managing Trustee, Special Beneficiary, Class A Beneficiaries and Class B Beneficiaries) capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG" or the "Advisor"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,011,014 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($50,275,350 in total) to 2,477 investors through 9 serial closings commencing December 15, 1992 and ending September 2, 1993. On July 18, 1997, the Trust issued 3,024,740 Class B Interests at $5.00 each ($15,123,700 in total), of which (i) 3,019,220 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 5,520 interests are held by 10 other Class A investors. The Trust repurchased 218,661 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 5,200 additional Class A Interests. Accordingly, there are 1,787,153 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

   The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele Group Inc. ("Semele"). Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Equis II Corporation, which is also the owner of 3,019,220 Class B interests, is a wholly owned subsidiary of Semele. Except with respect to interested transactions, Class A Interests and Class B Interests have identical voting rights and, therefore, Equis II Corporation generally has control over the Trust on all matters on which the Beneficiaries may vote. With respect to interested transactions, holders of Class B Interests which are the Managing Trustee or any of its affiliates must vote their interests as a majority of the Class A Interests have been voted. Equis II Corporation is a wholly owned subsidiary of Semele. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

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

   Under the terms of a Management Agreement between the Trust and EFG, management services are provided by EFG to the Trust for fees, which the Managing Trustee believes to be competitive for similar services. In addition, the Managing Trustee receives a fee for services provided related to the Trust's non-equipment investments other than cash. (See Note 6.)

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Cash Equivalents and Investment Securities
------------------------------------------

   The Trust considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying agreements are book entry securities. At December 31, 2000, the Trust had $7,003,708 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

   Investment securities consisted of equity securities and debt securities that were classified as available-for-sale. Available-for-sale securities were carried at fair value, with unrealized gains and losses reported as a separate component of participants' capital. The amortized cost of debt securities was adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion were included in interest income on the accompanying Statement of Operations.

Revenue Recognition
-------------------

   Effective January 1, 2000, the Trust adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Trust's financial statements.

   Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements, which expire beyond the Trust's anticipated dissolution, date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of $15,502,529 are due as follows:

      For the year ending December 31, 2001.......   $  5,889,969
                                       2002.......      5,321,509
                                       2003.......      4,144,242
                                       2004.......        146,809
                                                     ------------

                                       Total......   $ 15,502,529
                                                     ============

   During 2000, the Trust and an affiliated trust owning an interest in a Boeing 767-300 aircraft entered into a lease extension agreement with Scandinavian Airlines System. The lease extension, effective upon the expiration of the existing lease term on December 29, 2000 extended the lease for an additional two years and eleven months, commencing December 30, 2000 and terminating November 29, 2003. Under the terms of this agreement, the Trust will receive aggregated rents of $9,741,270 over the term of this extension.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


   Revenue from major individual lessees, which accounted for 10% or more of lease revenue during the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                2000              1999              1998
                                            ------------      ------------      ------------
Scandinavian Airlines System.............   $  3,620,348      $  3,630,432      $  4,153,770
Hyundai Electronics America, Inc. .......   $  1,146,949      $  1,146,949      $         --

Use of Estimates
----------------

   The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
------------------

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


Depreciation and Amortization
-----------------------------

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

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


Impairment of Long-Lived Assets
-------------------------------

     The carrying value of long-lived assets, including equipment, will be reviewed for impairment whenever events or changes in circumstances indicate that the recorded value cannot be recovered from undiscounted future cash flows.

Accrued Liabilities - Affiliate
-------------------------------

   Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 6).

Contingencies
-------------

   The Trust's policy is to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Trust has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Trust recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

Allocation of Net Income or Loss
--------------------------------

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

   The allocation of net income or loss pursuant to the Trust Agreement for income tax purposes differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such that in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations.

Accumulated Other Comprehensive Income
--------------------------------------

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective in 1998, requires the disclosure of comprehensive income
(loss) to reflect changes in participants' capital that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2000 and 1999 represents the Trust's unrealized gains (losses) on investment securities:

                                                          2000           1999
                                                       ----------     ---------
Beginning Balance.................................     $   20,167     $      --
Adjustments related to unrealized gain
on investment securities..........................        (20,167)       20,167
                                                       ----------     ---------
Ending Balance....................................     $       --     $  20,167
                                                       ==========     =========

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


Net Income and Cash Distributions Per Beneficiary Interest
----------------------------------------------------------

   Net income and cash distributions per Class A Interest in 2000 and 1999 are based on 1,787,153 Class A Interests outstanding. Net income and cash distributions per Class A Interest in 1998 are based on 1,792,353 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 1,787,153 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash distributions per Class B Beneficiary Interest are based on 3,024,740 Class B Interests outstanding during the years ended December 31, 2000, 1999 and 1998. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes
--------------------------

   No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their separate tax returns.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


NOTE 3 - EQUIPMENT
------------------

   The following is a summary of equipment owned by the Trust at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                               Remaining
                                                              Lease Term            Equipment
                    Equipment Type                              (Months)             at Cost                 Location
------------------------------------------------------      ---------------     -----------------   --------------------------
Aircraft..............................................           24-36          $      32,134,911   NV/Foreign
Manufacturing.........................................           0-32                   9,053,648   CA/MI
Locomotives...........................................            39                    4,574,489   NE
Materials handling....................................           0-26                   4,344,532   AR/FL/GA/IL/IN/KY/MA/
                                                                                                    MI/OH/OR/PA/SC/WI/
                                                                                                    WV/Foreign
Computer and peripherals..............................           0-11                   1,746,321   FL/IN/MI/OH/VA/WI
Construction and mining...............................           0-12                   1,304,734   NV/Foreign
Research and test.....................................             0                      220,896   CA/FL/IL/MI/OH/PA
Photocopying..........................................             0                        2,804   CT
                                                                                -----------------
   Total equipment cost...............................                                 53,382,335
   Accumulated depreciation...........................                                 20,018,229
                                                                                -----------------
   Equipment, net of accumulated depreciation.........                          $      33,364,106
                                                                                =================

   In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. At December 31, 2000, the Trust's equipment portfolio included equipment having a proportionate original cost of $38,561,420, representing approximately 72% of total equipment cost.

   Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $45,363,000 and a net book value of approximately $33,086,000 at December 31, 2000 (see Note 7).

   Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

   As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes fully depreciated equipment held for sale or re-lease with an original cost of approximately $1,886,000 and a net book value of approximately $14,400 at December 31, 2000. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


NOTE 4 - INTEREST IN KETTLE VALLEY
----------------------------------

   On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC, a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia in Canada called Kettle Valley. EFG/Kettle Development LLC, upon receiving the Buyers' contributions for their membership interests, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project is zoned for 1,120 residential units in addition to commercial space. To date, 95 residential units have been constructed and 4 are under construction, all of which have been sold. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

   The Trust's ownership share in EFG/Kettle Development LLC is 50.604% and had a cost of $4,472,129, including a 1% acquisition fee of $44,729 paid to EFG. The acquisition was funded with cash of $3,139,648 and a non-recourse note for $1,332,481. The note bears interest at an annualized rate of 7.5% and will be fully amortized over 34 months commencing April 1, 1999. The note is secured by the Trust's interest in EFG/Kettle Development LLC. The Trust's cost basis in this joint venture was approximately $658,000 greater than its equity interest in the underlying net assets at December 31, 1999. This difference is being amortized over a period of 10 years beginning January 1, 2000. The amount amortized is included as an offset to Interest in Kettle Valley and was $65,800 for the year ended December 31, 2000.

   The Trust accounts for its interest in Kettle Valley using the equity method of accounting. Under the equity method of accounting, the Trust's interest is
(i) increased (decreased) to reflect the Trust's share of income (loss) of the joint venture and (ii) decreased to reflect any distributions the Trust received from the joint venture. The Trust's interest was decreased by $91,066 during the year ended December 31, 2000, reflecting its share of loss from Kettle Valley.

   In addition, the seller purchased a residual sharing interest in a Boeing 767-300 owned by the Buyers and leased to Scandinavian Airlines System ("SAS"). The seller paid $3,013,206 to the Buyers ($1,524,803, or 50.604% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers and is reflected as Other Liabilities on the accompanying Statement of Financial Position at December 31, 2000.

NOTE 5 - INTEREST IN EFG KIRKWOOD
---------------------------------

   On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and Semele formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood"), for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). The Trusts purchased Class A membership interests in EFG Kirkwood and Semele purchased Class B membership interests in EFG Kirkwood. Generally, the Class A interest holders are entitled to certain preferred returns prior to distribution payments to the Class B interest holder. The Trusts collectively own 100% of the Class A membership interests in EFG Kirkwood and Semele owns 100% of the Class B membership interests. The Trusts' interests in EFG Kirkwood constitute 50% of the voting securities of that entity under the operating agreement for the LLC, which gives equal voting rights to Class A and Class B membership interests. The Managing Trustee is the manager of EFG Kirkwood.

   On April 30, 2000, KAI's ownership interests in certain assets and substantially all of its liabilities were transferred to Mountain Resort Holdings LLC ("Mountain Resort"). On May 1, 2000, EFG Kirkwood exchanged its interest in KAI's common and preferred stock for corresponding pro-rata membership interests in Mountain Resort. EFG Kirkwood holds approximately 37.9% of the membership interests in Mountain Resort. Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. The Trust holds a 37.2% membership interest in EFG Kirkwood and correspondingly holds 40% of EFG Kirkwood's Class A voting rights.

   Subsequent to making its ownership interest in Mountain Resort, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resorts LLC ("Mountain Springs"). Mountain Springs, through a wholly owned subsidiary, owns 80% of the common stock and 100% of the Class B Preferred stock in an entity that owns the Purgatory Ski resort in Durango, Colorado.

   The Trust's ownership interest in EFG Kirkwood had an original cost of $3,994,150; including a 1% acquisition fee of $39,546 paid to EFG. The Trust's ownership interest in EFG Kirkwood is accounted for on the equity method and the Trust recorded a loss of $190,201 for the year ended December 31, 2000 representing its pro-rata share of the losses of EFG Kirkwood.

NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

   All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs, both expensed and capitalized, during the years ended December 31, 2000, 1999 and 1998, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                      2000             1999             1998
                                  ------------     ------------     ------------

Acquisition fees................  $     15,484     $     75,281     $         --
Management fees.................       431,078          513,019          659,939
Administrative charges..........       197,789          192,348           90,744
Reimbursable operating expenses
   due to third parties.........       345,574          650,915          702,535
                                  ------------     ------------     ------------

                    Total.......  $    989,925     $  1,431,563     $  1,453,218
                                  ============     ============     ============

   As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For acquisition services during the initial reinvestment period, which expired on September 2, 1997, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions were reinstated through December 31, 2002 and the Trust was permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with such equipment reinvestment assets are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to equipment acquired on or prior to March 31, 1998. For management services earned in connection with equipment acquired on or after April 1, 1998, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. For non-equipment investments other than cash, the Managing Trustee receives an annualized management fee of 1% of such assets under management. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or
(ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and this fee and the other fees described above are subject to certain limitations defined in the Trust Agreement.

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

   All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 2000, the Trust was owed $424,853 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2001.

   Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 9,210 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele.

NOTE 7 - NOTES PAYABLE
----------------------

   Notes payable at December 31, 2000 consisted of installment notes of $26,220,794 payable to banks and institutional lenders. The notes bear interest rates ranging between 6.76% and 9.176%, except for two notes, which bear fluctuating interest rates. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments, except for one note in the amount of $474,925, which is collateralized by the Trust's ownership interest in EFG/Kettle Development LLC (see Note 4). Generally, the equipment-related installment notes will be fully amortized by noncancellable rents. However, the Trust has balloon payment obligations of $16,193,280, and $282,421 at the expiration of lease terms related to an aircraft leased to Scandinavian Airlines System, and its interest in an aircraft leased to Reno Air, Inc., respectively.

   The annual maturities of notes payable are as follows:

      For the year ending December 31, 2001      $ 3,874,532
                                       2002.....   3,214,979
                                       2003.....  18,986,914
                                       2004.....     144,369
                                                 -----------

                                      Total..... $26,220,794
                                                 ===========

   Management believes that the carrying amount of the note payable approximates fair value at December 31, 2000 based on its experience and understanding of the market for instruments with similar terms.

NOTE 8 - INCOME TAXES
---------------------

   The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

   For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,432,279 Class A special cash distributions paid in 1999 and $4,646,862 Class B capital distributions paid in
1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2000, the Managing Trustee had a negative tax capital account balance of $165,559.

   The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                                                            2000                      1999                     1998
                                                     ------------------        ------------------       ------------------
Net income.......................................    $        2,760,130        $        5,802,601       $        4,999,220
   Financial statement depreciation
     less than tax depreciation..................            (2,343,210)               (3,482,896)              (5,652,952)
   Tax gain (loss) in excess of
     book gain (loss) on sale....................              (765,343)                  (23,049)                 139,615
   Deferred rental income........................              (287,303)                 (164,254)                 354,497
   Other.........................................               163,292                    62,400                  (46,700)
                                                     ------------------        ------------------       ------------------

Net (loss) income for federal income tax
    reporting purposes...........................    $         (472,434)       $        2,194,802       $         (206,320)
                                                     ===================       ==================       ==================

   The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                                                    2000                       1999
                                                                             -------------------        ------------------
Participants' capital....................................................    $       23,898,674         $       21,158,711
     Unrealized gain on investment securities............................                    --                    (20,167)
     Add back selling commissions and organization
       and offering costs................................................             4,922,397                  4,922,397
     Financial statement distributions in excess of
       tax distributions.................................................                    --                 15,464,445
     Deduct deferred step-down of capital basis..........................              (689,869)                  (689,869)
     Cumulative difference between federal income tax
       and financial statement income (loss).............................           (20,700,307)               (17,467,743)
                                                                             -------------------        ------------------

Participants' capital for federal income tax reporting purposes..........    $        7,430,895         $       23,367,774
                                                                             ==================         ==================

   Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 9 - LEGAL PROCEEDINGS
--------------------------

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

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


   On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that includes the Trust. Claims involving the second sub-class, not including the Trust, remain pending. As a result of the settlement, the Trust declared a special cash distribution of $1,513,639, including legal fees for Plaintiffs' counsel of $81,360, that was paid in July 1999 ($0.80 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,405,688 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement, as amended. The Trust's share of legal fees and expenses related to the Class Action Lawsuit, including the fees for Plaintiff's counsel referenced above, was estimated to be approximately $280,000, all of which was expensed by the Trust in 1998.

NOTE 10 - GUARANTY AGREEMENT
----------------------------

    On March 8, 2000, the Trust and three affiliated trusts (collectively, the "Trusts") entered into a guaranty agreement whereby the Trusts, jointly and severally, have guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trusts was capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experiences a default under the terms of the master lease agreement.

    As a result of principal reductions on the average guarantee amount, an amended and restated agreement was entered into in December 2000, that reduced the guaranteed amount among the Trusts. At December 31, 2000, the Trust is responsible for 35.08% of the current guaranteed amount of $7,000,000, or $2,455,600. In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. The Trust will receive minimum aggregate fees for its guarantee of not less than $350,800, excluding interest. During the year ended December 31, 2000, the Trust received an upfront cash fee of $175,400 and recognized a total of $301,400 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

NOTE 11 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)
-----------------------------------------------------

   The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                                           Three Months Ended
                                        ------------------------------------------------------------------------------------------

                                        March 31,              June 30,        September 30,       December 31,          Total
                                        ---------              --------        -------------       ------------          -----
              2000
              ----
Lease revenue.................          $2,145,097            $2,035,590         $1,768,284         $1,784,970        $ 7,733,941
Net income....................          $  826,289            $  341,865         $1,477,663         $  114,313        $ 2,760,130
Net income per
 Beneficiary Interest:
     Class A Interests........          $     0.17            $     0.14         $     0.59         $     0.03        $      0.94
     Class B Interests........          $     0.10            $     0.02         $     0.09         $     0.01        $      0.22

----------------------------------------------------------------------------------------------------------------------------------

                             AFG Investment Trust C
                        Notes to the Financial Statements

                                   (Continued)


              1999
Lease revenue.................          $2,852,619            $2,765,585         $2,504,766         $2,163,665        $10,286,635
Net income....................          $  836,664            $1,130,515         $1,366,006         $2,469,416        $ 5,802,601
Net income per
 Beneficiary Interest:
     Class A Interests........          $     0.29            $     0.37         $     0.47         $       --        $      1.13
     Class B Interests........          $     0.08            $     0.11         $     0.13         $     0.43        $      0.75

   Net income for the three months ended September 30, 2000 includes a gain on the sale of equipment, for financial statement purposes, of $1,409,938.

   Net income for the three months ended December 31, 1999 includes a gain on sale of equipment, for financial statement purposes, of $1,716,922.

NOTE 12 - SEGMENT REPORTING
---------------------------

    The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in real estate.

    The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

    Segment information for the years ended December 31, 2000, 1999 and 1998 is summarized below. The accounting policies of the segments are the same as those described in Note 2 of the accompanying financial statements. See Note 2 of the accompanying financial statements for individual lessees which accounted for more than 10% of the Trust's revenues during the years ended December 31, 2000, 1999 and 1998.

                                                             Years ended December 31,
                                              ------------------------------------------------------
                                                     2000               1999              1998
                                              ------------------  ----------------  ----------------
Total Income:
   Equipment Leasing........................         $10,785,068       $15,453,298       $19,153,506
   Real Estate..............................                  --                --                --
                                              ------------------  ----------------  ----------------
      Total.................................         $10,785,068       $15,453,298       $19,153,506

Operating Expenses, Management
   Fees and Other Expenses:
   Equipment Leasing........................         $   944,491       $ 1,106,068       $ 1,453,218
   Real Estate..............................             361,727           250,214                --
                                              ------------------  ----------------  ----------------
      Total.................................         $ 1,306,218       $ 1,356,282       $ 1,453,218

Interest Expense:
   Equipment Leasing.........................        $ 2,404,830       $ 2,412,127       $ 3,098,019
   Real Estate...............................             58,433            66,623                --
                                              ------------------  ----------------  ----------------
      Total..................................        $ 2,463,263       $ 2,478,750       $ 3,098,019

Depreciation and Amortization Expense:
   Equipment Leasing.........................        $ 4,189,657       $ 5,815,665       $ 9,603,049
   Real Estate...............................             65,800                --                --
                                              ------------------  ----------------  ----------------
      Total..................................        $ 4,255,457       $ 5,815,665       $ 9,603,049

Net Income...................................        $ 2,760,130       $ 5,802,601       $ 4,999,220

Capital Expenditures:
     Equipment Leasing.......................        $   646,382       $        --       $        --
     Real Estate.............................          1,287,350         5,846,448                --
                                              ------------------  ----------------  ----------------
                                                     $ 1,933,732       $ 5,846,448       $        --
                                              ==================  ================  ================
Assets:
     Equipment Leasing..............                 $44,232,338       $63,912,013       $72,908,929
     Real Estate....................                   8,119,212         7,178,929                --
                                              ------------------  ----------------  ----------------
                                                     $52,351,550       $71,090,942       $72,908,929

Results of Operations
---------------------

Equipment Leasing
-----------------

   For the year ended December 31, 2000, the Trust recognized lease revenue of $7,733,941 compared to $10,286,635 and $15,201,411 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue is due to lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

   The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG") or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

   Interest income for the year ended December 31, 2000 was $666,975 compared to $1,217,855 and $1,096,363 for the years ended December 31, 1999 and 1998, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Future interest income will fluctuate as a result of changing interest rates, the collection of lease revenue and the proceeds from equipment sales, among other factors. In addition, the Trust distributed $15,200,000 in January 2000 that resulted in a reduction of cash available for investment. See
Note 13 - Subsequent Event, to the accompanying financial statements regarding reinvestment in 2001.

   On March 8, 2000, the Trust and three affiliated trusts entered into a guaranty agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"), (See Note 10 to the accompanying financial statements.) In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. During the year ended December 31, 2000, the Trust received an upfront cash fee of $175,400 and recognized a total of $301,400 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

   The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

   During the three years ended December 31, 2000, the Trust sold equipment having a net book value of $1,412,158, $5,163,109 and $2,355,043, respectively, to existing lessees and third parties, which resulted in net gains, for financial statement purposes, of $2,012,657, $3,687,692 and $2,855,732, respectively.

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

   The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities, which may be advantageous to the Trust, and to maximize total cash returns for each asset.

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

   During the year ended December 31, 2000, the Trust sold investment securities having a book value of $420,513, resulting in a gain, for financial reporting purposes of $70,095.

   Depreciation expense was $4,189,657, $5,815,665, and $9,603,049 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

   Interest expense on equipment related debt was $2,404,830, $2,412,127, and $3,098,019 for the years ended December 31, 2000, 1999, and 1998, respectively. Interest expense will decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

   Management fees related to equipment leasing were $350,618, $460,805 and $659,939 during the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations (see Note 6 to the accompanying financial statements).

   Operating expenses were $543,363, $645,263, and $793,279 for the years ended December 31, 2000, 1999 and 1998, respectively. Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses in 1998 include approximately $280,000 of legal fees related to the Class Action Lawsuit described in Note 9 to the accompanying financial statements. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments of $50,510 during the year ended December 31, 2000.

Real Estate
-----------

   Management fees for non-equipment investments were $80,460 and $52,214 for the years ended December 31, 2000 and 1999, respectively. There were no non-equipment management fees earned by the Trust in the year ended December 31, 1998. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

   For the year ended December 31, 1999, operating expenses included legal fees of $198,000 related to the Trust's ownership interests in Kettle Valley and EFG Kirkwood.

   Interest expense on a note payable related to the Trust's acquisition of its interest in Kettle Valley was $58,433 and $66,623 for the years ended December 31, 2000 and 1999, respectively. There was no real estate related debt outstanding for the year ended December 31, 1998. Interest expense will decrease in the future as payments reduce the outstanding principal balance of the note.

   For the year ended December 31, 2000, the Trust recorded amortization expense of $65,800 in connection with its ownership interest in Kettle Valley. See Note 4 to the accompanying financial statements.

   For the year ended December 31, 2000, the Trust recorded a loss of $190,201 resulting from its interest in EFG Kirkwood and a loss of $91,066 from its interest in Kettle Valley. These losses represent the Trust's share of the losses of EFG Kirkwood and Kettle Valley recorded under the equity method of accounting. See Notes 4 and 5 to the accompanying financial statements.

   For both the years ended December 31, 2000 and 1999, the Trust's real estate assets are composed of ownership interests in Kettle Valley and EFG Kirkwood.

NOTE 13 - SUBSEQUENT EVENT
--------------------------

   In December 2000, the Trust and three affiliated Trusts (collectively, the "Trusts") formed MILPI Holdings, LLC ("MILPI"), which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interests in MILPI and MILPI purchased the common stock of MILPI Acquisition for an aggregate purchase price of $1.2 million. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

   Pursuant to the cash tender offer, MILPI Acquisition acquired 83% of the PLM common stock in February 2001 for a total purchase price of approximately $21.7 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition will merge into PLM, with PLM being the surviving entity. PLM filed a proxy statement with the Securities and Exchange Commission ("SEC") on February 9, 2001 for a special meeting of its shareholders to vote on the merger proposal. Because MILPI Acquisition owns 83% of the PLM common stock, its vote alone would be sufficient to assure the approval of the merger proposal at the special meeting and MILPI has agreed to vote all of its shares in favor of the merger proposal. Once the merger is approved, the Trusts would then jointly own 100% of the outstanding common stock of PLM through their 100% of the oustanding common stock of PLM through their 100% interest in MILPI. However, completion of the SEC staff's review of the proxy statement for approval of the merger is dependent in part on the satisfactory resolution of the Trust's discussions with the staff regarding its possible status as an inadvertent investment company. If the merger is approved, the Trusts may be required to provide an additional $4.7 million to acquire the remaining 17% of PLM's outstanding common stock.

   The Trust has a 34% membership interest in MILPI and its share of the aggregate membership interests in MILPI at December 31, 2000 was $408,000. Equis II Corporation has voting control of the Trusts and owns the Managing Trustee of the Trusts. Semele owns Equis II Corporation. Mr. Engle and Mr. Coyne are officers and directors of MILPI Acquisition.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust C

         Schedule of excess (Deficiency) of Total Cash generated to Cost
                              Of Equipment Disposed

              For the years ended December 31, 2000, 1999 and 1998


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

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2000, 1999 and 1998.

                                                                   2000                  1999                  1998
                                                            ------------------    ------------------    ------------------
Rents earned prior to disposal of
     equipment, net of interest charges................     $        7,830,529    $       30,130,592    $       20,592,192

Sale proceeds realized upon
       disposition of equipment........................              3,424,815             8,850,801             5,210,775
                                                            ------------------    ------------------    ------------------

Total cash generated from rents
     and equipment sale proceeds.......................             11,255,344            38,981,393            25,802,967

Original acquisition cost of equipment
     disposed..........................................              8,258,489            30,545,847            20,351,725
                                                            ------------------    ------------------    ------------------

Excess of total cash generated to cost
     of equipment disposed.............................     $        2,996,855    $        8,435,546    $        5,451,242
                                                            ==================    ==================    ==================

                             AFG Investment Trust C

             STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      For the year ended December 31, 2000

                                                                                       Sales and
                                                                Operations           Refinancings              Total
                                                            -------------------   ------------------    -------------------

Net income.............................................     $          747,473    $        2,012,657    $        2,760,130

Add:
     Depreciation and amortization.....................              4,255,457                    --             4,255,457
     Accretion of bond discount........................                 (6,504)                   --                (6,504)
     Management fees...................................                431,078                    --               431,078
     Book value of disposed equipment..................                     --             1,412,158             1,412,158
     Loss from interest in Kettle Valley...............                 91,066                    --                91,066
     Loss from interest in EFG Kirkwood................                190,201                    --               190,201
     Write-down of investments - other.................                 50,510                    --                50,510
    Gain on sale of investment securities..............                (70,095)                   --               (70,095)
Less:
     Principal reduction of notes payable..............             (6,377,660)                   --            (6,377,660)
                                                            -------------------   ------------------    -------------------

     Cash from operations, sales
     and refinancings..................................               (688,474)            3,424,815             2,736,341

Less:
     Management fees...................................               (431,078)                   --              (431,078)
                                                            -------------------   ------------------    -------------------
     Distributable cash from operations,
     sales and refinancings............................             (1,119,552)            3,424,815             2,305,263

Other sources and uses of cash:
     Cash and cash equivalents
            at beginning of year.......................              4,089,293            18,834,674            22,923,967
     Investments - other...............................                     --              (288,892)             (288,892)
     Interest in EFG Kirkwood..........................                     --            (1,287,350)           (1,287,350)
     Proceeds from sale of investment
           securities..................................                490,608                    --               490,608
       Proceeds from notes payable.....................                     --                25,302                25,302
       Other assets....................................                     --              (408,000)             (408,000)
     Net change in receivables and
          accruals.....................................                287,918                    --               287,918

Less:
     Cash distributions paid...........................                     --           (15,200,000)          (15,200,000)
                                                            ------------------    -------------------   -------------------

Cash and cash equivalents at end of year...............     $        3,748,267    $        5,100,549    $        8,848,816
                                                            ==================    ==================    ==================

                             AFG Investment Trust C

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
                 REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED
                        AND RESTATED DECLARATION OF TRUST

                      For the Year Ended December 31, 2000


     For the year ended December 31, 2000, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:



     Operating expenses                                     $      406,654

                             AFG Investment Trust C

        SCHEDULE OF REIMBURSEABLE OPERATING EXPENSES DUE TO THIRD PARTIES


                      For the Year Ended December 31, 2000


Operating expenses due to third parties for the year ended December 31, 2000 consisted of the following:

Legal.........................................................    $     147,160
Accounting and Tax............................................           89,988
Investor Services.............................................           36,676
Office........................................................           20,468
Insurance.....................................................           19,196
Selling & Remarketing.........................................            9,711
Travel & Entertainment........................................            8,131
Bank Charges..................................................            4,245
Printing & Document Services..................................            3,969
Equipment Maintenance.........................................            3,539
Other.........................................................            2,491
                                                                  -------------

                                      Total...................    $     345,574
                                                                  =============

                             AFG Investment Trust C

                              SCHEDULE OF EQUIPMENT

                             As of December 31, 2000

                                                                 LEASE
                                                               EXPIRATION                       NET BOOK
LESSEE                                    RENTAL SCHEDULE         DATE            COST            VALUE              DEBT
------------------------------------     -----------------    ------------    -------------    --------------    -------------
Advanced Micro Devices, Inc.                  006-RN2                          $ 1,274,733     $          --     $         --
A.O. Smith Corporation                        A-17RN1                               49,452                --               --
Chrysler Corporation                            A-1                                 15,325               777               --
Chrysler Corporation                            A-1B                                 4,530               432               --
Chrysler Corporation                            A-1C                                 1,457               139               --
Chrysler Corporation                            A-3                                522,115            27,335               --
Chrysler Corporation                            A-3B                                62,186             6,302               --
Chrysler Corporation                            A-3C                                29,132             2,780               --
Chrysler Corporation                            B-2                                332,337            17,400               --
Chrysler Corporation                            B-2B                               113,950            11,545               --
Chrysler Corporation                            E-11            01/31/02           196,487            85,422           38,211
Chrysler Corporation                            G-2             02/28/02           858,310           309,889          178,140
Warehouse                                       --                               1,610,872                --               --
Ford Motor Company                          B300609-2RN2                           173,483                --               --
Ford Motor Company                             106970                               12,493                --               --
Ford Motor Company                          142403-2RN2                             73,632                --               --
GE Aircraft Engines                             3RN3            11/30/01            51,390                --               --
General Electric Company                         4                                   1,339                --               --
General Electric Company                         5                                     335                --               --
General Motors Corporation                      H-6                                 75,771             7,777               --
GATX Logistics, Inc.                            E-1                                148,148                --               --
General Motors Corporation                      C-1                                124,214                --               --
General Motors Corporation                      C-2                                 28,782                --               --
General Motors Corporation                      C-4                                815,215                --               --
General Motors Corporation                      C-5                              1,317,467                --               --
General Motors Corporation                    B-16RN1                               46,957                --               --
Getchell Gold Corporation                       A-10                               219,162            27,319               --
Hyundai Electronics America, Inc.               1AO             08/31/03         6,513,220         2,894,764        2,748,632
Owens-Corning Fiberglass Corp.                  A-35                                16,507             1,970               --
Owens-Corning Fiberglass Corp.                  A-38                                   453                --               --
Tenneco Packaging                             B-75RN1                               30,500                --               --
Tenneco Packaging                             B-76RN1                               16,887                --               --

                                                                 LEASE
                                                               EXPIRATION                       NET BOOK
LESSEE                                    RENTAL SCHEDULE         DATE            COST            VALUE              DEBT
------------------------------------     -----------------    ------------    -------------    --------------    -------------
Tenneco Packaging                                B-77                           $   47,991     $          --     $         --
Tenneco Packaging                                B-81                               13,089                --               --
Reno Air, Inc.                                  N753RA          01/14/03         1,239,741           959,036          553,729
Scandinavian Airlines System                  LN-RCGRN1         12/29/03        30,895,170        25,493,681       20,454,311
Southern New England Telephone                   A-13                                2,804                --               --
Tarmac Mid-Atlantic, Inc.                        A-4                                61,151                --               --
Tarmac Florida, Inc.                             A-2                                65,683                --               --
Temple-Inland Forest Product Group              A-1RN1                              21,485             5,632               --
Union Pacific Railroad Company                 11011991         03/31/04         4,574,486         2,988,328        1,700,593
USX Corporation                                  A-4                                   503                --               --
Walker Manufacturing Company                     A-15                              250,539                --               --
Walker Manufacturing Company                     A-16                               50,551                --               --
Western Bulk Carriers                            A-2                               493,702           125,038           37,400
Western Bulk Carriers                            A-3            12/31/01           591,861           230,168           34,853
Western Bulk Carriers                            A-4            02/28/03           336,738           168,372               --
                                                                              -------------    --------------    -------------

          Total                                                               $ 53,382,335     $  33,364,106     $ 25,745,869
                                                                              =============    ==============    =============

                                       36