Form 10-K/A, Exhibit 13
period 2001-12-31
AFG INVESTMENT TRUST C
filed 2002-05-16
CIK 879496

EXHIBIT 13

                              AFG INVESTMENT TRUST

                             AFG INVESTMENT TRUST C

              ANNUAL REPORT TO THE PARTICIPANTS, DECEMBER 31, 2001

                             AFG Investment Trust C

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS




                                                                              Page
                                                                              ----
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .    22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . . .    23

FINANCIAL STATEMENTS:

Report of Independent Certified Public Accountants.. . . . . . . . . . . . .    34

Statement of Financial Position
at December 31, 2001 (Restated) and 2000 (Restated). . . . . . . . . . . . .    35

Statement of Operations
for the years ended December 31, 2001 (Restated), 2000 (Restated) and 1999 .    36

Statement of Changes in Participants' Capital
for the years ended December 31, 2001 (Restated), 2000 (Restated) and 1999..    37

Statement of Cash Flows
for the years ended December 31, 2001 (Restated), 2000 (Restated) and 1999..    38

Notes to the Financial Statements. . . . . . . . . . . . . . . . . . . . . .    39

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed. . . . . . . . . . . . . . . . . . .    61

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings (Restated) . . . . . . . . . . . . .    62

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust . . . . . . . . . . . . . .    63

Schedule of Reimbursable Operating Expenses Due to Third Parties . . . . . .    64

Schedule of Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . .    65

                            SELECTED FINANCIAL DATA

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

For  each  of  the  five  years  in  the  period  ended  December  31,  2001:


Summary of Operations                 2001            2000         1999         1998         1997
--------------------------------  -------------  -------------  -----------  -----------  ------------
                                  Restated (1)   Restated (1)
 Lease revenue                    $  6,519,899   $   7,733,941  $10,286,635  $15,201,411  $16,912,628

 Total income                     $  6,985,008   $  10,785,068  $15,453,298  $19,153,506  $17,455,773

 Net income (loss)                $ (5,599,193)  $   2,050,016  $ 5,802,601  $ 4,999,220  $   877,213

Per Beneficiary Interest:
    Net income (loss)
    Class A Interests             $      (2.84)  $        0.66  $      1.13  $      1.17  $      0.49
    Class B Interests             $      (0.10)  $        0.18  $      0.75  $      0.39  $     (0.12)

    Cash distributions declared
    Class A Interests             $          -   $           -  $      4.56  $      1.64  $      3.11
    Class B Interests             $          -   $           -  $      3.66  $      2.10  $      0.30

Financial Position
--------------------------------

 Total assets                     $ 42,170,719   $  51,641,436  $71,090,942  $72,908,929  $82,036,778

 Total long-term obligations      $ 22,382,964   $  26,220,794  $32,573,152  $35,072,883  $39,928,173

 Participants' capital            $ 17,589,367   $  23,188,560  $21,158,711  $36,360,494  $41,159,172


(1) See Note 1 to the financial statements, regarding the restatement of the Trust's 2001 and 2000 financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 2001 compared to the year
          ended December 31, 2000 and the year ended December 31, 2000 compared to the year ended December 31, 1999

Subsequent to the issuance of the financial statements of AFG Investment Trust C (the "Trust") as of and for the year ended December 31, 2001, the Trust restated the amount recorded as its share of loss on its interest in EFG Kirkwood LLC ("EFG Kirkwood") under the equity method of accounting for the years ended December 31, 2001 and 2000. As a result, the financial statements as of and for the years ended December 31, 2001 and 2000 have been restated from amounts previously reported. The effects of the restatements are presented in Note 1 to the accompanying financial statements and have been reflected herein. The following should be read in conjunction with the restated 2001 and 2000
Financial Statements, including notes thereto. The following discussion compares the restated December 31, 2001 financial condition and results of operations to the restated December 31, 2000 financial condition and results of operations and the restated December 31, 2000 results of operations to the results of operations for the year ended December 31, 1999.

Certain statements in this annual report of the Trust that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.


Overview
--------

The Trust was organized in 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. In 1998, the Trust Agreement was modified to permit the Trust to invest in assets other than equipment. Subsequently, the Trust has made certain non-equipment investments. During 2001, the Trust and three affiliated trusts (collectively, the "Trusts"), through a jointly owned entity, acquired 83% of the outstanding common stock of PLM International, Inc. ("PLM"). PLM is an equipment management company specializing in the leasing of transportation equipment. See further discussion of PLM and other acquisitions below. Pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2004.

The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interests in EFG Kirkwood and EFG/Kettle Development LLC ("Kettle Valley"). The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust unintentionally may have engaged, or may engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust were determined to be an investment company, its business would be adversely affected. The Managing Trustee is engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. If necessary, the Trust intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

The events of September 11, 2001 and the slowing U.S. economy could have an adverse effect on market values for the Trust's assets and the Trust's ability to negotiate future lease agreements. Notwithstanding the foregoing, it currently is not possible for the Managing Trustee to determine the long-term effects, if any, that these events may have on the economic performance of the Trust's equipment portfolio. Approximately 62% of the Trust's equipment portfolio consists of commercial jet aircraft. The events of September 11, 2001 adversely affected market demand for both new and used commercial aircraft and weakened the financial position of most airlines. No direct damage occurred to any of the Trust's assets as a result of these events and while it is currently not possible for the Managing Trustee to determine the ultimate long-term economic consequences of these events to the Trust, the Managing Trustee expects that the resulting decline in air travel will suppress market prices for used aircraft in the short term and could inhibit the viability of the airline industry. In the event of a default by an aircraft lessee, the Trust could suffer material losses. At December 31, 2001, the Trust has collected substantially all rents owed from aircraft lessees. The Managing Trustee is monitoring the situation and will continue to evaluate potential implications to the Trust's financial position and future liquidity.

Critical  Accounting  Policies  and  Estimates
----------------------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Managing Trustee to make estimates and assumptions that affect the amounts reported in the financial statements. On a regular basis, the Managing Trustee reviews these estimates and assumptions including those related to revenue recognition, asset lives and depreciation, impairment of long-lived assets and contingencies. These estimates are based on the Managing Trustee's historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Managing Trustee believes, however, that the estimates, including those for the above-listed items, are reasonable.

The Managing Trustee believes the following critical accounting policies, among others, are subject to significant judgments and estimates used in the preparation of these financial statements:

Revenue Recognition:  Rents are payable to the Trust monthly or quarterly and no
--------------------
significant amounts are calculated on factors other than the passage of time. The majority of the Trust's leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred.

Asset  lives  and depreciation method: The Trust's primary business involves the
--------------------------------------
purchase and subsequent lease of long-lived equipment. The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

Impairment  of  long-lived  assets:  On  a  regular  basis, the Managing Trustee
-----------------------------------
reviews  the net carrying value of equipment and equity investments to determine
-----
whether it can be recovered from undiscounted future cash flows. Adjustments to reduce the net carrying value of long-lived assets are recorded in those instances where estimated net realizable value is considered to be less than net carrying value and are reflected separately on the accompanying Statement of Operations as write-down of equipment. Inherent in the Trust's estimate of net realizable value are assumptions regarding estimated future cash flows. If these assumptions or estimates change in the future, the Trust could be required to record impairment charges for these assets.

Contingencies  and  litigation:  The  Trust  is  subject  to  legal  proceedings
-------------------------------
involving ordinary and routine claims related to its business when quantifiable,
-------
estimates for losses from litigation are made after consultation with outside counsel. If estimates of potential losses increase or the related facts and circumstances change in the future, the Trust may be required to adjust amounts recorded in its financial statements.

Segment  Reporting
------------------

The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio and the Trust's interest in MILPI Holdings, LLC ("MILPI"). MILPI owns MILPI Acquisition Corp., which owns the majority interest in PLM, an equipment leasing and asset management company. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in EFG Kirkwood and Kettle Valley. There are no material intersegment sales or transfers.

Segment information for the years ended December 31, 2001, 2000 and 1999 is summarized below.


                                           2001           2000          1999
                                       -------------  -------------  -----------
                                       Restated (1)   Restated (1)

Total Income: (2)
   Equipment leasing                   $  6,985,008   $ 10,785,068   $15,453,298
   Real estate                                    -              -             -
                                       -------------  -------------  -----------
     Total                             $  6,985,008   $ 10,785,068   $15,453,298
                                       =============  =============  ===========

Operating Expenses, Management Fees
           and Other Expenses:
   Equipment leasing                   $  1,501,130   $    944,491   $ 1,106,068
   Real estate                               75,737         80,460       250,214
                                       -------------  -------------  -----------
     Total                             $  1,576,867   $  1,024,951   $ 1,356,282
                                       =============  =============  ===========

Interest Expense:
   Equipment leasing                   $  2,037,067   $  2,404,830   $ 2,412,127
   Real estate                               17,996         58,433        66,623
                                       -------------  -------------  -----------
     Total                             $  2,055,063   $  2,463,263   $ 2,478,750
                                       =============  =============  ===========

Depreciation, Writedown of Equipment
  and Amortization Expense:
   Equipment leasing                   $  9,437,264   $  4,189,657   $ 5,815,665
   Real estate                               75,495         65,800             -
                                       -------------  -------------  -----------
     Total                             $  9,512,759   $  4,255,457   $ 5,815,665
                                       =============  =============  ===========


 Equity Interests:
   Equipment leasing                   $    984,280   $          -   $         -
   Real estate                             (423,792)      (991,381)            -
                                       -------------  -------------  -----------
     Total                             $    560,488   $   (991,381)  $         -
                                       =============  =============  ===========


 Net Income (Loss):                    $ (5,599,193)  $  2,050,016   $ 5,802,601
                                       =============  =============  ===========


 Capital Expenditures:
   Equipment leasing                   $  7,162,123   $    696,892   $   412,529
   Real estate                                    -      1,287,350     5,846,448
                                       -------------  -------------  -----------
     Total                             $  7,162,123   $  1,984,242   $ 6,258,977
                                       =============  =============  ===========

 Assets:
   Equipment leasing                   $ 35,251,213   $ 44,232,338   $63,912,013
   Real estate                            6,919,506      7,409,098     7,178,929
                                       -------------  -------------  -----------
     Total                             $ 42,170,719   $ 51,641,436   $71,090,942
                                       =============  =============  ===========



(1) See Note 1 to the accompanying financial statements, regarding the restatement of the Trust's 2001 and 2000 financial statements.

(2) Includes equipment leasing revenue of $6,519,899, $7,733,941 and $10,286,635 for the years ended
December  31,  2001,  2000  and  1999,  respectively.


Results  of  Operations
-----------------------


Equipment  Leasing
------------------

For the year ended December 31, 2001, the Trust recognized lease revenue of $6,519,899 compared to $7,733,941 and $10,286,635 for the years ended December 31, 2000 and 1999, respectively. The decrease in lease revenue is due to lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership ("EFG"). Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee, Reno Air, Inc. ("Reno"), to early terminate the lease of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. The Reno Programs received an early termination fee of $840,000 and a payment of $400,000 for certain maintenance required under the existing lease agreement. The Trust's share of the early termination fee was $74,424, which was recognized as lease revenue during the year ended December 31, 2001 and its share of the maintenance payment was $35,440, which is accrued as a maintenance obligation at December 31, 2001. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs are to receive rents of $6,240,000 over the lease term, of which the Trust's share is $552,864. During the years ended December 31, 2001, 2000 and 1999, the Trust recognized lease revenue including the early termination fee discussed above of $219,210, $159,904 and $153,980, respectively, related to its interest in this aircraft.

Interest income for the year ended December 31, 2001 was $157,725 compared to $666,975 and $1,217,855 for the years ended December 31, 2000 and 1999, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. The Trust distributed $15,200,000 in January 2000 that resulted in a reduction of cash available for investment.

On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). During the year ended December 31, 2001, the requirements of the guarantee agreement were met and the Trust received payment for all outstanding amounts totaling $224,513, including $89,583 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2001, the Trust received an upfront cash fee of $175,400 and recognized a total of $301,400 in income related from the guarantee. The guarantee fee is reflected as Other Income in the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.

The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

During the three years ended December 31, 2001, the Trust sold equipment having a net book value of $60,151, $1,412,158 and $5,163,109, respectively, to existing lessees and third parties, which resulted in net gains, for financial statement purposes, of $124,658, $2,012,657 and $3,687,692, respectively.

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

Depreciation expense was $3,811,250, $4,189,657, and $5,815,665 for the years ended December 31, 2001, 2000 and 1999, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

During the year ended December 31, 2001, the Trust recorded a write-down of equipment, representing an impairment to the carrying value of the Trust's interest in a Boeing 767-300ER aircraft. The resulting charge of $5,578,975 was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft. The estimate of the fair value was based on (i) information provided by a third-party aircraft broker and (ii) EFG's assessment of prevailing market conditions for similar aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft.

Interest expense on equipment related debt was $2,037,067, $2,404,830, and $2,412,127 for the years ended December 31, 2001, 2000 and 1999, respectively. Interest expense will continue to decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

Management fees related to equipment leasing were $357,510, $350,618 and $460,805 during the years ended December 31, 2001, 2000 and 1999, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations.

Operating expenses - affiliate were $1,143,620, $543,363, and $843,263 for the years ended December 31, 2001, 2000 and 1999, respectively. Operating expenses
- affiliate in 2001 included approximately $293,000 of remarketing costs related to the re-lease of an aircraft in June 2001 and $140,000 for ongoing legal costs associated with the Trust's ongoing discussions with the Securities and Exchange Commission regarding its investment company status. Operating expenses - affiliate also included approximately $114,000 of costs reimbursed to EFG as a result of the successful acquisition of the PLM common stock. In conjunction with the acquisition of the PLM common stock, EFG became entitled to recover certain out of pocket expenses which it had previously incurred. Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments $50,510 during the year ended December 31, 2000.

For the year ended December 31, 2001, the Trust recorded income of $984,280 and amortization expense of $9,695, in connection with its ownership interest in MILPI. This income represents the Trust's share of the net income of MILPI recorded under the equity method of accounting. The Trust's income from MILPI results from MILPI's indirect ownership of PLM common stock acquired in February 2001.

MILPI
-----

During the period February 7, 2001 (date of inception) through December 31, 2001, MILPI recognized operating revenues of approximately $10,376,000, consisting primarily of $5,217,000 of management fees, $2,032,000 of acquisition and lease negotiation fees, $1,716,000 of equity income in partnership interests and $472,000 of operating lease income. In addition, MILPI recognized other income of approximately $467,000, consisting primarily of interest income earned on investments.

During the same period, MILPI incurred total operating expenses of $5,856,000, consisting primarily of $3,290,000 of general and administrative expenses, $1,255,000 of depreciation and amortization, $511,000 from impairment of its investment in managed programs and $800,000 of operations support expenses, which include salary and office-related expenses for operational activities. In addition, MILPI also incurred income tax expense of $1,611,000 and recorded minority interest expense of $429,000.

Real  Estate
------------

Management fees for non-equipment investments were $75,737, $80,460 and $52,214 for the years ended December 31, 2001, 2000 and 1999, respectively. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

For the year ended December 31, 1999, operating expenses included legal fees of $198,000 related to the Trust's ownership interests in Kettle Valley and EFG Kirkwood.

The Trust has an approximately 51% ownership interest in Kettle Valley (see further discussion below). For the years ended December 31, 2001 and 2000, the Trust recorded losses of $332,692 and $91,066, respectively, from its interest in Kettle Valley. The losses represent the Trust's share of the losses of Kettle Valley recorded under the equity method of accounting. In each of the years ended December 31, 2001 and 2000, the Trust recorded amortization expense of $65,800, in connection with its ownership interest in Kettle Valley. Interest expense on a note payable related to the Trust's acquisition of its interest in Kettle Valley was $17,996, $58,433 and $66,623 for the years ended December 31, 2001, 2000, and 1999, respectively. The note was repaid as of December 31, 2001.

The Trust owns 40% of the Class A membership interests of EFG Kirkwood, a joint venture between the Trust, certain affiliated trusts, and Semele. AFG ASIT Corporation, the Managing Trustee of the Trust and a subsidiary of Semele, also is the manager of EFG Kirkwood.

EFG  Kirkwood  owns  membership  interests  in:

      Mountain  Resort  Holdings  LLC  ("Mountain  Resort")  and
      Mountain  Springs  Resort  LLC  ("Mountain  Springs").

Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development.

Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in DSC/Purgatory LLC ("Purgatory") in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail, and food and beverage services, with the remainder of its revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

For the year ended December 31, 2001, the Trust recorded a loss of $91,100 on its ownership interest in EFG Kirkwood, compared to a loss of $900,315 for the year ended December 31, 2000. The loss in 2000 was caused principally by losses reported by Purgatory for the period May 1, 2000 to December 31, 2000. Mountain Springs, through a wholly owned subsidiary, became an equity participant in Purgatory on May 1, 2000. Consequently, Mountain Springs did not participate in the operating results of Purgatory for the period from January 1, 2000 to April 30, 2000, generally the period of Purgatory's peak income activity. Accordingly, the losses incurred in 2000 do not reflect a full year's operating activities for Purgatory. See Note 6 to the accompanying financial statements.

Through its ownership of 40% of the Class A membership interests in EFG Kirkwood, the Trust indirectly owns interests in two ski resort operating companies, Purgatory and Mountain Resort. EFG Kirkwood owns 50% of the membership interests in Mountain Springs which, through a wholly-owned subsidiary, owns 80% of the common member interests and 100% of the Class B preferred member interests of Purgatory. EFG Kirkwood also owns approximately 38% of the membership interests in Mountain Resort which, through four wholly-owned subsidiaries, owns Kirkwood Mountain Resort. The Trust accounts for its ownership interests using the equity method of accounting.

Mountain  Resort
----------------

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company.

During the year ended December 31, 2001, Mountain Resort recorded total revenues of approximately $29,597,000 compared to approximately $27,741,000 for the same period in 2000. The increase in total revenues from 2000 to 2001 of $1,856,000 is primarily the result of an increase in ski-related revenues offset by a decrease in residential-related revenues.

Ski-related revenues increased approximately $4,078,000 for the year ended December 31, 2001 compared to 2000. The increase in ski-related revenues resulted from improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 336,000 skiers for the year ended December 31, 2001 as compared to approximately 291,000 skiers in 2000.

Residential-related revenues and other operations revenues decreased approximately $2,222,000 for the year ended December 31, 2001 as compared to 2000. The decrease primarily reflects the completion of a 40-unit condominium residential and commercial building in December 1999 resulting in a significant number of condominium sales closing in January 2000.

During the year ended December 31, 2001, Mountain Resort recorded total expenses of approximately $30,117,000 compared to approximately $27,464,000 in 2000. The increase in total expenses of $2,653,000 from 2000 to 2001 is the result of increases in ski-related expenses and residential-related and other operations expenses.

Ski-related expenses in 2001 increased approximately $2,425,000 compared to 2000 as a result of an increase in ski-related revenue, as discussed above.

Residential-related expenses and other operations expenses increased approximately $228,000 in the year end December 31, 2001 compared to 2000, as a result of an increase in other operations expenses largely offset by a decrease in cost of sales from condominium units sold during the year ended December 31, 2001 compared to 2000, as discussed above.


Mountain  Springs
-----------------

Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails located near Durango, Colorado. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services, with the remainder of revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

Mountain Springs became an equity participant in Purgatory on May 1, 2000 and therefore did not have an interest in Purgatory during the three months ended March 31, 2000. For comparative purposes, the following discussion of Purgatory's operating results includes the operating results for the three months ended March 31, 2000.

During the year ended December 31, 2001, Purgatory recorded total revenues of approximately $15,250,000 compared to approximately $13,507,000 for the same period of 2000. The increase in total revenues from 2000 to 2001 of approximately $1,743,000 is the result of improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 306,000 skiers for the year ended December 31, 2001 compared to 286,000 skiers in the same period of 2000.

Total expenses were approximately $15,648,000 for the year ended December 31, 2001 compared to approximately $16,163,000 for the same period in 2000. The decrease in total expenses for the year ended December 31, 2001 compared to the same period in 2000 of approximately $515,000 is a result of decreases in operating expenses of approximately $75,000, non-operating costs of approximately $100,000 and financing costs of approximately $340,000.

Kettle  Valley
--------------

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. The project, which is being developed by Kettle Valley Development Limited Partnership, consists of approximately 280 acres of land that is zoned for 1,120 residential units in addition to commercial space. To date, 108 residential units have been constructed and sold and 10 additional units are under construction.

During the twelve months ended December 31, 2001, Kettle Valley recorded revenues of $4,596,837 compared to $6,250,711 for the same period in 2000. The decrease in revenues is the result of a decrease in the number of lot and home sales.

Kettle Valley incurred total expenses of $5,967,703 during the twelve months ended December 31, 2001 compared to $7,118,553 for the same period in 2000. The decrease in expenses is the result of a decrease in the number of lot and home sales discussed above.


Liquidity  and  Capital  Resources  and  Discussion  of  Cash  Flows
--------------------------------------------------------------------

The Trust by its nature is a limited life entity. The Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,682,916, $5,546,026 and $6,918,949 for the years ended December 31, 2001,
2000 and 1999, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, will also decline as the Trust experiences a higher frequency of remarketing events. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

At lease inception, the Trust's equipment was leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessee will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

At December 31, 2001, the Trust was due aggregate future minimum lease payments of $9,923,959 from contractual lease agreements, a portion of which will be used to amortize the principal balance of notes payable of $22,382,964. Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, the cash flows of the Trust will become less predictable as the Trust remarkets its equipment.

Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows.

In December 2000, the Trusts formed MILPI, which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interests in MILPI ($408,000 for the Trust) and MILPI purchased the shares of MILPI Acquisition for an aggregate purchase price of $1.2 million at December 31, 2000. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

Pursuant to the cash tender offer, MILPI Acquisition acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition would merge into PLM, with PLM being the surviving entity. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting on February 6, 2002. The Trust and AFG Investment Trust D ("Trust D") provided $4.4 million to acquire the remaining 17% of PLM's outstanding common stock of which $2,399,199 was contributed by the Trust. The funds were obtained from existing resources and internally generated funds and by means of a 364 day, unsecured loan from PLM evidenced by a promissory note in the principal amount of $719,760 that bears interest at LIBOR plus 200 basis points (subject to an interest rate cap).

At December 31, 2001, the Trust has a 34% membership interest in MILPI having an original cost of $7,543,992. The cost of the Trust's interest in MILPI reflects MILPI Acquisition's cost of acquiring the common stock of PLM, including the amount paid for the shares tendered of $7,403,746, capitalized transaction costs of $66,209 and a 1% acquisition fee paid to a wholly-owned subsidiary of Semele of $74,037. The acquisition fees were capitalized by the Trust and are being amortized over a period of 7 years beginning March 1, 2001. The Trust's ownership in MILPI subsequent to the merger was increased from 34% to 37.5%.

The Trust expended $1,287,350 in 2000 and $2,706,800 in 1999 to acquire its ownership interest in EFG Kirkwood. During 1999, the Trust expended $3,139,648 to acquire its ownership interest in Kettle Valley. In connection with the acquisition of its ownership interest in Kettle Valley, the Trust was paid $1,524,803 for a residual interest in an aircraft

In  2001,  2000  and  1999,  the  Trust expended $26,131, $288,892 and $412,529, respectively, to acquire certain other investments and investment securities. The Trust also realized proceeds from the disposition of investment securities of $490,608, during the year ended December 31, 2000.

During 2001, 2000 and 1999, the Trust realized net cash proceeds from equipment disposals of $184,809, $3,424,815, and $8,850,801, respectively. Sales proceeds in 2000 include $2,717,790 related to the Trust's 66% interest in certain rail equipment, which was sold in July 2000. Sales proceeds in 1999 included
$4,997,297 related to the Trust's interest in a McDonnell Douglas MD-82 aircraft, which was sold in January 1999.

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

Ski resorts are subject to a number of risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1999, the Trust recorded an unrealized gain on available-for-sale securities of $20,167. This gain was recorded as a component of comprehensive income included in the Statement of Changes in Participants' capital. These available-for-sale securities were sold in 2000 resulting in a realized gain of $70,095.

The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. During 1999, the Trust leveraged $1,332,481 of its ownership interest in Kettle Valley. The Kettle Valley debt was repaid as of December 31, 2001. Generally, each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period, which period generally coincides with the lease rental term. The amount of cash used to repay debt obligations may fluctuate in the future due to the financing of assets, which may be acquired. In addition, the Trust has a balloon payment obligation of $16,193,280 at the expiration of the lease term related to an aircraft leased to Scandinavian Airlines System ("SAS").

In July 1997, the Trust issued 3,024,740 Class B Interests at $5.00 per interest. Class A Beneficiaries purchased 5,520 Class B Interests, generating $27,600 of such aggregate capital contributions, and EFG, as Special Beneficiary, purchased 3,019,220 Class B Interests. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. In December 1999, an affiliate of the Trust, Semele, purchased 85% of the common stock of Equis II Corporation, subject to certain voting restrictions with respect to the Class B Interests of the Trust owned by Equis II Corporation. In May 2000, Semele acquired the remaining 15% of the common stock of Equis II Corporation and, in November 2000, the voting restrictions with respect to the Class B Interests were terminated. As a result, Semele has voting control over the Trust. The former majority stockholders of Equis II Corporation, Gary D. Engle and James A. Coyne, are both members of the Board of Directors of, and collectively own a majority of the stock in, Semele. Mr. Engle is Semele's Chairman and Chief Executive Officer and Mr. Coyne is Semele's President and Chief Operating Officer.

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

After the amendment of the Trust Agreement in 1998, the Managing Trustee evaluated and pursued a number of potential new investments, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intended to continue to evaluate additional new investments, it anticipated that the Trust would be able to fund these new investments with cash on hand or from other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, in 1999, the Trust declared a special cash distribution to the Trust Beneficiaries totaling $15,200,000, which was paid in January 2000.

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

The payment of distributions is presented as a component of financing activities on the accompanying Statement of Changes of Cash Flows. No cash distributions were declared during the years ended December 31, 2001 or 2000. In any given year, it is possible that Beneficiaries will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Beneficiaries adequate to cover any tax obligation. The Trust Agreement requires that sufficient distributions be made to enable the Beneficiaries to pay any state and federal income taxes arising from any sale or refinancing transactions, subject to certain limitations.

Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment assets. Future market conditions, technological changes, the ability of EFG to manage and remarket the equipment, and many other events and circumstances, could enhance or detract from individual yields and the collective performance of the Trust's equipment portfolio. The ability of the Managing Trustee and its affiliates to develop and profitably manage its non-equipment assets and the return from its interest in MILPI will impact the Trust's overall performance.

In the future, the nature of the Trust's operations and principal cash flows will continue to shift from rental receipts to equipment sale proceeds. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2001, the Managing Trustee had a negative tax capital account balance of $55,893. No such requirement exists with respect to the Special Beneficiary.

New  Accounting  Pronouncements
-------------------------------

Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Trust believes the adoption of SFAS No. 141 has not had a material impact on its financial statements.

Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued in July 2001 and is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Trust to complete a transitional goodwill impairment test six months from the date of adoption. The Trust believes the adoption of SFAS No. 142 will not have a material impact on its financial statements.

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued in October 2001 and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Trust believes that the adoption of SFAS No. 144 will not have a material impact on its financial statements.

               Report of Independent Certified Public Accountants


We have audited the accompanying statements of financial position of AFG Investment Trust C as of December 31, 2001 and 2000, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of MILPI Holdings, LLC, and subsidiary for 2001 and the financial statements of EFG Kirkwood, LLC for 2000, limited liability companies in which the Trust has a 34% and 37.2% interest, respectively, have been audited by other auditors whose reports have been furnished to us; insofar as our opinion on the financial statements relates to data included for MILPI Holdings, LLC, and subsidiary for 2001 and EFG Kirkwood, LLC for 2000, it is based solely on their reports.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust C at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to the Annual Report is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying financial statements for the year ended December 31, 2001 and 2000 have been restated as discussed in Note 1.


                                   /S/  ERNST  &  YOUNG  LLP

Tampa,  Florida
May  10,  2002

                             AFG INVESTMENT TRUST C

                         STATEMENT OF FINANCIAL POSITION

                           DECEMBER 31, 2001 AND 2000




                                                              2001           2000
ASSETS                                                       Restated       Restated
                                                           -------------  -------------
                                                            (See Note 1)   (See Note 1)

Cash and cash equivalents                                  $  1,716,588   $  8,848,816
Rents receivable                                                124,627        257,399
Accounts receivable - affiliate                                 103,602        424,853
Guarantee fee receivable                                              -        126,000
Interest receivable                                                   -          8,930
Loan receivable - EFG/Kettle Development LLC                    176,070         77,059
Interest in EFG/Kettle Development LLC                        3,916,771      4,315,263
Interest in EFG Kirkwood LLC                                  3,002,735      3,093,835
Interest in MILPI Holdings, LLC                               8,518,577        408,000
Investments - other                                             264,513        238,382
Other assets, net of accumulated amortization
  of $47,039 at December 31, 2001                               433,506        478,793
Equipment at cost, net of accumulated depreciation
  of $27,813,022 and $20,018,229 at December 31, 2001
  and 2000, respectively                                     23,913,730     33,364,106
                                                           -------------  -------------

      Total assets                                         $ 42,170,719   $ 51,641,436
                                                           =============  =============


LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                              $ 22,382,964   $ 26,220,794
Accrued interest                                                 38,807        344,871
Accrued liabilities                                             135,019        284,691
Accrued liabilities - affiliates                                150,695         47,835
Deferred rental income                                          277,357         29,882
Other liabilities                                             1,596,510      1,524,803
                                                           -------------  -------------
     Total liabilities                                       24,581,352     28,452,876
                                                           -------------  -------------


Participants' capital (deficit):
   Managing Trustee                                             (56,972)        16,285
   Special Beneficiary                                                -        134,353
   Class A Beneficiary Interests (1,787,153 Interests;
     initial purchase price of $25 each)                     19,984,706     25,062,188
   Class B Beneficiary Interests (3,024,740 Interests;
     initial purchase price of $5 each)                               -        314,101
   Treasury Interests (223,861 Class A Interests at Cost)    (2,338,367)    (2,338,367)
                                                           -------------  -------------
     Total participants' capital                             17,589,367     23,188,560
                                                           -------------  -------------

     Total liabilities and participants' capital           $ 42,170,719   $ 51,641,436
                                                           =============  =============




    The accompanying notes are an integral part of these financial statements

                             AFG INVESTMENT TRUST C

                             STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                      2001          2000          1999
                                                    Restated      Restated
                                                   ------------  ------------  ------------
INCOME

Lease revenue                                      $ 6,519,899   $ 7,733,941   $10,286,635
Interest income                                        157,725       666,975     1,217,855
Gain on sale of equipment                              124,658     2,012,657     3,687,692
Gain on sale of investment securities                        -        70,095             -
Other income                                           182,726       301,400       261,116
                                                   ------------  ------------  -----------
  Total income                                       6,985,008    10,785,068    15,453,298
                                                   ------------  ------------  -----------

EXPENSES

Depreciation and amortization                        3,933,784     4,255,457     5,815,665
Write-down of equipment                              5,578,975             -             -
Interest expense                                     2,055,063     2,463,263     2,478,750
Management fees - affiliates                           433,247       431,078       513,019
Operating expenses - affiliate                       1,143,620       543,363       843,263
Write-down of other investment                               -        50,510             -
                                                   ------------  ------------  -----------
  Total expenses                                    13,144,689     7,743,671     9,650,697
                                                   ------------  ------------  -----------

EQUITY INTERESTS

Equity in net loss of EFG/Kettle Development LLC      (332,692)      (91,066)            -
Equity in net loss of EFG Kirkwood LLC                 (91,100)     (900,315)            -
Equity in net income of MILPI Holdings, LLC            984,280             -             -
                                                   ------------  ------------  -----------
  Total income (loss) from equity interests            560,488      (991,381)            -
                                                   ------------  ------------  -----------

Net income (loss)                                  $(5,599,193)  $ 2,050,016   $ 5,802,601
                                                   ============  ============  ===========


Net income (loss)
   per Class A Beneficiary Interest                $     (2.84)  $      0.66   $      1.13
                                                   ============  ============  ===========
   per Class B Beneficiary Interest                $     (0.10)  $      0.18   $      0.75
                                                   ============  ============  ===========
Cash distributions declared
   per Class A Beneficiary Interest                $         -   $         -   $      4.56
                                                   ============  ============  ===========
   per Class B Beneficiary Interest                $         -   $         -   $      3.66
                                                   ============  ============  ===========




    The accompanying notes are an integral part of these financial statements

                             AFG INVESTMENT TRUST C

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                           Managing      Special
                                           Trustee     Beneficiary   Class A Beneficiaries                Class B Beneficiaries
                                            Amount       Amount            Interests           Amount           Interests
                                          ----------  -------------  ---------------------  ------------  ---------------------
 Balance at December 31, 1998             $  12,631   $    104,209               1,787,153  $30,022,170               3,024,740

   Net income - 1999                        162,815      1,343,220                       -    2,015,010                       -
   Unrealized gain on investment
     securities                                 202          1,663                       -       14,919                       -
                                          ----------  -------------  ---------------------  ------------  ---------------------
   Comprehensive income                     163,017      1,344,883                       -    2,029,929                       -
   Cash distributions declared             (195,923)    (1,616,362)                      -   (8,153,693)                      -
                                          ----------  -------------  ---------------------  ------------  ---------------------

 Balance at December 31, 1999               (20,275)      (167,270)              1,787,153   23,898,406               3,024,740

   Net income - 2000 (Restated)              36,762        303,287                       -    1,178,700                       -
   Less: Reclassification adjustment
     for unrealized gain on investment
     securities                                (202)        (1,664)                      -      (14,918)                      -
                                          ----------  -------------  ---------------------  ------------  ---------------------
   Comprehensive income (Restated)           36,560        301,623                       -    1,163,782                       -
                                          ----------  -------------  ---------------------  ------------  ---------------------

 Balance at December 31, 2000 (Restated)     16,285        134,353               1,787,153   25,062,188               3,024,740

   Net loss - 2001 (Restated)               (73,257)      (134,353)                      -   (5,077,482)                      -
                                          ----------  -------------  ---------------------  ------------  ---------------------

 Balance at December 31, 2001 (Restated)  $ (56,972)  $          -               1,787,153  $19,984,706               3,024,740
                                          ==========  =============  =====================  ============  =====================


                                                           Treasury
                                             Amount       Interests        Total
                                          -------------  ------------  -------------
 Balance at December 31, 1998             $  8,559,851   $(2,338,367)  $ 36,360,494

   Net income - 1999                         2,281,556             -      5,802,601
   Unrealized gain on investment
     securities                                  3,383             -         20,167
                                          -------------  ------------  -------------
   Comprehensive income                      2,284,939             -      5,822,768
   Cash distributions declared             (11,058,573)            -    (21,024,551)
                                          -------------  ------------  -------------

 Balance at December 31, 1999                 (213,783)   (2,338,367)    21,158,711

   Net income - 2000 (Restated)                531,267             -      2,050,016
   Less: Reclassification adjustment
     for unrealized gain on investment
     securities                                 (3,383)            -        (20,167)
                                          -------------  ------------  -------------
   Comprehensive income (Restated)             527,884             -      2,029,849
                                          -------------  ------------  -------------

 Balance at December 31, 2000 (Restated)       314,101    (2,338,367)    23,188,560

   Net loss - 2001 (Restated)                 (314,101)            -     (5,599,193)
                                          -------------  ------------  -------------

 Balance at December 31, 2001 (Restated)  $          -   $(2,338,367)  $ 17,589,367
                                          =============  ============  =============




    The accompanying notes are an integral part of these financial statements

                             AFG INVESTMENT TRUST C

                             STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                              2001          2000           1999
                                                          ------------  -------------  ------------
                                                           Restated      Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)                                         $(5,599,193)  $  2,050,016   $ 5,802,601
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization                             3,933,784      4,255,457     5,815,665
  Write-down of equipment                                   5,578,975              -             -
  Accretion of bond discount                                        -         (6,504)       (1,480)
  Gain on sale of equipment                                  (124,658)    (2,012,657)   (3,687,692)
  Gain on sale of investment securities                             -        (70,095)            -
  (Income) loss from equity interests                        (560,488)       991,381             -
  Write-down of other investment                                    -         50,510             -
Changes in assets and liabilities:
  Rents receivable                                            132,772        (42,709)      126,421
  Accounts receivable - affiliate                             321,251        515,674      (261,854)
  Accounts receivable - other                                       -              -             -
  Guarantee fee receivable                                    126,000       (126,000)            -
  Interest receivable                                           8,930          5,792       (14,722)
  Loan receivable - EFG/Kettle Development LLC                (99,011)             -       (77,059)
  Other assets                                                 (1,752)      (137,842)     (340,951)
  Accrued interest                                           (306,064)       173,087       (57,331)
  Accrued liabilities                                        (149,672)       187,887      (214,696)
  Accrued liabilities - affiliates                            102,860           (668)       (5,699)
  Deferred rental income                                      247,475       (287,303)     (164,254)
  Other liabilities                                            71,707              -             -
                                                          ------------  -------------  ------------
    Net cash provided by operating activities               3,682,916      5,546,026     6,918,949
                                                          ------------  -------------  ------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Proceeds from equipment sales                                 184,809      3,424,815     8,850,801
Investments - other                                           (26,131)      (288,892)            -
Interest in EFG/Kettle Development LLC                              -              -    (3,139,648)
Interest in EFG Kirkwood LLC                                        -     (1,287,350)   (2,706,800)
Interest in MILPI Holdings, LLC                            (7,135,992)      (408,000)            -
Other liabilities                                                   -              -     1,524,803
Purchase of investment securities                                   -              -      (412,529)
Proceeds from sale of investment securities                         -        490,608             -
                                                          ------------  -------------  ------------
    Net cash provided by (used in) investing activities    (6,977,314)     1,931,181     4,116,627
                                                          ------------  -------------  ------------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Restricted cash                                                     -              -     4,919,327
Proceeds from notes payable                                   471,032         25,302             -
Principal payments - notes payable                         (4,308,862)    (6,377,660)   (3,832,212)
Distributions paid                                                  -    (15,200,000)   (6,223,847)
                                                          ------------  -------------  ------------
    Net cash used in financing activities                  (3,837,830)   (21,552,358)   (5,136,732)
                                                          ------------  -------------  ------------

Net increase (decrease) in cash and cash equivalents       (7,132,228)   (14,075,151)    5,898,844
Cash and cash equivalents at beginning of year              8,848,816     22,923,967    17,025,123
                                                          ------------  -------------  ------------
Cash and cash equivalents at end of year                  $ 1,716,588   $  8,848,816   $22,923,967
                                                          ============  =============  ============


SUPPLEMENTAL INFORMATION
Cash paid during the year for interest                    $ 2,361,127   $  2,290,176   $ 2,536,081
                                                          ============  =============  ============


SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  ACTIVITY:
See  Note  5  to  the  financial  statements.

    The accompanying notes are an integral part of these financial statements

                             AFG INVESTMENT TRUST C

                        NOTES TO THE FINANCIAL STATEMENTS

                                DECEMBER 31, 2001


NOTE  1  -  RESTATEMENT  OF  FINANCIAL  STATEMENTS
--------------------------------------------------

After AFG Investment Trust C (the "Trust") filed its Annual Report on Form 10-K for the year ended December 31, 2001 with the United States Securities and Exchange Commission, the Trust determined that the amounts recorded as its share of income (loss) on its interest in EFG Kirkwood LLC ("EFG Kirkwood") for the years ended December 31, 2001 and 2000 in its financial statements contained therein required revision. The Trust had previously recorded income of $6,826 and a loss of $726,159 from its interest in EFG Kirkwood for the years ended December 31, 2001 and 2000, respectively. The Trust determined that it should have recorded losses from its interest in EFG Kirkwood LLC of $91,100 and $900,315 for the years ended December 31, 2001 and 2000, respectively. Accordingly, for the year ended December 31, 2001, the Trust recorded an additional loss on its interest in EFG Kirkwood of $97,926, resulting in an increase in the net loss for the year ended December 31, 2001 of $97,926, or $(0.08) per Class A Beneficiary Interest and a decrease in net loss of $0.01 per Class B Beneficiary Interest, respectively. For the year ended December 31, 2000, the Trust recorded an additional loss on its interest in EFG Kirkwood of $174,156, resulting in a decrease in the net income for the year ended December 31, 2000 of $174,156, or $(0.07) per Class A Beneficiary Interest and $(0.01) per Class B Beneficiary Interest, respectively. As a result, the accompanying financial statements for the years ended December 31, 2001 and 2000 have been restated from the amounts previously reported.

NOTE  2  -  ORGANIZATION  AND  TRUST  MATTERS
---------------------------------------------

The Trust was organized as a Delaware business trust in August 1992. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG" or the "Advisor"), and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,011,014 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($50,275,350 in total) through 9 serial closings commencing December 1992 and ending September 1993. In July 1997, the Trust issued 3,024,740 Class B Interests at $5.00 each ($15,123,700 in total), of which (i) 3,019,220 interests are held by Equis II Corporation, an affiliate of EFG, and a wholly owned subsidiary of Semele Group Inc. ("Semele"), and (ii) 5,520 interests are held by 10 other Class A investors. The Trust repurchased 218,661 Class A Interests in October 1997 at a cost of $2,291,567. In April 1998, the Trust repurchased 5,200 additional Class A Interests at a cost of $46,800. Accordingly, there are 1,787,153 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele. Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's equipment assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Except with respect to "interested transactions", Class A Interests and Class B Interests have identical voting rights and, therefore, Equis II Corporation generally has control over the Trust on all matters on which the Beneficiaries may vote. With respect to interested transactions, holders of those Class B Interests that are the Managing Trustee or any of its affiliates must vote their interests as a majority of the Class A Interests have been voted. The Managing Trustee and the Special Beneficiary are not required to make any additional capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

Significant operations commenced coincident with the Trusts initial purchase of equipment and the associated lease commitments in December 1992. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

Under the terms of a management agreement between the Trust and EFG, management services are provided by EFG to the Trust for fees, as stated in the agreement.

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

In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Trust and certain Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.


NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

Cash  Equivalents  and  Investment  Securities
----------------------------------------------

The Trust classifies any amounts on deposits in banks and all highly liquid investments purchased with an original maturity of three months or less as cash and cash equivalents.

Revenue  Recognition
--------------------

Effective January 1, 2000, the Trust adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Trust's financial statements.

Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements, which expire beyond the Trust's anticipated dissolution, date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing
Trustee and the Advisor would seek to sell the then remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of $9,923,959 are due as follows:

  For the year ending December 31,   2002  $5,298,286
                                     2003   4,283,058
                                     2004     285,025
                                     2005      57,590
                                           ----------

                                    Total  $9,923,959
                                           ==========


In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee, Reno Air, Inc. ("Reno"), to early terminate the lease of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. The Reno Programs received an early termination fee of $840,000 and a payment of $400,000 for certain maintenance required under the existing lease agreement. The Trust's share of the early termination fee was $74,424, which was recognized as lease revenue during the year ended December 31, 2001 and its share of the maintenance payment was $35,440, which was accrued as a maintenance obligation at December 31, 2001. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs are to receive rents of $6,240,000 over the lease term, of which the Trust's share is $552,864.

======


Revenue from major individual lessees, which accounted for 10% or more of lease revenue during the years ended December 31, 2001, 2000 and 1999 is as follows:

                                         2001        2000        1999
                                   ----------  ----------  ----------

Scandinavian Airlines System. . .  $3,321,309  $3,620,348  $3,630,432
Hyundai Electronics America, Inc.  $1,146,949  $1,146,949  $1,146,949



Use  of  Estimates
------------------

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Equipment  on  Lease
--------------------

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


Depreciation  and  Amortization
-------------------------------

The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds undiscounted future cash flows. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value and are reflected separately on the accompanying Statement of Operations as write-down of equipment.

The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time.


Impairment  of  Long-Lived  Assets
----------------------------------

The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the recorded value may not be recoverable. If this review results in an impairment, as determined based on the estimated undiscounted cash flow, the carrying value of the related long-lived asset is adjusted to fair value.

Accrued  Liabilities  -  Affiliates
-----------------------------------

Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliates.


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


Allocation  of  Net  Income  or  Loss
-------------------------------------

Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,432,279 Class A special cash distributions paid in 1999). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee.

The allocation of net income or loss pursuant to the Trust Agreement for income tax purposes differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations.

The unaudited table below includes detail of the allocation of income (loss) in each of the quarters for the years ended December 31, 2001, 2000 and 1999.


                                   Managing    Special        Class A          Class B
                                   Trustee     Beneficiary    Beneficiaries    Beneficiaries    Treasury
                                   Amount      Amount         Amount           Amount           Interests     Total
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
December 31, 1998                  $  12,631   $    104,209   $   30,022,170   $    8,559,851   $(2,338,367)  $ 36,360,494

Distributions                        (11,979)       (98,826)        (731,838)        (355,247)            -     (1,197,890)
Net income                             8,367         69,025          511,150          248,122             -        836,664
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
March 31, 1999                         9,019         74,408       29,801,482        8,452,726    (2,338,367)    35,999,268

Special distribution - Class A             -              -       (1,432,279)               -             -     (1,432,279)
Distributions                        (11,979)       (98,826)        (731,838)        (355,247)            -     (1,197,890)
Net income                            13,991        115,427          673,949          327,147             -      1,130,514
Unrealized gain                          127          1,048            7,760            3,767             -         12,702
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
June 30, 1999                         11,158         92,057       28,319,074        8,428,393    (2,338,367)    34,512,315

Distributions                        (11,979)       (98,826)        (731,838)        (355,247)            -     (1,197,890)
Net income                            14,405        118,838          829,911          402,853             -      1,366,007
Unrealized gain                          154          1,269            9,399            4,563             -         15,385
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
September 30, 1999                    13,738        113,338       28,426,546        8,480,562    (2,338,367)    34,695,817

Distributions                       (159,986)    (1,319,884)      (4,525,900)      (9,992,832)            -    (15,998,602)
Net income                           126,052      1,039,930                -        1,303,434             -      2,469,416
Unrealized gain (loss), net              (79)          (654)          (2,240)          (4,947)            -         (7,920)
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
December 31, 1999                    (20,275)      (167,270)      23,898,406         (213,783)   (2,338,367)    21,158,711

Net income (Restated)                 27,314        225,338          503,205          349,322             -      1,105,179
Unrealized losses (Restated)            (285)        (1,373)         (25,620)          (1,184)            -        (28,462)
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
March 31, 2000 (Restated)              6,754         56,695       24,375,991          134,355    (2,338,367)    22,235,428

Net income (Restated)                    740          6,109           52,936           14,258             -         74,043
Unrealized gain (Restated)                64            523            4,536            1,222             -          6,345
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
June 30, 2000 (Restated)               7,558         63,327       24,433,463          149,835    (2,338,367)    22,315,816

Net income (Restated)                  7,474         61,661          534,347          143,927             -        747,409
Unrealized gain (Restated)                40            327            2,835              764             -          3,966
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
September 30, 2000 (Restated)         15,072        125,315       24,970,645          294,526    (2,338,367)    23,067,191

Net income (Restated)                  1,234         10,179           88,212           23,760             -        123,385
Unrealized gain (loss) (Restated)        (21)        (1,141)           3,331           (4,185)            -         (2,016)
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
December 31, 2000 (Restated)          16,285        134,353       25,062,188          314,101    (2,338,367)    23,188,560

Net income (Restated)                 12,758        105,250          912,084          245,671             -      1,275,763
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
March 31, 2001 (Restated)             29,043        239,603       25,974,272          559,772    (2,338,367)    24,464,323

Net loss (Restated)                  (29,043)      (239,603)        (349,340)        (559,772)            -     (1,177,758)
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
June 30, 2001 (Restated)                   -              -       25,624,932                -    (2,338,367)    23,286,565

Net loss (Restated)                   (3,045)             -         (301,421)               -             -       (304,466)
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
September 30, 2001 (Restated)         (3,045)             -       25,323,511                -    (2,338,367)    22,982,099

Net loss (Restated)                  (53,927)             -       (5,338,805)               -             -     (5,392,732)
                                   ----------  -------------  ---------------  ---------------  ------------  -------------
December 31, 2001 (Restated)       $ (56,972)  $          -   $   19,984,706   $            -   $(2,338,367)  $ 17,589,367
                                   ==========  =============  ===============  ===============  ============  =============




Reclassification
-----------------

Certain amounts previously reported have been reclassified to conform to the December 31, 2001 presentation.


Accumulated  Other  Comprehensive  Income
-----------------------------------------

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective in 1998, requires the disclosure of comprehensive income
(loss) to reflect changes in participants' capital that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2001 and 2000 represents the Trust's unrealized gains (losses) on investment securities:


                                                   2001      2000      1999
                                                  -----  ---------  -------
Beginning Balance. . . . . . . . . . . . . . . .  $  --  $ 20,167   $    --
Adjustments related to unrealized gains (losses)
on investment securities . . . . . . . . . . . .     --   (20,167)   20,167
                                                  -----  ---------  -------

Ending Balance . . . . . . . . . . . . . . . . .  $  --  $     --   $20,167
                                                  =====  =========  =======




Net  Income  and  Cash  Distributions  Per  Beneficiary  Interest
-----------------------------------------------------------------

Net income and cash distributions per Class A Interest are based on 1,787,153 Class A Interests outstanding. Net income and cash distributions per Class B Beneficiary Interest are based on 3,024,740 Class B Interests outstanding during the years ended December 31, 2001, 2000 and 1999. Net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision  for  Income  Taxes
-----------------------------

No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their separate tax returns.


New  Accounting  Pronouncements
-------------------------------

Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Trust believes the adoption of SFAS No. 141 has not had a material impact on its financial statements.

Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), was issued in July 2001 and is effective January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 requires the Trust to complete a transitional goodwill impairment test six months from the date of adoption. The Trust believes the adoption of SFAS No. 142 will not have a material impact on its financial statements.

Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), was issued in October 2001 and replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Bulletin Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business", for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Trust believes that the adoption of SFAS No. 144 will not have a material impact on its financial statements.


NOTE  4  -  EQUIPMENT
---------------------

The following is a summary of equipment owned by the Trust at December 31, 2001. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2001 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis.



                                               Remaining
                                               Lease Term   Equipment
Equipment Type                                    (Months)  at Cost                   Location
---------------------------------------------  -----------  ------------------------  -----------------------
Aircraft                                             24-42  $            32,134,911   Foreign
Manufacturing                                         0-20                9,053,648   CA/MI
Locomotives                                             27                4,574,489   NE
Materials handling                                    0-14                3,161,465   AR/FL/IL/IN/KY/MA/MI/OH
                                                         -  OR/PA/SC/WI/WV/Foreign
Computer and peripherals                              0-17                1,716,673   FL/IN/MI/OH/WI
Construction and mining                                  0                1,085,566   NV/Foreign
                                                            ------------------------
   Total equipment cost                                  -               51,726,752
   Accumulated depreciation                              -              (27,813,022)
                                                            ------------------------
   Equipment, net of accumulated depreciation            -  $            23,913,730
                                                            ========================



In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. At December 31, 2001, the Trust's equipment portfolio included equipment having a proportionate original cost of $38,342,258, representing approximately 74% of total equipment cost.

Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $44,000,000 and a net book value of approximately $24,000,000 at December 31, 2001. See Note 9 - Notes Payable.

Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust. However, the Partnership has purchased supplemental insurance coverage to for its aircraft to reduce the economic risk arising from certain losses. Specifically, the Partnership is insured under supplemental policies for "Aircraft Hull Total Loss Only" and "Aircraft Hull Total Loss Only War and Other Perils."

As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes fully depreciated equipment held for sale or re-lease with an original cost of approximately $1,788,000 at December 31, 2001. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

The Trust accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which was issued in March 1995. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the assets may not be recoverable from undiscounted future cash flows. During the year ended December 31, 2001, the Trust recorded a write-down of equipment, representing an impairment to the carrying value of the Trust's interest in a Boeing 767-300ER aircraft. The resulting charge of $5,578,975 was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft.


NOTE  5  -  INTEREST  IN  EFG/KETTLE  DEVELOPMENT  LLC
------------------------------------------------------

On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC, a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia in Canada called Kettle Valley. EFG/Kettle Development LLC, upon receiving the Buyers' contributions for their membership interests, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project is zoned for 1,120 residential units in addition to commercial space. To date, 108 residential units have been constructed and sold and units are under construction. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

The Trust's ownership share in EFG/Kettle Development LLC is 50.604% and had a cost of $4,472,129, including a 1% acquisition fee of $44,729 paid to EFG. The acquisition was funded with cash of $3,139,648 and a non-recourse note for $1,332,481, which was repaid as of December 31, 2001. The Trust's cost basis in this joint venture was approximately $658,000 greater than its equity interest in the underlying net assets at December 31, 1999. This difference is being amortized over a period of 10 years beginning January 1, 2000. The amount amortized is included in amortization expense as an offset to Interest in EFG / Kettle Valley Development LLC and was $65,800 in each of the years ended December 31, 2001 and 2000.

The Trust accounts for its interest in Kettle Valley using the equity method of accounting. Under the equity method of accounting, the Trust's interest is (i) increased (decreased) to reflect the Trust's share of income (loss) of the joint venture and (ii) decreased to reflect any distributions the Trust received from the joint venture. The Trust's interest was decreased by $332,692 and $91,066, respectively, during the years ended December 31, 2001 and 2000, reflecting its share of loss from Kettle Valley.

In addition, the seller purchased a residual sharing interest in a Boeing 767-300 aircraft owned by the Buyers and leased to Scandinavian Airlines System ("SAS"). The seller paid $3,013,206 to the Buyers ($1,524,803, or 50.604% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers and is reflected as Other Liabilities on the accompanying Statement of Financial Position at both December 31, 2001 and 2000.

The table below provides comparative summarized income statement data for KVD LP. KVD LP has a January 31 fiscal year end. The Trust has a December 31 fiscal year end. The operating results of KVD LP shown below have been conformed to the year ended December 31, 2001 and 2000, respectively.



                Year ended      Year ended
                December 31,    December 31,
                    2001            2000
                --------------  --------------

Total revenues  $   4,596,837   $   6,250,711
Total expenses     (5,967,703)     (7,118,553)
                --------------  --------------
Net loss        $  (1,370,866)      ($867,842)
                ==============  ==============







NOTE  6  -  INTEREST  IN  EFG  KIRKWOOD  LLC
--------------------------------------------

On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and Semele formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood"), for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). The Trusts collectively own 100% of the Class A membership interests in EFG Kirkwood and Semele owns 100% of the Class B membership interests in EFG Kirkwood. The Class A interest holders are entitled to certain preferred returns prior to distribution payments to the Class B interest holder. The Trusts' interests in EFG Kirkwood constitute 50% of the voting securities of that entity under the operating agreement for the LLC, which gives equal voting rights to Class A and Class B membership interests. The Managing Trustee is the manager of EFG Kirkwood.

On April 30, 2000, KAI's ownership interests in certain assets and substantially all of its liabilities were transferred to Mountain Resort Holdings LLC ("Mountain Resort"). On May 1, 2000, EFG Kirkwood exchanged its interest in KAI's common and preferred stock for corresponding pro-rata membership interests in Mountain Resort. EFG Kirkwood holds approximately 38% of the membership interests in Mountain Resort. Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. The Trust holds 40% of EFG Kirkwood's Class A membership interests.

On May 1, 2000, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resort LLC ("Mountain Springs"). Mountain Springs, through a wholly owned subsidiary, owns 80% of the common membership interests and 100% of the Class B Preferred membership interests in an entity that owns the Purgatory Ski Resort ("Purgatory") in Durango, Colorado.

The Trust's ownership interest in EFG Kirkwood had an original cost of $3,994,150; including a 1% acquisition fee of $39,546 paid to EFG. The Trust's ownership interest in EFG Kirkwood is accounted for on the equity method and the Trust recorded a loss of $91,100 and $900,315 for the years ended December 31, 2001 and 2000, respectively, representing its pro-rata share of the net loss of EFG Kirkwood.

The following table summarizes the selected financial data pertaining to the Trust's membership interests in EFG Kirkwood LLC and the summarized results of the operations of the ski resorts.

Mountain Resort has a April 30th fiscal year end and the operating results shown below have been conformed to the twelve months ended December 31, 2001 and 2000, respectively.

Purgatory has a May 31st fiscal year end. The operating results shown below have been conformed to the twelve months ended December 31, 2001. The Trust purchased their interest in Purgatory on May 1, 2000 and as such the operating results below have been conformed to reflect the eight months ended December 31, 2000.



                                                         2001          2000
                                                  ------------  ------------
                                                    (Restated)    (Restated)
EFG Kirkwood LLC
------------------------------------------------

Total assets (primarily real estate and plant)    $ 7,424,797   $ 7,851,180
Total liabilities (primarily borrowings)                   --       206,263
                                                  ------------  ------------

Net equity of EFG Kirkwood LLC                    $ 7,424,797   $ 7,644,917
                                                  ============  ============


Net equity of EFG Kirkwood LLC                    $ 7,424,797   $ 7,644,917
Unamortized capitalized acquisition fees (2)           82,043        89,675
                                                  ------------  ------------

Aggregate net equity and fees                     $ 7,506,840   $ 7,734,592
                                                  ============  ============


Trust's share of net equity and fees              $ 3,002,735   $ 3,093,835
                                                  ============  ============


                                                         2001          2000     1999 (1)
                                                  ------------  ------------  ----------
  (Restated)                                        (Restated)
Equity in loss                                    $  (215,838)  $(2,764,141)  $(218,890)
Total expenses                                         (4,282)       (8,567)         --
                                                  ------------  ------------  ----------

Net loss of EFG Kirkwood LLC                      $  (220,120)  $(2,772,708)  $(218,890)
                                                  ============  ============  ==========


Net loss of EFG Kirkwood LLC                      $  (220,120)  $(2,772,708)  $(218,890)
Amortization of capitalized acquisition fees (2)       (7,632)       (6,626)     (2,564)
                                                  ------------  ------------  ----------

Aggregate net loss                                $  (227,752)  $(2,779,334)  $(221,454)
                                                  ============  ============  ----------


Trust's share of net loss                         $   (91,100)  $  (900,315)  $      --
                                                  ============  ============  ==========


Summarized Operating Results - Ski Resorts:
------------------------------------------------

Revenues
     Mountain Resort                              $29,597,000   $27,741,000
                                                  ============  ============
     Purgatory                                    $15,250,000   $ 5,008,000
                                                  ============  ============

Expenses
      Mountain Resort                             $30,117,000   $27,464,000
                                                  ============  ============
      Purgatory                                   $15,648,000   $ 9,725,000
                                                  ============  ============




(1) EFG Kirkwood LLC commenced operations on June 10, 1999; therefore, amounts in this column correspond to the period June 10, 1999 to December 31, 1999.

(2) Unamortized capitalized acquisition fees represent expenses incurred by the four Trusts in the acquisition of the membership interests in EFG Kirkwood LLC.

EFG Kirkwood is a guarantor of a note payable to a bank of DSC/Purgatory LLC, the entity which owns Purgatory. The guarantee is for $3,500,000, the original principal balance of the note. The balance of the note is $1,075,000 at December 31, 2001. The note is also guaranteed in the same amount by another investor of DSC/Purgatory LLC.

NOTE  7  -INTEREST  IN  MILPI  HOLDINGS,  LLC
---------------------------------------------

In December 2000, the Trusts formed MILPI, which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interests in MILPI ($408,000 for the Trust) and MILPI purchased the shares of MILPI Acquisition for an aggregate purchase price of $1.2 million at December 31, 2000. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

Pursuant to the cash tender offer, MILPI Acquisition acquired approximately 83% of PLM's outstanding common stock in February 2001 for a total purchase price of approximately $21.8 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition would merge into PLM, with PLM being the surviving entity. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting on February 6, 2002. The Trust and AFG Investment Trust D ("Trust D") provided $4.4 million to acquire the remaining 17% of PLM's outstanding common stock of which $2,399,199 was contributed by the Trust. The funds were obtained from existing resources and internally generated funds and by means of a 364 day, unsecured loan from PLM evidenced by a promissory note in the principal amount of $719,760 that bears interest at LIBOR plus 200 basis points (subject to an interest rate cap).

At December 31, 2001, the Trust has a 34% membership interest in MILPI having an original cost of $7,543,992. The cost of the Trust's interest in MILPI reflects MILPI Acquisition's cost of acquiring the common stock of PLM, including the amount paid for the shares tendered of $7,403,746, capitalized transaction costs of $66,209 and a 1% acquisition fee paid to a wholly-owned subsidiary of Semele of $74,037. The acquisition fees were capitalized by the Trust and are being amortized over a period of 7 years beginning March 1, 2001. The amount amortized is included in amortization expense and was $9,695 during the year ended December 31, 2001.

Equis II Corporation has voting control of the Trusts and owns the Managing Trustee of the Trusts. Semele owns Equis II Corporation. Mr. Engle and Mr.
Coyne, who are a director and an officer of the Trust, respectively, are also officers and directors of, and own significant stock in, Semele. In addition, Mr. Engle and Mr. Coyne are officers and directors of MILPI Acquisition.

The Trust's ownership interest in MILPI is accounted for on the equity method and the Trust recorded income of $984,280 during the year ended December 31, 2001, representing its pro-rata share of the net income of MILPI.

The table below provides summarized consolidated balance sheet data as of December 31, 2001 and income statement data for MILPI for the period February 7, 2001 (date of inception) through December 31, 2001.


 Total assets                                 $43,399,000
 Total liabilities                            $15,453,000
 Minority interest                            $ 3,029,000
 Total equity                                 $24,917,000

 Total revenues                               $10,376,000
 Total operating expenses, minority interest
        And other income and expenses         $ 5,818,000
 Provision for income taxes                   $ 1,611,000
 Net income                                   $ 2,947,000



See  discussion  of the PLM acquisition included in Note 15 - Subsequent Events.

NOTE  8  -  RELATED  PARTY  TRANSACTIONS
----------------------------------------

All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs, both expensed and capitalized, during the years ended December 31, 2001, 2000 and 1999, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:



                                  2001      2000        1999
                              ----------  --------  ----------
Acquisition fees              $   74,037  $ 15,484  $   75,281
Management fees                  433,247   431,078     513,019
Administrative charges           178,158   197,789     192,348
Reimbursable operating costs
   due to third parties          965,462   345,574     650,915
                              ----------  --------  ----------
        Total                 $1,650,904  $989,925  $1,431,563
                              ==========  ========  ==========



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

All equipment was purchased from EFG, one of its Affiliates or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 3, Equipment on Lease.

All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 2001, the Trust was owed $103,602 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2002.

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

In 1997, the Trust issued 3,024,740 Class B Interests at $5.00 per interest, thereby generating $15,123,700 in aggregate Class B capital contributions. Class A Beneficiaries purchased 5,520 Class B Interests, generating $27,600 of such aggregate capital contributions, and then Special Beneficiary, EFG, purchased 3,019,220 Class B Interests, generating $15,096,100 of such aggregate capital contributions.

Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of a majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. See Item 1
(a) of this report regarding certain voting restrictions related to the Class B Interests. Equis II Corporation is owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele. James A. Coyne is Semele's President and Chief Operating Officer. Mr. Engle and Mr. Coyne are both members of the Board of Directors of, and own significant stock in, Semele.

See the acquisition of the outstanding stock of PLM and subsequent merger by the Trusts included in Note 7 - Interest in MILPI Holdings, LLC. See the formation of a joint venture in March 2002 by the Trust and Trust D discussed below in
Note  15  -  Subsequent  Events.


NOTE  9  -  NOTES  PAYABLE
--------------------------

Notes payable at December 31, 2001 consisted of installment notes of $22,382,964 payable to banks and institutional lenders. The notes bear fixed interest rates ranging between 6.76% and 9.176%. All of the installment notes are non-recourse and are collateralized by the Trust's equipment and assignment of the related lease payments, as discussed below. Generally, the equipment-related installments notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $16,193,280 at the expiration of the lease term related to its interest in an aircraft leased to SAS in December 2003.

In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee, Reno Air, Inc. ("Reno"), to early terminate the lease of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. (See Note 3 - Revenue Recognition). The Reno Programs executed a debt agreement with a new lender collateralized by the aircraft and assignment of the Aerovias de Mexico, S.A. de C.V. lease payments. The Reno Programs received debt proceeds of $5,316,482, of which the Trust's share was $471,032. The Trust used the new debt proceeds and a portion of certain other receipts from Reno to repay the outstanding balance of the existing indebtedness related to the aircraft of $493,137 and accrued interest and fees of $7,347.

Management believes that the carrying amount of the notes payable approximates fair value at December 31, 2001 based on its experience and understanding of the market for instruments with similar terms.

The  annual  maturities  of  notes  payable  are  as  follows:

  For the year ending December 31,   2002  $ 3,223,028
                                     2003   18,827,727
                                     2004      273,318
                                     2005       58,891
                                           -----------
                                    Total  $22,382,964
                                           ===========


NOTE  10  -  INCOME  TAXES
--------------------------

The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $1,432,279 Class A special cash distributions paid in 1999). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's tax capital account. At December 31, 2001, the Managing Trustee had a negative tax capital account balance of $55,893.

The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2001, 2000 and 1999:


                                                  2001          2000          1999
                                              ------------  ------------  ------------
                                                (Restated)    (Restated)
Net income (loss)                             $(5,599,193)  $ 2,050,016   $ 5,802,601
   Financial statement depreciation less
      than tax depreciation                      (740,333)   (2,343,210)   (3,482,896)
   Recognize pass through income                 (571,344)      710,114             -
   Reverse income from corporate investment      (651,588)            -             -
   Tax gain (loss) in excess of book
      gain (loss) on sale                               -      (765,343)      (23,049)
   Deferred rental income                         247,475      (287,303)     (164,254)
   Write-down of equipment                      5,578,975             -             -
   Other                                         (190,174)      163,292        62,400
                                              ------------  ------------  ------------
Net income (loss) for federal income tax
   reporting purposes                         $(1,926,182)  $  (472,434)  $ 2,194,802
                                              ============  ============  ============


The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2001 and 2000:

                                                                       2001           2000
                                                                  -------------  -------------
                                                                     (Restated)     (Restated)
Participants' capital                                             $ 17,589,367   $ 23,188,560
   Add back selling commissions and organization
      and offering costs                                             4,922,397      4,922,397
   Deduct deferred step-down of capital basis                         (689,869)      (689,869)
   Cumulative difference between federal income tax
      and financial statement income (loss)                        (16,317,182)   (19,990,193)
                                                                  -------------  -------------

Participants' capital for federal income tax reporting purposes   $  5,504,713   $  7,430,895
                                                                  =============  =============


The cumulative difference between federal income tax and financial statement income (loss) represents timing differences.

NOTE  11  -  GUARANTEE  AGREEMENT
---------------------------------

On March 8, 2000, the Trusts entered into a guarantee agreement whereby the Trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of
EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trusts was capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC defaulted under the terms of the master lease agreement.

As a result of principal reductions on the average guarantee amount, an amended and restated agreement was entered into in December 2000, that reduced the guaranteed amount among the Trusts. During the year ended December 31, 2001, the requirements of the guarantee agreement were met and the Trust received payment for all outstanding amounts totaling $224,513, including $89,583 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2001, the Trust received an upfront cash fee of $175,400 and recognized a total of $301,400 in income related from the guarantee. The guarantee fee is reflected as Other Income on the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.


NOTE  12  -  LEGAL  PROCEEDINGS
-------------------------------

On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis
                                            ------------------------------------
Financial Group Limited Partnership, et al., in the United States District Court
      ------------------------------------
for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis
                                             -----------------------------------
Financial  Group  Limited  Partnership,  et  al.,  in  the Superior Court of the
     ------------------------------------------
Commonwealth  of  Massachusetts  on behalf of the Nominal Defendants against the
     -
Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

The Plaintiffs asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit was intended to be achieved and which, among other things, was expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily
Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement."

On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended Stipulation of Settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999. The Amended Stipulation, among other things, divided the Class Action Lawsuit into two separate sub-classes that could be settled individually. The second sub-class, which does not include the Trust, remains pending.

On April 5, 1999, the Trust mailed a notice to all Class A and Class B Beneficiaries describing, among other things, the Class Action Lawsuit and the proposed settlement terms for the Trust. In addition, the notice advised the Beneficiaries that the Court would conduct a fairness hearing on May 21, 1999 and described the rights of the Beneficiaries and the procedures they should follow if they wished to object to the settlement.

On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that included the Trust. As a result of the settlement, the Trust declared a special cash distribution of $1,513,639, including legal fees for Plaintiffs' counsel of $81,360, that was paid in July 1999 ($0.80 per Class A Interest, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $3,405,688 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's operating and investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement because the proceeds from the offering of the Class B Interests were intended to be used for approximately a two-year period to re-purchase outstanding Class A Interests for the benefit of each Trust. Subsequently, any Class B capital not so expended was required to be returned to the Class B Interest holders. The settlement required that Equis II Corporation forego this Class B Capital Distribution. The settlement effectively caused Equis II Corporation to remain at risk as a long-term investor in the Trust.


NOTE  13  -  QUARTERLY  RESULTS  OF  OPERATIONS  (Unaudited)
------------------------------------------------------------

The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000:

                                                      Three  Months  Ended
                                                       --------------------

                                   March 31,   June 30,      September 30,    December 31,    Total
                                   ----------  ------------  ---------------  --------------  ------------

    2001 (as restated)
---------------------------------

Lease revenue . . . . . . . . . .  $1,607,494  $ 1,642,867   $    1,690,959   $   1,578,579   $ 6,519,899
Net income (loss) . . . . . . . .  $1,275,763  $(1,177,758)  $     (304,466)  $  (5,392,732)  $(5,599,193)
Net income (loss) per
  Beneficiary Interest:
  Class A Interests . . . . . . .  $     0.51  $     (0.20)  $        (0.17)  $       (2.99)  $     (2.84)
  Class B Interests . . . . . . .  $     0.08  $     (0.19)  $           --   $          --   $     (0.10)

    2001 (as previously reported)
---------------------------------
Lease revenue . . . . . . . . . .  $1,607,494  $ 1,642,867   $    1,690,959   $   1,578,579   $ 6,519,899
Net income (loss) . . . . . . . .  $1,067,698  $(1,132,155)  $     (115,773)  $  (5,321,037)  $(5,501,267)
Net income (loss) per
  Beneficiary Interest:
  Class A Interests . . . . . . .  $     0.43  $     (0.09)  $        (0.06)  $       (3.03)  $     (2.76)
  Class B Interests . . . . . . .  $     0.07  $     (0.18)  $           --   $          --   $     (0.11)


    2000 (as restated)
---------------------------------

Lease revenue . . . . . . . . . .  $2,145,097  $ 2,035,590   $    1,768,284   $   1,784,970   $ 7,733,941
Net income. . . . . . . . . . . .  $1,105,179  $    74,043   $      747,409   $     123,385   $ 2,050,016
Net income per
  Beneficiary Interest:
  Class A Interests . . . . . . .  $     0.28  $      0.03   $         0.30   $        0.05   $      0.66
  Class B Interests . . . . . . .  $     0.12  $        --   $         0.05   $        0.01   $      0.18

    2000 (as previously reported)
---------------------------------

Lease revenue . . . . . . . . . .  $2,145,097  $ 2,035,590   $    1,768,284   $   1,784,970   $ 7,733,941
Net income. . . . . . . . . . . .  $1,085,484  $    80,518   $      913,658   $     144,512   $ 2,224,172
Net income per
  Beneficiary Interest:
  Class A Interests . . . . . . .  $     0.27  $      0.03   $         0.37   $        0.06   $      0.73
  Class B Interests . . . . . . .  $     0.11  $      0.01   $         0.06   $        0.01   $      0.19



Net loss for the three months ended June 30, 2001 includes a $449,031 loss on interest in EFG/Kettle Development LLC and a $584,110 loss on interest in EFG Kirkwood LLC.

Net loss for the three months ended December 31, 2001 includes a $5,578,975 write-down of equipment.

NOTE  14  -  SEGMENT  REPORTING
-------------------------------

The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio and the Trust's interest in MILPI Holdings, LLC ("MILPI"). MILPI owns MILPI Acquisition Corp., which owns the majority interest in PLM, an equipment leasing and asset management company. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales through its ownership interests in EFG Kirkwood and Kettle Valley. There are no material intersegment sales or transfers.

Segment information for the years ended December 31, 2001, 2000 and 1999 is summarized below.


                                               2001           2000          1999
                                       -------------  -------------  -----------
                                       Restated (1)   Restated (1)

Total Income: (2)
   Equipment leasing                   $  6,985,008   $ 10,785,068   $15,453,298
   Real estate                                    -              -             -
                                       -------------  -------------  -----------
     Total                             $  6,985,008   $ 10,785,068   $15,453,298
                                       =============  =============  ===========

Operating Expenses, Management Fees
           and Other Expenses:
   Equipment leasing                   $  1,501,130   $    944,491   $ 1,106,068
   Real estate                               75,737         80,460       250,214
                                       -------------  -------------  -----------
     Total                             $  1,576,867   $  1,024,951   $ 1,356,282
                                       =============  =============  ===========

Interest Expense:
   Equipment leasing                   $  2,037,067   $  2,404,830   $ 2,412,127
   Real estate                               17,996         58,433        66,623
                                       -------------  -------------  -----------
     Total                             $  2,055,063   $  2,463,263   $ 2,478,750
                                       =============  =============  ===========

Depreciation, Writedown of Equipment
  and Amortization Expense:
   Equipment leasing                   $  9,437,264   $  4,189,657   $ 5,815,665
   Real estate                               75,495         65,800             -
                                       -------------  -------------  -----------
     Total                             $  9,512,759   $  4,255,457   $ 5,815,665
                                       =============  =============  ===========


 Equity Interests:
   Equipment leasing                   $    984,280   $          -   $         -
   Real estate                             (423,792)      (991,381)            -
                                       -------------  -------------  -----------
     Total                             $    560,488   $   (991,381)  $         -
                                       =============  =============  ===========


 Net Income (Loss):                    $ (5,599,193)  $  2,050,016   $ 5,802,601
                                       =============  =============  ===========


 Capital Expenditures:
   Equipment leasing                   $  7,162,123   $    696,892   $   412,529
   Real estate                                    -      1,287,350     5,846,448
                                       -------------  -------------  -----------
     Total                             $  7,162,123   $  1,984,242   $ 6,258,977
                                       =============  =============  ===========

 Assets:
   Equipment leasing                   $ 35,251,213   $ 44,232,338   $63,912,013
   Real estate                            6,919,506      7,409,098     7,178,929
                                       -------------  -------------  -----------
     Total                             $ 42,170,719   $ 51,641,436   $71,090,942
                                       =============  =============  ===========



(3) See Note 1 to the accompanying financial statements, regarding the restatement of the Trust's 2001 and 2000 financial statements.

(4) Includes equipment leasing revenue of $6,519,899, $7,733,941 and $10,286,635 for the years ended
December  31,  2001,  2000  and  1999,  respectively.


Results  of  Operations
-----------------------


Equipment  Leasing
------------------

For the year ended December 31, 2001, the Trust recognized lease revenue of $6,519,899 compared to $7,733,941 and $10,286,635 for the years ended December 31, 2000 and 1999, respectively. The decrease in lease revenue is due to lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership ("EFG"). Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk, which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

In June 2001, the Trust and certain affiliated investment programs (collectively, the "Reno Programs") executed an agreement with the existing lessee, Reno Air, Inc. ("Reno"), to early terminate the lease of a McDonnell Douglas MD-87 aircraft that had been scheduled to expire in January 2003. The Reno Programs received an early termination fee of $840,000 and a payment of $400,000 for certain maintenance required under the existing lease agreement. The Trust's share of the early termination fee was $74,424, which was recognized as lease revenue during the year ended December 31, 2001 and its share of the maintenance payment was $35,440, which is accrued as a maintenance obligation at December 31, 2001. Coincident with the termination of the Reno lease, the aircraft was re-leased to Aerovias de Mexico, S.A. de C.V. for a term of four years. The Reno Programs are to receive rents of $6,240,000 over the lease term, of which the Trust's share is $552,864. During the years ended December 31, 2001, 2000 and 1999, the Trust recognized lease revenue including the early termination fee discussed above of $219,210, $159,904 and $153,980, respectively, related to its interest in this aircraft.

Interest income for the year ended December 31, 2001 was $157,725 compared to $666,975 and $1,217,855 for the years ended December 31, 2000 and 1999, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. The Trust distributed $15,200,000 in January 2000 that resulted in a reduction of cash available for investment.

On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). During the year ended December 31, 2001, the requirements of the guarantee agreement were met and the Trust received payment for all outstanding amounts totaling $224,513, including $89,583 of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2001, the Trust received an upfront cash fee of $175,400 and recognized a total of $301,400 in income related from the guarantee. The guarantee fee is reflected as Other Income in the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.

The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller in the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

During the three years ended December 31, 2001, the Trust sold equipment having a net book value of $60,151, $1,412,158 and $5,163,109, respectively, to existing lessees and third parties, which resulted in net gains, for financial statement purposes, of $124,658, $2,012,657 and $3,687,692, respectively.

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

Depreciation expense was $3,811,250, $4,189,657, and $5,815,665 for the years ended December 31, 2001, 2000 and 1999, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

During the year ended December 31, 2001, the Trust recorded a write-down of equipment, representing an impairment to the carrying value of the Trust's interest in a Boeing 767-300ER aircraft. The resulting charge of $5,578,975 was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft. The estimate of the fair value was based on (i) information provided by a third-party aircraft broker and (ii) EFG's assessment of prevailing market conditions for similar aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft.

Interest expense on equipment related debt was $2,037,067, $2,404,830, and $2,412,127 for the years ended December 31, 2001, 2000 and 1999, respectively. Interest expense will continue to decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

Management fees related to equipment leasing were $357,510, $350,618 and $460,805 during the years ended December 31, 2001, 2000 and 1999, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations.

Operating expenses - affiliate were $1,143,620, $543,363, and $843,263 for the years ended December 31, 2001, 2000 and 1999, respectively. Operating expenses
- affiliate in 2001 included approximately $293,000 of remarketing costs related to the re-lease of an aircraft in June 2001 and $140,000 for ongoing legal costs associated with the Trust's ongoing discussions with the Securities and Exchange Commission regarding its investment company status. Operating expenses - affiliate also included approximately $114,000 of costs reimbursed to EFG as a result of the successful acquisition of the PLM common stock. In conjunction with the acquisition of the PLM common stock, EFG became entitled to recover certain out of pocket expenses which it had previously incurred. Operating expenses consist principally of administrative charges, professional service costs, such as audit, insurance and legal fees, as well as printing, distribution and remarketing expenses. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities. In addition, the Trust wrote-down other investments $50,510 during the year ended December 31, 2000.

For the year ended December 31, 2001, the Trust recorded income of $984,280 and amortization expense of $9,695, in connection with its ownership interest in MILPI. This income represents the Trust's share of the net income of MILPI recorded under the equity method of accounting. The Trust's income from MILPI results from MILPI's indirect ownership of PLM common stock acquired in February 2001.

MILPI
-----

During the period February 7, 2001 (date of inception) through December 31, 2001, MILPI recognized operating revenues of approximately $10,376,000, consisting primarily of $5,217,000 of management fees, $2,032,000 of acquisition and lease negotiation fees, $1,716,000 of equity income in partnership interests and $472,000 of operating lease income. In addition, MILPI recognized other income of approximately $467,000, consisting primarily of interest income earned on investments.

During the same period, MILPI incurred total operating expenses of $5,856,000, consisting primarily of $3,290,000 of general and administrative expenses, $1,255,000 of depreciation and amortization, $511,000 from impairment of its investment in managed programs and $800,000 of operations support expenses, which include salary and office-related expenses for operational activities. In addition, MILPI also incurred income tax expense of $1,611,000 and recorded minority interest expense of $429,000.

Real  Estate
------------

Management fees for non-equipment investments were $75,737, $80,460 and $52,214 for the years ended December 31, 2001, 2000 and 1999, respectively. The management fees on non-equipment assets, excluding cash, were based on 1% of such assets under management.

For the year ended December 31, 1999, operating expenses included legal fees of $198,000 related to the Trust's ownership interests in Kettle Valley and EFG Kirkwood.

The Trust has an approximately 51% ownership interest in Kettle Valley (see further discussion below). For the years ended December 31, 2001 and 2000, the Trust recorded losses of $332,692 and $91,066, respectively, from its interest in Kettle Valley. The losses represent the Trust's share of the losses of Kettle Valley recorded under the equity method of accounting. In each of the years ended December 31, 2001 and 2000, the Trust recorded amortization expense of $65,800, in connection with its ownership interest in Kettle Valley. Interest expense on a note payable related to the Trust's acquisition of its interest in Kettle Valley was $17,996, $58,433 and $66,623 for the years ended December 31, 2001, 2000, and 1999, respectively. The note was repaid as of December 31, 2001.

The Trust owns 40% of the Class A membership interests of EFG Kirkwood, a joint venture between the Trust, certain affiliated trusts, and Semele. AFG ASIT Corporation, the Managing Trustee of the Trust and a subsidiary of Semele, also is the manager of EFG Kirkwood.

EFG  Kirkwood  owns  membership  interests  in:

      Mountain  Resort  Holdings  LLC  ("Mountain  Resort")  and
      Mountain  Springs  Resort  LLC  ("Mountain  Springs").

Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development.

Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in DSC/Purgatory LLC ("Purgatory") in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail, and food and beverage services, with the remainder of its revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

For the year ended December 31, 2001, the Trust recorded a loss of $91,100 on its ownership interest in EFG Kirkwood, compared to a loss of $900,315 for the year ended December 31, 2000. The loss in 2000 was caused principally by losses reported by Purgatory for the period May 1, 2000 to December 31, 2000. Mountain Springs, through a wholly owned subsidiary, became an equity participant in Purgatory on May 1, 2000. Consequently, Mountain Springs did not participate in the operating results of Purgatory for the period from January 1, 2000 to April 30, 2000, generally the period of Purgatory's peak income activity. Accordingly, the losses incurred in 2000 do not reflect a full year's operating activities for Purgatory. See Note 6 to the accompanying financial statements.

Through its ownership of 40% of the Class A membership interests in EFG Kirkwood, the Trust indirectly owns interests in two ski resort operating companies, Purgatory and Mountain Resort. EFG Kirkwood owns 50% of the membership interests in Mountain Springs which, through a wholly-owned subsidiary, owns 80% of the common member interests and 100% of the Class B preferred member interests of Purgatory. EFG Kirkwood also owns approximately 38% of the membership interests in Mountain Resort which, through four wholly-owned subsidiaries, owns Kirkwood Mountain Resort. The Trust accounts for its ownership interests using the equity method of accounting.

Mountain  Resort
----------------

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company.

During the year ended December 31, 2001, Mountain Resort recorded total revenues of approximately $29,597,000 compared to approximately $27,741,000 for the same period in 2000. The increase in total revenues from 2000 to 2001 of $1,856,000 is primarily the result of an increase in ski-related revenues offset by a decrease in residential-related revenues.

Ski-related revenues increased approximately $4,078,000 for the year ended December 31, 2001 compared to 2000. The increase in ski-related revenues resulted from improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 336,000 skiers for the year ended December 31, 2001 as compared to approximately 291,000 skiers in 2000.

Residential-related revenues and other operations revenues decreased approximately $2,222,000 for the year ended December 31, 2001 as compared to 2000. The decrease primarily reflects the completion of a 40-unit condominium residential and commercial building in December 1999 resulting in a significant number of condominium sales closing in January 2000.

During the year ended December 31, 2001, Mountain Resort recorded total expenses of approximately $30,117,000 compared to approximately $27,464,000 in 2000. The increase in total expenses of $2,653,000 from 2000 to 2001 is the result of increases in ski-related expenses and residential-related and other operations expenses.

Ski-related expenses in 2001 increased approximately $2,425,000 compared to 2000 as a result of an increase in ski-related revenue, as discussed above.

Residential-related expenses and other operations expenses increased approximately $228,000 in the year end December 31, 2001 compared to 2000, as a result of an increase in other operations expenses largely offset by a decrease in cost of sales from condominium units sold during the year ended December 31, 2001 compared to 2000, as discussed above.


Mountain  Springs
-----------------

Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails located near Durango, Colorado. Purgatory receives the majority of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services, with the remainder of revenues generated from summer outdoor activities, such as alpine sliding and mountain biking.

Mountain Springs became an equity participant in Purgatory on May 1, 2000 and therefore did not have an interest in Purgatory during the three months ended March 31, 2000. For comparative purposes, the following discussion of Purgatory's operating results includes the operating results for the three months ended March 31, 2000.

During the year ended December 31, 2001, Purgatory recorded total revenues of approximately $15,250,000 compared to approximately $13,507,000 for the same period of 2000. The increase in total revenues from 2000 to 2001 of approximately $1,743,000 is the result of improved weather conditions during the winter season, which attracted more skiers. Improved weather conditions resulted in the resort supporting approximately 306,000 skiers for the year ended December 31, 2001 compared to 286,000 skiers in the same period of 2000.

Total expenses were approximately $15,648,000 for the year ended December 31, 2001 compared to approximately $16,163,000 for the same period in 2000. The decrease in total expenses for the year ended December 31, 2001 compared to the same period in 2000 of approximately $515,000 is a result of decreases in operating expenses of approximately $75,000, non-operating costs of approximately $100,000 and financing costs of approximately $340,000.

Kettle  Valley
--------------

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. The project, which is being developed by Kettle Valley Development Limited Partnership, consists of approximately 280 acres of land that is zoned for 1,120 residential units in addition to commercial space. To date, 108 residential units have been constructed and sold and 10 additional units are under construction.

During the twelve months ended December 31, 2001, Kettle Valley recorded revenues of $4,596,837 compared to $6,250,711 for the same period in 2000. The decrease in revenues is the result of a decrease in the number of lot and home sales.

Kettle Valley incurred total expenses of $5,967,703 during the twelve months ended December 31, 2001 compared to $7,118,553 for the same period in 2000. The decrease in expenses is the result of a decrease in the number of lot and home sales discussed above.


 NOTE  15  -  SUBSEQUENT  EVENT
 ------------------------------

On February 6, 2002, MILPI completed its acquisition of PLM through the acquisition of the remaining 17% of the outstanding PLM common shares by effecting a merger of PLM into MILPI Acquisition Corp. The merger was completed when MILPI obtained approval of the merger from PLM's shareholders pursuant to a special shareholders' meeting. The Trust and Trust D provided $4.4 million to acquire the remaining 17% of PLM's outstanding common stock of which $2,399,199 million was contributed by the Trust. The funds were obtained from existing resources and internally generated funds and by means of a 364 day, unsecured loan to the Trust from PLM evidenced by a promissory note in the principal amount of $719,760 that bears interest at LIBOR plus 200 basis points (subject to an interest rate cap). The Trust's ownership interest in MILPI subsequent to the merger was increased from 34% to 37.5%. On March 12, 2002, PLM declared and paid a cash dividend of approximately $2.7 million, of which the Trust's share was $1,000,092.

In March 2002, the Trust and Trust D formed C & D IT LLC, a Delaware limited liability company, as a 50%/50% owned joint venture that is co-managed by each of the Trust and Trust D (the "C & D Joint Venture") to which each Trust contributed $1 million. The C & D Joint Venture was formed for the purpose of making a conditional contribution of $2.0 million to the Rancho Malibu Limited Partnership in exchange for 25% of the interests in the Rancho Malibu partnership (the "C & D Joint Venture Contribution"). The C & D Joint Venture was admitted to the Rancho Malibu partnership as a co-managing general partner pursuant to the terms of an amendment to the Rancho Malibu Limited Partnership Agreement. The other partners in the Rancho Malibu Limited Partnership are Semele and its wholly-owned subsidiary, Rancho Malibu Corp., the other co-managing general partner.

Rancho Malibu Limited Partnership owns the 274-acre parcel of land near Malibu, California and is developing it as a single-family luxury residential subdivision. The conditional C & D Joint Venture Contribution was made to assure participation in the future development of the parcel. It was made subject to the future solicitation of the consent of the beneficiaries of each of the Trust and Trust D. The C & D Joint Venture Contribution is conditioned upon the consummation of a transaction pursuant to which Semele and Rancho Malibu Corp. will contribute all of the partnership interests that they hold in Rancho Malibu Limited Partnership along with 100% of the membership interests Semele holds in RM Financing LLC to RMLP, Inc., a newly formed subsidiary of PLM International Inc., a corporation that is jointly owned by the Trust and three affiliated Trusts, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares of common stock of RMLP, Inc. (The sole asset of RM Financing LLC is a Note dated December 31, 1990 (the Note"). The Note was held by Semele's predecessor when it took a deed in lieu of foreclosure on the property from the original owner. The unpaid principal balance of the Note is $14,250,000 plus accrued interest as of December 31, 2001.

The C & D Joint Venture possesses the right to withdraw the C & D Joint Venture Contribution from the Rancho Malibu partnership if the transactions have not taken place within ninety (90) days of the receipt by the Rancho Malibu partnership of notice from the C & D Joint Venture that the requisite consents of the beneficiaries of the Trust and Trust C have been received. This right of the C & D Joint Venture is secured by a pledge of 50% of the capital stock of Rancho Malibu Corp. and 50% of the interests in the Rancho Malibu partnership held by Semele and Rancho Malibu Corp.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG INVESTMENT TRUST C

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

The Trust classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Trust for such equipment. Expenses, such as management fees, and interest earned on cash generated are not included below.

The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2001, 2000 and 1999.


                                                    2001        2000         1999
                                                 ----------  -----------  -----------
Rents earned prior to disposal of
  Equipment, net of interest charges             $2,135,202  $ 7,830,529  $30,130,592

Sale proceeds realized upon
  Disposition of equipment                          184,809    3,424,815    8,850,801
                                                 ----------  -----------  -----------

Total cash generated from rents
  and equipment sale proceeds                     2,320,011   11,255,344   38,981,393

Original acquisition cost of equipment disposed   1,655,583    8,258,489   30,545,847
                                                 ----------  -----------  -----------

Excess of total cash generated to cost
  of equipment disposed                          $  664,428  $ 2,996,855  $ 8,435,546
                                                 ==========  ===========  ===========

                             AFG INVESTMENT TRUST C

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                   (RESTATED)



                                                                   Sales and
                                                    Operations    Refinancings      Total
                                                   ------------  --------------  ------------
Net income (loss)                                  $(5,723,851)  $     124,658   $(5,599,193)

Add:
  Depreciation and amortization                      3,933,784               -     3,933,784
  Write-down of equipment                            5,578,975               -     5,578,975
  Management fees                                      433,247               -       433,247
  Income from equity interests                        (560,488)              -      (560,488)
  Book value of disposed equipment                           -          60,151        60,151
Less:
  Principal reduction of notes payable              (4,308,862)              -    (4,308,862)
                                                   ------------  --------------  ------------

  Cash from operations, sales and refinancings        (647,195)        184,809      (462,386)

Less:
  Management fees                                     (433,247)              -      (433,247)
                                                   ------------  --------------  ------------

  Distributable cash from operations,
    sales and refinancings                          (1,080,442)        184,809      (895,633)

Other sources and uses of cash:
  Cash and cash equivalents at beginning of year     3,748,267       5,100,549     8,848,816
  Other assets                                               -          (1,752)       (1,752)
  Interest in MILPI Holdings, LLC (1)               (1,405,733)     (5,730,259)   (7,135,992)
  Net proceeds from note payable refinancing                 -         471,032       471,032
  Net change in receivables and accruals               454,496               -       454,496
                                                   ------------  --------------  ------------

Cash and cash equivalents at end of year           $ 1,716,588   $           -   $ 1,716,588
                                                   ============  ==============  ============


(1) To the extent available, cash generated from sales and refinancings is used for reinvestment, in accordance  with  the  Trust  Agreement.

                             AFG INVESTMENT TRUST C

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
               REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED AND
                          RESTATED DECLARATION OF TRUST

                      FOR THE YEAR ENDED DECEMBER 31, 2001

For the year ended December 31, 2001, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

     Operating  expenses     $1,190,432

                             AFG INVESTMENT TRUST C

        SCHEDULE OF REIMBURSABLE OPERATING EXPENSES DUE TO THIRD PARTIES

                      FOR THE YEAR ENDED DECEMBER 31, 2001


Operating expenses due to third parties for the year ended December 31, 2001 consisted of the following:

Legal                         $344,086
Selling & Remarketing          290,762
Accounting and Tax             147,132
Investor Services               60,621
Printing & Document Services    40,740
Insurance                       32,523
Travel & Entertainment          23,370
Bank Charges                    16,453
Office                           9,525
Equipment Maintenance              250
                              --------
   Total                      $965,462
                              ========

                             AFG INVESTMENT TRUST C

                              SCHEDULE OF EQUIPMENT

                             AS OF DECEMBER 31, 2001





                                               Lease
                                    Rental     Expiration               Net Book
Lessee                              Schedule   Date        Cost         Value        Debt
----------------------------------  ---------  ----------  -----------  -----------  -----------

Advanced Micro Devices, Inc.          006-RN2           -  $ 1,274,733  $         -  $         -
Aerovias De Mexico, S.A. de C.V.    N753RARL1     6/21/05    1,239,941      900,959      420,027
A.O. Smith Corporation              A-17RN1             -       36,817            -            -
Chrysler Corporation                A-3                 -       56,663            -            -
Chrysler Corporation                B-2                 -       97,860            -            -
Chrysler Corporation                B-2B                -       15,446            -            -
Chrysler Corporation                E-11          1/31/02      196,487       56,449            -
Chrysler Corporation                G-2           2/28/02      858,310      166,822       77,501
GE Aircraft Engines                      3RN3           -       51,390            -            -
GATX Logistics, Inc.                E-11                -      148,148            -            -
General Electric Company                    4           -        1,339            -            -
General Electric Company                    5           -          335            -            -
General Motors Corporation          H-6                 -       75,771            -            -
General Motors Corporation          C-1                 -      124,214            -            -
General Motors Corporation          C-2                 -       28,782            -            -
General Motors Corporation          C-4                 -      815,215            -            -
General Motors Corporation          C-5                 -    1,317,467            -            -
General Motors Corporation          B-16RN1             -       46,957            -            -
Hyundai Electronics America, Inc.         1AO     8/31/03    6,513,220    1,809,228    1,785,134
Owens-Corning Fiberglass Corp.      A-35                -       16,507          394            -
Owens-Corning Fiberglass Corp.      A-38                -          453            -            -
Scandinavian Airlines System        LN-RCGRN1    12/29/03   30,895,170   18,166,569   18,884,089
Temple-Inland Forest Product Group  A1RN2        12/31/02       21,485        2,692            -
Tenneco Packaging                   B-75RN1             -       30,500            -            -
Tenneco Packaging                   B-76RN1             -       16,887            -            -
Tenneco Packaging                   B-77                -       47,991            -            -
Tenneco Packaging                   B-81                -       13,089            -            -
Union Pacific Railroad Company       11011991     3/31/04    4,574,486    2,524,087    1,216,213
USX Corporation                     A-4                 -          503            -            -
Western Bulk Carriers               A-2                 -      493,702       53,588            -
Western Bulk Carriers               A-3                 -      591,861      115,084            -
Western Bulk Carriers               A-4           2/28/03      336,738      117,858            -
Warehouse                                   -           -    1,788,485            -            -
                                                           -----------  -----------  -----------

 Total                                                     $51,726,952  $23,913,730  $22,382,964
                                                           ===========  ===========  ===========