Form 10-K, Exhibit 13
period 2002-12-31
AFG INVESTMENT TRUST C
filed 2003-03-31
CIK 879496

EXHIBIT 13

                             AFG INVESTMENT TRUST C

              ANNUAL REPORT TO THE PARTICIPANTS, DECEMBER 31, 2002

                             AFG Investment Trust C

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS



..                                                       Page
                                                        ----
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . .    23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . .    24

FINANCIAL STATEMENTS:

Report of Independent Certified Public Accountants.. .    39

Report of Deloitte & Touche LLP, Independent Auditors.    40

Statements of Financial Position
at December 31, 2002 and 2001. . . . . . . . . . . . .    41

Statements of Operations
for the years ended December 31, 2002, 2001 and 2000 .    42

Statements of Changes in Participants' Capital
for the years ended December 31, 2002, 2001 and 2000 .    43

Statements of Cash Flows
for the years ended December 31, 2002, 2001 and 2000 .    44

Notes to the Financial Statements. . . . . . . . . . .    45

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed. . . . . . . .    63

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings. . . . . . . .    64

Schedule of Equipment. . . . . . . . . . . . . . . . .    65

                             SELECTED FINANCIAL DATA

The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

For each of the five years in the period ended December 31, 2002 (in thousands of dollars, except per share amounts):

Summary of Operations                2002      2001      2000     1999     1998
--------------------------------  --------  --------  -------  -------  -------

 Lease revenue                    $ 5,682   $ 6,520   $ 7,734  $10,287  $15,201

 Total revenue                    $ 5,521   $ 6,986   $10,785  $15,453  $19,154

 Net income (loss)                $(1,451)  $(5,599)  $ 2,050  $ 5,803  $ 4,999

Per Beneficiary Interest:
    Net income (loss)
    Class A Interests             $ (0.83)  $ (2.84)  $  0.66  $  1.13  $  1.17
    Class B Interests             $     -   $ (0.10)  $  0.18  $  0.75  $  0.39

    Cash distributions declared
    Class A Interests             $     -   $     -   $     -  $  4.56  $  1.64
    Class B Interests             $     -   $     -   $     -  $  3.66  $  2.10

Financial Position
--------------------------------

 Total assets                     $36,524   $42,172   $51,641  $71,091  $72,909

 Total long-term obligations      $18,151   $22,383   $26,221  $32,573  $35,073

 Participants' capital            $16,139   $17,590   $23,189  $21,159  $36,360

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FOR THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001 AND FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

FORWARD-LOOKING  INFORMATION

Certain statements in this annual report of the AFG Investment Trust C (the, "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.

OVERVIEW

The Trust was organized in 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. In 1998, the Trust Agreement was modified to permit the Trust to invest in assets other than equipment. Subsequently, the Trust has made certain non-equipment acquisitions. In 1999, the Company purchased a minority interest in EFG/Kettle Valley Development LLC "Kettle Valley" and EFG Kirkwood LLC ("EFG Kirkwood"). Kettle Valley is a real estate development located in Canada. EFG Kirkwood is a company created by the Trust and three affiliated trusts (collectively, the "Trusts") that acquired a minority interest in two ski resorts: Mountain Resort Holdings LLC and Mountain Springs Resort LLC. During 2002 and 2001, the Trusts acquired PLM International Inc. and subsidiaries ("PLM"). PLM is an equipment management company and operates in one business segment, the leasing of transportation equipment and the creation of equipment-leasing solutions for domestic and international customers. In 2002, the Trust and AFG Investment Trust D ("Trust D") formed C & D IT LLC, a Delaware limited liability company, as a 50%/50% owned joint venture that is co-managed by the Trust and Trust C (the "C & D Joint Venture") to which each Trust contributed $1.0 million. C&D IT LLC is a limited liability company that owns a minority interest in a real estate development company located in Malibu, California. Pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2004.

The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interests in C&D IT LLC, EFG Kirkwood and Kettle Valley. The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust unintentionally may have engaged, or may engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust were determined to be an investment company, its business would be adversely affected. The Managing Trustee, AFG ASIT Corporation, has engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. The Managing Trustee has consulted counsel and believes that the Trust is not an investment company. The Act, among other things, prohibits an unregistered investment company from offering securities for sale or engaging in any business or interstate commerce. If necessary, the Trust intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

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

The Managing Trustee believes the following critical accounting policies are subject to significant judgments and estimates used in the preparation of these financial statements:



Revenue  Recognition
--------------------

Rents are payable to the Trust monthly and quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred.

Depreciation  and  Amortization
-------------------------------

The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

The ultimate realization of residual value for any type of equipment is dependent upon many factors, including he Trust's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. The Trust attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

The  Trust  amortizes deferred financing cost over the life of the related debt.

The Trust adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. As a result, the discontinuance of goodwill and other intangible asset amortization was effective upon adoption of SFAS No. 142. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. The fair value of the assets should be calculated using several valuation models which utilize the expected future cash flows of the Trust.

Equity  Ownership  Investments
------------------------------

Equity securities that are not publicly traded are accounted for in accordance with Accounting Principles Board ("APB") No. 18, "The Equity Method of Accounting for Investments in Common Stock." If the Trust's ownership interest in the investment enables the Trust to influence the operating financial decisions of the investee, the investment is accounted for under the equity method of accounting. Otherwise, the investment is accounted for under the cost method of accounting. The equity method of accounting is discontinued when the investment is reduced to zero and does not provide for additional losses unless the Trust has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investment.

Whenever circumstances indicate an impairment exists, the Trust evaluates the fair value of the investment. The fair value of the equity investment is based on current market prices, management's market knowledge and on a valuation models which include expected future cash flows of the investment. If the fair value of the investments is below the carrying value, a loss is recorded.

The Company defines control as the ability of an entity or person to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limits its losses from that other entity's activities without the assistance of others.

Impairment  of  Long-Lived  Assets
----------------------------------

The Trust accounts for impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which was issued in August 2001. The Trust adopted SFAS No. 144 on January 1, 2002. In accordance with SFAS No. 144, the Trust evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying bases of such assets may not be recoverable. Whenever circumstances indicate that an impairment may exist, the company evaluates future cash flows of the asset to the carrying value. If projected undiscounted future cash flows are lower than the carrying value of the asset, a loss is recorded. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset is determined based on a valuation model which includes expected discounted future cash flows of the asset, current market prices and management's market knowledge. The fair market value of long-lived assets secured by non-recourse debt is determined based on a valuation model which includes expected future cash flows and the recoverable value. The recoverable value is determined based on management's decision to either sell, re-lease or return the asset to the lender.

The Managing Trustee evaluates the net realizable value of significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value and are reflected separately on the accompanying Statement of Operations as write-down of equipment.

Contingencies  and  Litigation
------------------------------

The Trust's policy is to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Trust has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Trust recognizes a liability in accordance with SFAS No. 5 "Accounting for Contingencies". SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

NEW  ACCOUNTING  PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations". SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. The Trust adopted SFAS 141 on January 1, 2002 and such adoption had no effect on the Trust's financial position and results of operations.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets and requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. The Trust adopted SFAS No. 143 at the beginning of fiscal 2003 and such adoption had no effect on the Trust's financial position and results of operations.

In April 2002, the FASB issued SFAS No.145, "Rescission of FASB Statements No.4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result of the rescission of SFAS No. 4, a gain or loss on extinguishment of debt will no longer be presented as an extraordinary item upon the adoption of SFAS No. 145. The Trust adopted SFAS No. 145 in the second quarter of fiscal 2002. This resulted in a charge of approximately $0.4 million classified in operating income as opposed to an extraordinary item associated with debt refinancing.

In July 2002, the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 is based on the general principle that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initially measured at fair value. SFAS No.146 applies to costs associated with (1) an exit activity that does not involve an entity newly acquired in a business combination, or (2) a disposal activity within the scope of SFAS No.144. These costs include certain termination benefits, costs to terminate a contract that is not a capital lease, and other associated costs to consolidate facilities or relocate employees. Because the provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, the effect of adopting this statement has not been determined.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to have a material impact on the Company's financial position or results of operations.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do not have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires a company to evaluate all existing arrangements to identify situations where a company has a "variable interest," commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a "variable interest entity," commonly a thinly capitalized entity, and further determine when such variable interest requires a company to consolidate the variable interest entities financial statement with its own. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Based on the recent release of this interpretation, we have not completed our assessment as to whether or not the adoption of this interpretation will have a material impact on our financial statements.

RESULTS  OF  OPERATIONS

The Trust has three principal operating segments: 1) Equipment Leasing 2) Equipment Management and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes acquiring and leasing to third parties a diversified portfolio of capital equipment . The Equipment Management segment includes the Trust's interest in MILPI Holdings, LLC ("MILPI"), which owns 100% of PLM an equipment leasing and asset management company. From February 2001 to February 6, 2002, MILPI, through a wholly owned subsidiary MILPI Acquisition, owned approximately 83% of PLM. On February 7, 2002, MILPI Acquisition purchased the remaining 17% of PLM's stock and was merged into PLM. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales included in the Trust's ownership interests in EFG Kirkwood, C & D IT LLC, and Kettle Valley.

The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

During the fourth quarter of 2002, the Trust increased its number of reportable segments to include the Equipment Management segment. Previously, the Company reported on two operating segments: Equipment Leasing and Real Estate. Segment information for the years ended December 31, 2001 and 2000 have been revised to reflect the new operating segment.

Segment information for the years ended December 31, 2002, 2001 and 2000 is summarized below (in thousands of dollars).

                                                  2002      2001      2000
                                               --------  --------  --------
Total Revenue (1):
   Equipment leasing                           $ 5,521   $ 6,803   $10,414
   Equipment management                              -         -         -
   Real estate                                       -       183       371
                                               --------  --------  --------
     Total                                     $ 5,521   $ 6,986   $10,785

Operating Expenses, Management Fees
and Other Expenses:
   Equipment leasing                           $ 1,341   $ 1,427   $   946
   Equipment management                             98        74         -
   Real estate                                      85        76        80
                                               --------  --------  --------
     Total                                     $ 1,524   $ 1,577   $ 1,026

Interest Expense:
   Equipment leasing                           $ 1,814   $ 2,037   $ 2,405
   Equipment management                             28         -         -
   Real estate                                       -        18        58
                                               --------  --------  --------
     Total                                     $ 1,842   $ 2,055   $ 2,463

Depreciation, Impairment of assets
   and Amortization Expense (2):
   Equipment leasing                           $ 3,259   $ 9,438   $ 4,189
   Equipment management                              -         -         -
   Real estate                                     115        75        66
                                               --------  --------  --------
     Total                                     $ 3,374   $ 9,513   $ 4,255

 Equity (Loss) Income:
   Equipment leasing                           $     -   $     -   $     -
   Equipment management                            493       984         -
   Real estate                                    (725)     (424)     (991)
                                               --------  --------  --------
     Total                                     $  (232)  $   560   $  (991)

 Net (Loss) Income:                            $(1,451)  $(5,599)  $ 2,050
                                               ========  ========  ========


 Investment in Minority Interest Investments:
   Equipment leasing                           $     -   $    26   $   289
   Equipment management                          2,423     7,136       408
   Real estate                                   1,000         -     1,287
                                               --------  --------  --------
     Total                                     $ 3,423   $ 7,162   $ 1,984

 Assets:
   Equipment leasing                           $19,564   $26,217   $43,824
   Equipment management                          9,688     8,519       408
   Real estate                                   7,272     7,436     7,409
                                               --------  --------  --------
     Total                                     $36,524   $42,172   $51,641



(1) Includes equipment leasing revenue of $5.7 million, $6.5 million and $7.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.
(2) Includes write-down of equipment leasing assets of $0.5 million and $5.6 million for the fiscal years ended December 31, 2002 and 2001, respectively. In addition, the real estate segment recorded a $0.1 million impairment on its minority interest investment in EFG Kirkwood LLC.


EQUIPMENT  LEASING
------------------

LEASE REVENUE: For the year ended December 31, 2002, the Trust recognized lease revenue of $5.7 million compared to $6.5 million and $7.7 million for the years ended December 31, 2001 and 2000, respectively. Lease revenue represents rental revenue recognized from the leasing of the equipment owned by the Trust. Approximately $0.2 million of the $0.8 million decrease in lease revenues from 2001 to 2002 was attributable to the sale of equipment. The remaining $0.6 million decrease was the result of lease termination fees received in 2001. No such fees were earned in 2002. Lease revenue decreased by $1.2 million from 2000 to 2001. This decrease was primarily attributable to the progressive sale of equipment over the respective periods. Lease revenue is expected to decline in the future as the Trust's equipment portfolio is sold and not replaced.

The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

INTEREST INCOME: Interest income in 2002 was $0.1 million for fiscal 2002 compared to $0.2 million and $0.7 million in fiscal 2001 and 2000, respectively. The decrease in interest income from 2000 to 2002 is the result of a decrease in the average cash balance over the respective years. The decrease in the Trust's average cash balance is attributable to the purchase of MILPI and C & D IT LLC which utilized $10.9 million of the Trust's cash. Equipment on lease had an original cost of $43.6 million, $51.7 million and $53.3 million in fiscal 2002, 2001 and 2000, respectively.

GAIN/LOSS ON THE SALE OF EQUIPMENT, NET: During the years ended December 31, 2002, 2001 and 2000, the Trust had net (losses) gains on the sale of equipment of $(0.2) million, $0.1 million and $2.0 million, respectively. During 2002, the Trust received cash of $2.7 million associated with the sale of equipment. During 2002, equipment sales included the sale of an aircraft sold for $0.3 million in cash with a net book value of $0.4 million. The remaining $2.4 million of proceeds from equipment sold consisted of forklifts, cranes and other miscellaneous equipment. During 2001, the Trust sold assets consisting primarily of forklifts with a net book value of $0.1 million for approximately $0.2 million. Total cash from the sale of equipment was $3.4 million for equipment with a net book value of $1.4 million in 2000. The majority of cash received on equipment sales during 2000 was associated with a bulk sale of forklifts to an unrelated third party which the Trust received approximately $2.8 million of cash related to the bulk sale which resulted in a gain of $1.5 million.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization expense was $2.8 million, $3.9 million and $4.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. Depreciation and amortization is primarily comprised of depreciation of equipment on lease. Depreciation and amortization decreased by $1.1 million from 2001 to 2002 and $0.4 million from 2000 to 2001. The decrease in depreciation for the respective periods is attributable to the sale of the Trust's leasing equipment. Depreciation and amortization is expected to continue to decline in the future as the Trust's equipment portfolio is sold and not replaced.

WRITE-DOWN OF EQUIPMENT: During the year ended December 31, 2002, the Trust recorded a write-down of equipment, representing an impairment in the carrying value of the Trust's interest in a McDonnell Douglas MD-87 aircraft resulting from weakened market conditions including the bankruptcy of two major United States airlines and a weakened United States economy. The resulting charge of $0.5 million was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft which is in the equipment leasing segment. During the year ended December 31, 2001, the Trust recorded a write-down of equipment, representing an impairment to the carrying value of the Trust's interest in Boeing 767-300ER aircraft. The resulting charge of $5.6 million was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft. The estimate of the fair value was based on a current offer to purchase the aircraft and the assessment by the management of the Trusts of prevailing market conditions for similar aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft. The decrease in the fair market value of the aircraft are due to the events of September 11, 2001, along with a recession in the United States, which have continued to adversely affect the market demand for both new and used commercial aircraft. Management believes there is a significant oversupply of commercial aircraft available and that this oversupply will continue for some time. If the aircraft market continues to deteriorate from its current condition, the Trust may have additional impairment changes.

INTEREST EXPENSE: Interest expense on third party debt was $1.8 million, $2.0 million and $2.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in interest expense for each of the respective years is attributable to lower average outstanding debt balances.

MANAGEMENT FEES- AFFILIATE: Management fees- affiliate from equipment leasing and non-equipment management was $0.3 million, $0.3 million and $0.4 million for each of the fiscal years ended 2002, 2001 and 2000, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations. During the periods from fiscal 2000 to 2001, management fees associated with equipment leasing decreased by approximately $0.1 million due to decreased lease revenues associated with the decrease in the Trust's equipment portfolio.

OPERATING EXPENSES AND OPERATING EXPENSES-AFFILIATE: Operating expenses and operating expenses-affiliate were $1.1 million, $1.1 million and $0.6 million for the fiscal years ended December 31, 2002, 2001 and 2000, respectively. The increase in operation costs of $0.5 million from 2000 to 2001 is attributable to several factors. Operating expenses in 2001 included approximately $0.4 million of remarketing costs related to the re-lease of an aircraft in June 2001 and $0.1 million for legal costs associated with the Trust's discussions with the Securities and Exchange Commission regarding its investment company status.

Equipment  Management
---------------------

EQUITY INTEREST: Equity income from equipment management operations was $0.5 million, $1.0 million and $0 for the fiscal years ended 2002, 2001 and 2000, respectively. Equity income from equipment leasing operations is the result of the Trust's interest in MILPI. This equity income represents the Trust's share of the net income of MILPI recorded under the equity method of accounting. PLM is an equipment management and asset management company.

In December 2000, the Trusts formed MILPI for the purpose of acquiring PLM through its wholly-owned subsidiary MILPI Acquisition Corporation ("MAC"). The Trusts collectively paid $1.2 million of which AFG Investment Trust C contributed $0.4 million. AFG Investment Trust C's capital contribution gave the Trust a 34% interest in MILPI. In February 2001, the Trusts through MAC acquired 83% of PLM's outstanding stock pursuant to a cash tender offer for a purchase price of $3.46 per share resulting in a total purchase price of $21.8 million and contributed the shares to MILPI. AFG Investment Trust C's portion of the capital contribution was $7.1 million. In February 6, 2002, MILPI completed its acquisition of PLM by purchasing the remaining 17% of the outstanding PLM stock. The remaining interest was purchased for $4.4 million at the $3.46 per common share price established in the tender offer, which was financed by AFG Investment Trust C and D. AFG Investment Trust C's portion of the purchase price was $2.4 million. Concurrent with the February 2002 acquisition, The Trust's ownership interest in MILPI increased from 34% to 38%.

The decrease in equity income of $0.5 million from 2001 to 2002 is attributable to the decrease in MILPI's net income from 2001 compared to 2002. MILPI reported net income of $1.3 million and $2.9 million for the fiscal years ended December 31, 2002 and 2001, respectively. MILPI's total revenues decreased by $3.4 million in 2002 compared to 2001. The decrease was due to a $2.0 million decrease in acquisition and lease negotiation fee revenue. The remaining decrease in revenues is primarily attributable to a $1.1 million decrease in management fees and operating lease revenue. Management fees are primarily based on gross revenues generated by equipment under management. Management fee revenue decreased by approximately $0.7 million due to the reduction in the size of the managed equipment portfolio. Management fee revenue will continue to decrease as the investment programs managed by PLM liquidate unless PLM can find new sources of capital to fund future transactions. Operating lease income consists of rental revenues generated from assets held for operating leases and assets held for sale that are on lease. Operating lease revenue decreased by approximately $0.4 million primarily due to the sale of commercial and industrial equipment. Operating lease income is expected to decline in the future as MILPI's commercial and industrial equipment portfolio is sold and not replaced.

The  $3.4  million  decrease  in  revenues was partially offset by a decrease in expenses of $2.4 million. The decrease was attributable to several factors. This decrease was partially attributable to $0.8 million in the amortization of goodwill in 2001 associated with the acquisition of PLM. On January 1, 2002, MILPI adopted SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires the Trust to discontinue the amortization of goodwill and other intangible assets. Depreciation expense decreased by approximately $0.3 million. The decrease in depreciation is associated with the sale of the Trust's commercial and industrial equipment. Depreciation is expected to continue to decline in the future as the Trust's commercial and industrial equipment portfolio is sold and not replaced. The remaining decrease in expenses of $1.4 million is due to a decrease in general and administrative costs. This decrease is attributable to the relocation and consolidation of corporate service functions including staff reductions and lower rent on office space.

Real  Estate
------------

OTHER INCOME: Other income from real estate operations was $0, $0.2 million and $0.4 million for the fiscal years ended 2002, 2001 and 2000, respectively. On March 8, 2000, the Trust and three affiliated trusts entered into a guarantee agreement whereby the Trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and several third party entities, as lessor. During the year ended December 31, 2001, the requirements of the guarantee agreement were met and the Trust received payment for all outstanding amounts totaling $0.2 million, including $0.1 million of income related to the guarantee agreement recognized during the year ended December 31, 2001. During the year ended December 31, 2000, the Trust received an upfront cash fee of $0.2 million and recognized a total of $0.3 million in income related to this guarantee fee. The guarantee fee is reflected as Other income on the accompanying Statement of Operations. The Trust has no further obligations under the guarantee agreement.

MANAGEMENT FEES- AFFILIATE: Management fees for non-equipment assets were $0.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. The management fees on non-equipment assets, excluding cash, are based on 1% of the cost of such assets under management. These investments include the Trust's interest in Kettle Valley and EFG Kirkwood.

EQUITY INTEREST: Equity loss from real estate operations consists of the Trust's equity interest in Kettle Valley, EFG Kirkwood and C&D IT LLC.

Kettle  Valley
--------------

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. The project, which is being developed by Kettle Valley Development Limited Partnership, consists of approximately 280 acres of land that is zoned for 1,120 residential units in addition to commercial space. To date, 154 residential units have been constructed. The Trust has a 25% ownership interest in Kettle Valley through several holding companies.

The Trust recorded equity loss related to Kettle valley of $0.2 million, $0.3 million and $0.1 million for the fiscal years ended 2002, 2001 and 2000, respectively. Equity loss from Kettle Valley represents the Trust's share of the net loss from Kettle Valley recorded under the equity method of accounting. Kettle Valley reported net losses of $0.6 million $1.4 million and $0.9 million for the fiscal years 2002, 2001 and 2000, respectively. The increase in net loss from 2000 to 2001 is attributable to a $0.3 million impairment recorded on the real estate in 2001. The impairment was recorded to reflect the decrease in the fair market value of the property due to a change in the real estate market. The decrease in net loss from 2001 to 2002 is attributable to $0.3 million of professional fees accrued in 2001 that were renegotiated in 2002. As a result of the renegotiation, the fees were reversed in 2002 and recorded as a reduction in expenses.

EFG  Kirkwood
-------------

The Trust owns 40% of the Class A membership interests of EFG Kirkwood, a joint venture between the Trust, certain affiliated trusts, and Semele. AFG ASIT Corporation, the Managing Trustee of the Trust and a subsidiary of Semele, also is the manager of EFG Kirkwood. EFG Kirkwood's assets consist of two minority interest investments accounted for under the equity method of accounting. The investments consist of an interest in two ski resorts: Mountain Resort Holdings LLC ("Mountain Resort") and Mountain Springs Resort LLC ("Mountain Springs").

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

Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Other operations at Mountain Resort include a real estate development division, which has developed and is managing a 40-unit condominium residential and commercial building, an electric and gas utility company, which operates as a regulated utility company and provides electric and gas services to the Kirkwood community, and a real estate brokerage company.

The Trust recorded a net loss from its equity investment in EFG Kirkwood of $0.5 million, $0.1 million and $0.9 million for the periods ended December 31, 2002, 2001 and 2000, respectively. The increase in net loss from the Trust's equity investment of $0.4 million from 2001 to 2002 is related to EFG Kirkwood's increase in net loss.

During the year ended December 31, 2002, EFG Kirkwood recorded net losses of approximately $1.2 million compared to $0.2 million in 2001. The increase in net loss of $1.0 million from fiscal 2001 to 2002 is primarily attributable to EFG Kirkwood's investment in Mountain Springs. Mountain Springs increased its net loss in 2002 by $2.2 million, from $0.4 million in 2001 to $2.6 million in 2002.

During the twelve months ended December 31, 2002, Mountain Springs recorded revenues of approximately $15.2 million, a decrease of approximately $0.1 million from $15.3 million for the same period ended December 31 2001. Lift ticket revenue decreased $0.6 million due to a decrease in visitors, primarily as a result of poor snowfall levels during the 2001-2002 ski season. As a result, retail sales also declined $0.3 million. Mountain Springs also experienced a decline in other revenue sources of $0.2 million including the ski school, reservations, food and beverage and equipment rentals. Offsetting these decreases in revenues was an increase of approximately $1.0 million in real estate commissions earned through the sale of seven townhome units.

Mountain Spring's cost of sales increased approximately $0.4 million, from $1.1 million in 2001 to $1.5 million in 2002. The increase was driven primarily by a significant increase in the costs related to the seven units.

Variable costs increased at Mountain Springs by approximately $0.7 million, from $4.8 million in 2001 to $5.5 million in 2002. The increase is a result of increased payroll and benefit costs. This increase was partially caused by the early opening of the resort for the 2002-2003 ski season compared to the 2001-2002 season.

Mountain Spring's fixed costs increased approximately $0.7 million during 2002, to approximately $6.5 million, compared to approximately $5.8 million in 2001. The increase was due to increased spending in advertising and resort entertainment. The resort also incurred approximately $0.5 million in costs related to the Mountain Spring's airline subsidy program. These costs increased as a result of adding an additional airline carrier to the program, as well as a decrease in anticipated occupancy levels.

Mountain Springs incurred approximately $0.2 million in additional financing costs during 2002, from $0.9 million in 2001 to approximately $1.1 million in 2002. The result of the increase was primarily related to additional interest payments made as a result of debt refinancing of Mountain Spring's notes payable.

The decrease in net loss from the Trust's equity investment in EFG Kirkwood of $0.8 million from 2000 to 2001 is due to a decrease in EFG Kirkwood's net loss. EFG Kirkwood recorded net losses of $0.2 million and $2.7 million in 2001 and 2000, respectively. The decrease in EFG Kirkwood's net loss of $2.5 million is primarily attributable to its interest in Mountain Springs. EFG Kirkwood purchased its interest in Mountain Springs on May 1, 2000. Consequently, EFG Kirkwood did not participate in the operating results of Mountain Springs for the period from January 1, 2000 to April 30, 2000, generally the period of the ski resorts peak income activity. Accordingly, the losses incurred in 2000 do not reflect a full year's operating activities for the resort.

LIQUIDITY  AND  CAPITAL  RESOURCES  AND  DISCUSSION  OF  CASH  FLOWS

Cash requirements in 2002 were satisfied through cash flow from operations, proceeds from equipment sales and dividends from equity investments. Future inflows of cash from equipment disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

Rents receivable increased by $33,000 million from fiscal 2002 to 2001, or 26%. The increase in rents receivable is attributable the timing of cash receipts.

Accounts receivable-affiliate increased by $18,000, or 17%. Receivable from affiliates consists of rent or proceeds from the sale of equipment by EFG, an affiliated entity. All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account and remits to the Trust on a monthly basis. The increase in receivables from affiliates is attributable to proceeds due to the Trust associated with the sale of an aircraft in December 2002, which were collected by EFG.

The loan receivable from Kettle Valley decreased by $0.1 million or 55% from 2001 to 2002. The decrease was attributable to $30,000 of principal payments received and approximately $0.1 million of the principal balance that was renegotiated to lower the value of the note.

The Trusts' investment in Kettle Valley decreased by $0.2 million during 2002 or 6%. The decrease in the investment is attributable to the Company equity loss of $0.2 million recorded during the year from this investment.

Investment in EFG Kirkwood decreased by $0.9 million or 28% from 2001 to 2002. The decrease is attributable to an equity loss of $0.5 million recorded during 2002. In addition to the equity loss recorded, the investment was also reduced by a dividend declared and paid in 2002 totaling $0.3 million and an impairment on the investment of $0.1 million.

The Trust's interest in MILPI increased by $1.2 million or 14% from 2001 to 2002. The increase in the investment was attributable to equity income of $0.5 million recorded during the year and the Trust contributing $2.4 million to MILPI to finance acquisition of PLM's remaining outstanding stock in February of 2002. This increase was partially offset by a dividend received from the investment for $1.7 million.

The Trust invested $1.0 million in C&D IT LLC during 2002. In March 2002, the Trust and AFG Investment Trust D formed C&D IT LLC, a Delaware limited liability company, as a 50/50% owned joint venture that is co-managed by each of the trusts to which each Trust contributed $1.0 million. The joint venture was formed for the purpose of making a conditional contribution of $2.0 million to BMLF/BSLF II Rancho Malibu Limited Partnership in exchange for 25% of the interest in the partnership. The partnership owns a 274-acre parcel of land near Malibu, California which is being developed into a single-family luxury residential subdivision. C&D IT LLC's only asset consists of its interest in Rancho Malibu which is accounted for under the equity method of accounting. The partnership's property is in the development stage. As a result, no income or loss has been recorded by the entity. Once development is completed, the Trust will record its equity income or loss in proportion to its investment in the partnership's net income or loss. Cash distributions from the investments are not anticipated in the near future since the company is using its cash flow to complete development of the property.

Equipment held for lease decreased by $6.2 million or 26% during 2002. A decrease in equipment of $2.8 million is attributable to depreciation expense recorded during the year. In addition to depreciation, the Trust sold equipment with a net book value of $2.9 million during the year. The remaining decrease is attributable to a write-down of $0.5 million recorded associated with a McDonnell Douglas MD-87 aircraft. The decrease in the fair market value of the asset is due to the events of September 11, 2001, along with a recession in the United States. These events have continued to adversely affect the market demand for both new and used commercial aircraft. Management believes there is a significant oversupply of commercial aircraft available and that this oversupply will continue for some time.

The Trusts balance in notes payable decreased by $4.2 million or 19% from 2001 to 2002. The decrease in notes payable is attributable to principal payments made during the year.

During the first quarter of 2002, the Trust borrowed approximately $0.7 million from MILPI. The note issued had an interest rate of LIBOR plus 200 basis points and was scheduled to mature on January 6, 2003. The interest charged on the loan was consistent with third party rates. In December 2002, the note plus accrued interest was paid in full.

Accrued liabilities and accrued liabilities-affiliate increased by $24,000 or 7% from 2001 to 2002. Accrued liabilities- affiliate consists of operating costs paid by EFG during 2001 on behalf of the Trust. During 2001, Trust's operating costs were paid by EFG and subsequently reimbursed by the Trust monthly. No such transactions occurred in 2002. The increase in accrued liabilities and accrued liabilities-affiliate is attributable to a increase in legal costs associated with the Trust's proxy statements filed on February 12, 2003. In addition, the decrease in accrued interest is attributable to decrease in notes payable and timing of interest on remaining debt at December 31, 2002 compared to 2001.

MINORITY  INTEREST  INVESTMENTS

The Trust has a minority interest investment in several equipment management and real estate operations, which are accounted for under the equity method of accounting. The financial position and liquidity of these companies could have a material impact to the Trust. A description of the Trust's minority interest investments and a brief summary of the financial position are summarized below:

 Kettle  Valley
---------------

Kettle Valley is a real estate development company located in Kelowna, British Columbia, Canada. Kettle Valley has historically operated at a net loss and has sustained negative cash flows from operations. As of December 31, 2002, the company has approximately $6,000 in cash and $1.6 million in debt to third parties. Because the real estate is in the early phase of development, the net loss and negative cash flows from operations are expected to continue for some time. Kettle Valley expects to pay existing obligations with the sales proceeds from future lot sales. Lot and home sales were 34 and 15, respectively in 2002 compared to 38 lots and 10 homes sold in 2001. Kettle Valley did not pay dividends in 2002, 2001 or 2000 and does not anticipate paying dividends in the near future until lots sales and cash flow from home construction and sales are sufficient to support operations. The Trust's reinvestment phase has ended and therefore future capital needs that may be required by Kettle Valley are expected to be financed by the other equity holders or outside investors.


EFG  Kirkwood
-------------

EFG Kirkwood was formed for the purpose of acquiring a minority interest in two real estate investments. The investments consist of an interest in two ski resorts: Mountain Resort and Mountain Springs. EFG Kirkwood has no other significant assets other than its interest in the ski resorts.

MOUNTAIN SPRINGS: Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in Purgatory in Durango, Colorado. Purgatory is a ski and mountain recreation resort covering 2,500 acres, situated on 40 miles of terrain with 75 ski trails. Mountain Spring's primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Additional cash flow is provided by its real estate development activities and by the resort's summer recreational programs. When out of season, operations are funded by available cash and through the use of a $3.5 million dollar line of credit, which is guaranteed by EFG Kirkwood. Mountain Springs did not make any distributions during 2002 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2002, Mountain Springs had current assets of $5.6 million, which consisted of cash of $3.8 million, and accounts receivable of $0.7 million. Inventories and other assets totaled $1.1 million. Long-term assets consist primarily of buildings, equipment and real estate totaling approximately $26.0 million.

Liabilities totaled approximately $22.5 million at December 31, 2002 and consisted primarily of debt and notes outstanding.

MOUNTAIN RESORT: Mountain Resort is primarily a ski and mountain recreation resort with more than 2,000 acres of terrain, located approximately 32 miles south of Lake Tahoe. The resort receives approximately 70% of its revenues from winter ski operations, primarily ski, lodging, retail and food and beverage services with the remainder of the revenues generated from summer outdoor activities, including mountain biking, hiking and other activities. Mountain Resort's primary cash flows come from its ski operations during the ski season, which is heavily dependent on snowfall. Mountain Resort did not pay any distributions during 2002 and does not expect to pay any distributions in the near future. Excess cash flows will be used to finance development on the real estate surrounding the resort.

At December 31, 2002, Mountain Resort had current assets of approximately $7.0 million, which consisted of cash of $3.6 million, accounts receivable of $2.0 million, and inventory and other assets of $1.4 million. Long-term assets consisted primarily of buildings, equipment and real estate totaling $42.1 million.

Liabilities were approximately $29.0 million, which consisted primarily of long-term senior notes and affiliated debt.

Both Mountain Springs and Mountain Resort are subject to a number of risks, including weather-related risks and the risks associated with real estate development and resort ownership. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

MILPI  Holdings,  LLC
---------------------

MILPI Holdings, LLC ("MILPI") is an equipment leasing management company that operates in one business segment, equipment management. As of December 31, 2002, MILPI had approximately $19.4 million of equity investments in several equipment leasing programs, which comprised approximately 44% of MILPI's total assets. MILPI is a participant in a $10.0 million warehouse credit facility, which expires in June 2003. The warehouse credit facility is shared by MILPI and several of its managed equipment leasing programs. All borrowings are guaranteed by MILPI. As of December 31, 2002, there were no borrowings outstanding on the credit facility. MILPI has no other long-term debt outstanding. At December 31, 2002, MILPI had $6.6 million in cash and cash equivalents.

MILPI has arranged for the lease or purchase of a total of 1,050 pressurized tank railcars. These railcars will be delivered over the next three years. A leasing company affiliated with the manufacturer will acquire approximately 70% of the railcars and lease them to a non-program affiliate. The remaining 30% will either be purchased by other third parties to be managed by MILPI or by the affiliated programs. MILPI will manage the leased and purchased railcars and will earn management fees from the lease revenue. As of December 31, 2002, MILPI had purchased $6.2 million of these railcars and expects to sell these railcars to affiliated entities in the first quarter of 2003.

MILPI had positive cash flows from operations of $1.8 million during 2002. Cash flows from operations were used to finance operating costs and purchase additional assets to increase the company's portfolio of managed assets. MILPI paid approximately $4.7 million in cash dividends in 2002 to the Trusts. The Trust's share of the dividend was $1.7 million.

MILPI is planning on acquiring AFG Investment Trust A and B Liquidating Trusts' interest in MILPI during 2003. The acquisition will be financed through existing cash reserves and cash flows generated from the sale of railcars. Subsequent to the acquisition, the Trust and AFG Investment Trust D's ownership interest in MILPI will increase to 50% per trust. MILPI also anticipates purchasing an interest in Rancho Malibu partnership, a real estate development company with 274 acres of land in Malibu, California, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15%) of the common stock of RMLP, Inc., a newly formed subsidiary of MILPI. The acquisition will be financed through existing cash flows and proceeds from the sale of railcars.

C&D  IT  LLC
------------

In  March  2002,  the  Trust  and  AFG  Investment  Trust D formed C&D IT LLC, a
Delaware limited liability company, as a 50/50 % owned joint venture that is co-managed by each of the investors. The joint venture was capitalized by a $1.0 million capital contribution from each investor. C&D IT LLC was formed for the purpose of making a conditional contribution of $2.0 million to BMLF/BSLF II Rancho Malibu Limited Partnership ("Rancho Malibu") in exchange for 25% of the interests in Rancho Malibu. The C&D IT LLC joint venture was admitted to the Rancho Malibu partnership with the other investors which include Semele and its wholly-owned subsidiary, Rancho Malibu Corp., the other co-managing general partner.

Rancho Malibu owns a 274-acre parcel of land near Malibu, California, which is being developed into a single-family luxury residential subdivision. The conditional C&D joint venture contribution was made to assure participation in the future development of the parcel. The contribution was made subject to future solicitation of the consent of the beneficiaries of each of the Trust and Trust C. The joint venture is conditioned upon the consummation of a transaction pursuant to which Semele and Rancho Malibu Corp. will contribute all of the partnership interests that they hold along with 100% of the membership interests Semele holds in Rancho Malibu to RMLP, Inc., a newly formed subsidiary of MILPI, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares of common stock of RMLP, Inc., approximately 15% interest in RMLP Inc.

C&D IT LLC's only asset consists of its interest in Rancho Malibu, which is accounted for under the equity method of accounting. Rancho Malibu is in the development stage. As a result, no income or loss has been recorded by C&D IT LLC. Once development is completed, the Trust will record its equity income or loss in proportion to its investment in Rancho Malibu's net income or loss. Cash distributions from the investments are not anticipated in the near future since C&D IT LLC is using its cash flow to complete development of the property.

COMMITMENTS  AND  CONTINGENCIES

Commitments and contingencies as of December 31, 2002 are as follows (in thousands of dollars):


                                             Less than 1-3    4-5   After 5
Current Commitments and Contingencies  Total  1 year  Years  Years   Years

Long-term Debt                         $18,151  $18,151 $      -  $ -  $-
Contingent residual interest
  in aircraft                            1,597    1,597        -    -   -
                                       -------  ------  --------   --  --
 Total                                 $19,748  $19,748 $      -  $ -  $-
                                       -------  ------  --------   --  --




LONG-TERM DEBT: Long-term debt at December 31, 2002 consisted of two installment notes totaling $18.2 million, payable to banks and institutional lenders. The notes bears a fixed interest rate of 8% and 9%. Both of the installment notes are non-recourse and are collateralized by certain of the Trust's aircraft and assignment of the related lease payments. These notes will be partially amortized by the remaining contracted lease payments. However, the Trust has balloon payment obligations on one of the notes of approximately $16.1 million due in November 2003. Management 's plan is to dispose of the aircraft at the end of the lease term.

COMMITMENT ON RESIDUAL INTEREST IN AIRCRAFT: In conjunction with the Trust's acquisition of its interest in Kettle Valley, the Trust sold a residual interest in a Boeing 767-300 aircraft lease to the independent third party from which the Trust purchased its interest in Kettle Valley. The Trust received $1.5 million for the residual interest in the aircraft, which is subordinate to certain preferred payments to be made to the Trust in connection with the aircraft. Payment of the residual interest is non-recourse and is realizable upon the sale of the aircraft, the residual interest is included in Other Liabilities on the Statement of Financial Position at both December 31, 2002 and 2001. As of December 31, 2002, the net book value of the related aircraft was $0.6 million below the carrying value of the debt.

OUTLOOK  FOR  THE  FUTURE

Several other factors may affect the Trust's operating performance during the remainder of 2003 and beyond including:

-changes  in  markets  for  the  Trust's  equipment;
-changes in the regulatory environment in which the Trust's equipment operates; and
-changes  in  the real estate markets in which the Trust has ownership interest.

In February 2003, the Trust filed a proxy statement soliciting the shareholders to vote on several articles proposed by the Managing Trustee. The Managing Trustee believes that the various proposed articles would increase the value of MILPI and improve general operations. In March 2003, the Trust's shareholders approved the following proposals which included:

1. To allow PLM, its parent, MILPI, and subsidiaries and affiliates that they control, to continue to operate their ongoing business making investments after December 31, 2002, notwithstanding the end of their reinvestment period for the Trust.
2. To approve a transaction whereby a new formed subsidiary of PLM, RMLP, Inc., will receive a contribution from Semele Group, Inc., of partnership interests in Rancho Malibu, a partnership that owns and is developing 274 acres of land in Malibu, California, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15%) of the common stock of RMLP, Inc.
3. To amend Section 7.5 of the Trust Agreement to approve grants and exercises of rights of first refusal in connection with joint ventures between the Trust and its affiliates.
4. To approve the purchase by MILPI of the membership interests in MILPI held by AFG Investment Trust A Liquidating Trust and AFG Investment Trust B Liquidating Trust, which gave the Trust, together with Trust D, shared 100% ownership of MILPI.
5. To allow the Trust, in its operation of PLM, to enter into business arrangements with affiliates of the Trust in the ordinary course of business on terms no less favorable than those that they would receive if such arrangements were being entered into with independent third parties.

In March 2003, RMLP, Inc. purchased Semele Group, Inc.'s ownership interest in Rancho Malibu as indicated in the proposal above.

The future out look for the different operating segments of the Trust is as follows:

Real  Estate
------------

The Trust has a minority interest in two ski resorts, which are subject to the risks of the tourism industry. The economic downturn in the tourism industry following September 11, 2001, terrorist attacks had an adverse impact on the operating results of the resorts and the Trust. While management cannot determine if this event will have a material effect on the operations in future years, it is monitoring the travel, tourism and real estate industries. There can be no assurance that the travel and tourism industry will return to its pre-September 11 levels. The resorts have customers who both fly and drive to the resort locations. At this time, management does not believe the economic downturn in the travel industry will recover in the near future.

In addition, the resorts are also subject to a number of other risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely affect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

The Trust also has a minority interest in several real estate development companies, some of which are located at the resorts. The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, and other governmental rules.

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

Because the investments in the ski resorts include real estate development companies, the risks and uncertainties associated with the tourism industry can adversely affect the value of the real estate development companies associated with these investments. Decrease in tourism, weather-related conditions or other risks discussed above can permanently decrease the value of the investment and future operations.

The Trust does not anticipate receiving dividend distributions from the real estate investments in the near future due to the uncertainty of the current market conditions.

Equipment  Leasing  and  Equipment  Management
----------------------------------------------

The events of September 11, 2001 have also adversely affected market demand for both new and used commercial aircraft and weakened the financial position of several airline companies. While it currently is not possible for the Trust to determine the ultimate long-term economic consequences of theses events to the equipment leasing segment, management anticipates that the resulting decline in air travel will suppress market prices for used aircraft in the short-term and nhibit the viability of some airlines. In the event of a lease default by an aircraft lessee, the Trust could experience material losses. At December 31, 2002, the Trust has collected substantially all rents owed from aircraft lessees. The Trust is monitoring developments in the airline industry and will continue to evaluate the potential implications to the Trust's financial position and future liquidity. Management does not anticipate significant improvements in the airline industry in the near future.

At lease inception, the Trust equipment was leased by a number of credit worthy, investment-grade companies. To date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's leases will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

The ultimate realization of residual value for any type of equipment is dependent upon many factors, including condition and type of equipment being sold and its marketability at the time of sale. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. The Trust attempts to monitor these change in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

In the future, the nature of the Trust's operations and principal cash flows will continue to shift from rental receipts and equipment sale proceeds to distributions from equity investments. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions. As a result, the Trust does not anticipate declaring any dividend distributions in the near future.

In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's capital account. At December 31, 2002, the Managing Trustee had a negative capital account balance of $0.1 million. No such requirement exists with respect to the Special Beneficiary.

MILPI's asset base consists of its interest in the management in several equipment growth funds with limited lives. If MILPI does not find new sources of capital and revenue, its source of revenues and asset base will decrease and eventually terminate as the equipment growth funds liquidate.

               Report of Independent Certified Public Accountants


To  AFG  Investment  Trust  C

We have audited the accompanying statements of financial position of AFG Investment Trust C as of December 31, 2002 and 2001, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of MILPI Holdings, LLC, and subsidiaries for 2002 and 2001 and the financial statements of EFG Kirkwood, LLC for 2000, limited liability companies in which the Trust has a 36% and 27.9% interest, respectively, have been audited by other auditors whose reports have been furnished to us; insofar as our opinion on the financial statements relates to data included for MILPI Holdings, LLC, and subsidiaries for 2002 and 2001 and EFG Kirkwood, LLC for 2000, it is based solely on their reports.

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

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust C at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

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


                                                 /S/  ERNST  &  YOUNG  LLP

Tampa,  Florida
March  26,  2003

Report  of  Deloitte  &  Touche  LLP,  Independent  Auditors


The  Board  of  Directors  and  Members
MILPI  Holdings,  LLC:

We have audited the accompanying consolidated balance sheets of MILPI Holdings, LLC, a Delaware limited liability company, and subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related statements of income, shareholders' equity and cash flows for the year ended December 31, 2002 and for the period from February 7, 2001 through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and for the period from February 7, 2001 through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets with the adoption in fiscal 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."




/s/  Deloitte  &  Touche  LLP
Certified  Public  Accountants

Tampa,  Florida
March  28,  2003

                             AFG INVESTMENT TRUST C
                        STATEMENTS OF FINANCIAL POSITION
                                  DECEMBER 31,
                 (in thousands of dollars, except share amounts)



                                                              2002      2001
                                                            --------  --------
ASSETS

Cash and cash equivalents                                   $ 1,168   $ 1,717
Rents receivable                                                158       125
Accounts receivable - affiliate                                 122       104
Loan receivable - EFG/Kettle Development LLC                     79       176
Interest in EFG/Kettle Development LLC                        3,675     3,917
Interest in EFG Kirkwood LLC                                  2,148     3,003
Interest in MILPI Holdings, LLC                               9,688     8,519
Interest in C & D IT, LLC                                     1,000         -
Investments - other                                             260       265
Other assets, net of accumulated amortization
  of $0.1 million and $47,000 at December 31, 2002 and
December 31, 2001, respectively                                 470       432
Equipment at cost, net of accumulated depreciation                -         -
  of $25.9 million and $27.8 million at December 31, 2002         -         -
  and 2001, respectively                                     17,756    23,914
                                                            --------  --------
      Total assets                                          $36,524   $42,172
                                                            --------  --------


LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                               $18,151   $22,383
Accrued liabilities                                             349       174
Accrued liabilities - affiliates                                  -       151
Deferred rental income                                          288       277
Other liabilities                                             1,597     1,597
     Total liabilities                                       20,385    24,582
                                                            --------  --------

Participants' capital (deficit):
   Managing Trustee                                             (30)      (57)
   Special Beneficiary                                            -         -
   Class A Beneficiary Interests (1,787,153 Interests;
     initial purchase price of $25 each)                     18,507    19,985
   Class B Beneficiary Interests (3,024,740 Interests;
     initial purchase price of $5 each)                           -         -
   Treasury Interests (223,861 Class A Interests at cost)    (2,338)   (2,338)
     Total participants' capital                             16,139    17,590
                                                            --------  --------

     Total liabilities and participants' capital            $36,524   $42,172
                                                            --------  --------






   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
               (in thousands of dollars, except per share amounts)


                                                     2002      2001      2000
                                                  -------  --------  --------
REVENUE

Lease revenue                                     $ 5,682   $ 6,520   $ 7,734
Interest income                                        64       158       667
Gain on sale of equipment                           1,249       132     2,017
Loss on the sale of equipment                      (1,474)       (7)       (4)
Other income                                            -       183       371
                                                  -------  --------  --------
  Total revenue                                     5,521     6,986    10,785
                                                  -------  --------  --------

EXPENSES

Depreciation and amortization                       2,775     3,934     4,255
Write-down of equipment                               599     5,579         -
Interest expense                                    1,842     2,055     2,463
Management fees - affiliates                          434       433       431
Operating expenses                                    889         -         -
Operating expenses - affiliates                       201     1,144       595
                                                  -------  --------  --------
  Total expenses                                    6,740    13,145     7,744
                                                  -------  --------  --------

EQUITY INTERESTS

Equity in net loss of EFG/Kettle Development LLC     (241)     (333)      (91)
Equity in net loss of EFG Kirkwood LLC               (484)      (91)     (900)
Equity in net income of MILPI Holdings, LLC           493       984         -
                                                  -------  --------  --------
  Total income (loss) from equity interests          (232)      560      (991)
                                                  -------  --------  --------
Net (loss) income                                 $(1,451)  $(5,599)  $ 2,050
                                                  ========  ========  ========

Net (loss) income
   per Class A Beneficiary Interest               $ (0.83)  $ (2.84)  $  0.66
                                                  ========  ========  ========
   per Class B Beneficiary Interest               $     -   $ (0.10)  $  0.18
                                                  ========  ========  ========












   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C
                 STATEMENTS OF CHANGES IN PARTICIPANTS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                    (in thousands of dollars, except shares)


                                         Managing      Special
                                         Trustee     Beneficiary   Class A Beneficiaries     -      Class B Beneficiaries
                                          Amount       Amount            Interests         Amount         Interests
                                        ----------  -------------              ---------  -------               ---------
 Balance at December 31, 1999           $     (20)  $       (167)              1,787,153  $23,898               3,024,740

   Net income - 2000                           37            303                       -    1,179                       -
   Less: Reclassification adjustment
     for unrealized gain on investment
     securities                                 -             (2)                      -      (15)                      -
                                        ----------  -------------              ---------  -------               ---------
   Comprehensive income                        37            301                       -    1,164                       -
                                        ----------  -------------              ---------  -------               ---------

 Balance at December 31, 2000                  17            134               1,787,153   25,062               3,024,740

   Net loss - 2001                            (74)          (134)                      -   (5,077)                      -
                                        ----------  -------------              ---------  -------               ---------

 Balance at December 31, 2001                 (57)             -               1,787,153   19,985               3,024,740
                                        ----------  -------------              ---------  -------               ---------

   Net income (loss) - 2002                    27              -                       -   (1,478)                      -
                                        ----------  -------------              ---------  -------               ---------

 Balance at December 31, 2002           $     (30)  $          -               1,787,153  $18,507               3,024,740
                                        ==========  =============              =========  =======               =========


                                           -       Treasury

                                         Amount    Interests    Total
                                        --------  -----------  -------
 Balance at December 31, 1999           $  (214)  $   (2,338)  $21,159

   Net income - 2000                        531            -     2,050
   Less: Reclassification adjustment
     for unrealized gain on investment
     securities                              (3)           -       (20)
                                        --------  -----------  -------
   Comprehensive income                     528            -     2,030
                                        --------  -----------  -------

 Balance at December 31, 2000               314       (2,338)   23,189

   Net loss - 2001                         (314)           -    (5,599)
                                        --------  -----------  -------

 Balance at December 31, 2001                 -       (2,338)   17,590
                                        --------  -----------  -------

   Net income (loss) - 2002                   -            -    (1,451)
                                        --------  -----------  -------

 Balance at December 31, 2002           $     -   $   (2,338)  $16,139
                                        ========  ===========  =======









   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                           (in thousands of dollars)


                                                            2002      2001      2000
                                                          --------  --------  ---------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)                                         $(1,451)  $(5,599)  $  2,050
Adjustments to reconcile net income (loss) to net               -         -          -
 cash provided by (used in) operating activities:               -         -          -
  Depreciation and amortization                             2,775     3,934      4,255
  Write-down of equipment                                     599     5,579          -
  Accretion of bond discount                                    -         -         (7)
  Gain on sale of equipment                                (1,249)     (132)    (2,017)
  Loss on sale of equipment                                 1,474         7          4
  Gain on sale of investment securities                         -         -        (70)
  (Income) loss from equity interests                         232      (560)       991
  Write-down of other investment                                -         -         51
Changes in assets and liabilities:                              -         -          -
  Rents receivable                                            (33)      133        (43)
  Accounts receivable - affiliate                             (18)      321        516
  Accounts receivable - other                                   -       126          -
  Guarantee fee receivable                                      -         9       (126)
  Other assets                                                 12      (407)      (132)
  Accrued liabilities                                         175       (47)       362
  Accrued liabilities - affiliates                           (151)      247         (1)
  Deferred rental income                                       11        72       (287)
                                                          --------  --------  ---------
    Net cash provided by operating activities               2,376     3,683      5,546
                                                          --------  --------  ---------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES

Proceeds from equipment sales                               2,722       185      3,425
Investments - other                                             5       (26)      (289)
Purchase of interest in EFG Kirkwood LLC                        -         -     (1,287)
Dividend received from investment in EFG Kirkwood LLC         256         -          -
Purchase of interest in MILPI Holdings LLC                 (2,399)   (7,062)      (393)
Acquisition fees paid to affiliate                            (24)      (74)       (15)
Dividend received from MILPI Holdings, LLC                  1,747         -          -
Purchase of interest in C & D IT, LLC                      (1,000)        -          -
Proceeds from sale of investment securities                     -         -        491
                                                          --------  --------  ---------
    Net cash provided by (used in) investing activities     1,307    (6,977)     1,932
                                                          --------  --------  ---------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES

Proceeds from notes payable - affiliate                       720       471         25
Principal payments - notes payable -affiliate                (720)        -          -
Principal payments - notes payable                         (4,232)   (4,309)    (6,378)
Distributions paid                                              -         -    (15,200)
                                                          --------  --------  ---------
    Net cash used in financing activities                  (4,232)   (3,838)   (21,553)
                                                          --------  --------  ---------

Net decrease in cash and cash equivalents                    (549)   (7,132)   (14,075)
Cash and cash equivalents at beginning of year              1,717     8,849     22,924
                                                          --------  --------  ---------
Cash and cash equivalents at end of year                  $ 1,168   $ 1,717   $  8,849
                                                          =======   =======   ========

SUPPLEMENTAL INFORMATION

Cash paid during the year for interest                    $ 1,876   $ 2,361   $  2,290
                                                          =======   =======   ========




   The accompanying notes are an integral part of these financial statements.

                             AFG INVESTMENT TRUST C
                        NOTES TO THE FINANCIAL STATEMENTS


NOTE  1  -  ORGANIZATION  AND  TRUST  MATTERS
---------------------------------------------

AFG Investment Trust C (the "Trust") was organized as a Delaware business trust in August 1992. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership and its subsidiaries (formerly known as American Finance Group ("AFG")), a Massachusetts limited partnership ("EFG") or the "Advisor", and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 2,011,014 Beneficiary Interests ("Class A Interests") at a subscription price of $25.00 each ($50.3 million in total) through 9 serial closings commencing December 1992 and ending September 1993. In July 1997, the Trust issued 3,024,740 Class B Interests ("Class B Interests") at $5.00 each ($15.1 million in total), of which (i) 3,019,220 interests are held by Equis II Corporation, an affiliate of EFG, and a wholly owned subsidiary of Semele Group Inc. ("Semele", an affiliate of EFG), and (ii) 5,520 interests are held by 10 other Class A investors. The Trust repurchased 218,661 Class A Interests in October 1997 at a cost of $2.3 million. In April 1998, the Trust repurchased 5,200 additional Class A Interests at a cost of $47,000. Accordingly, there are 1,787,153 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

The Trust has one Managing Trustee, AFG ASIT Corporation and one Special Beneficiary, Semele. Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's equipment assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG, which is a wholly owned subsidiary of Semele. Except with respect to "interested transactions", Class A Interests and Class B Interests have identical voting rights and, therefore, Equis II Corporation generally has control over the Trust on all matters on which the Beneficiaries may vote. With respect to interested transactions, holders of Class B Interests which are the Managing Trustee or any of its affiliates must vote their interests as a majority of the Class A Interests have been voted. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

Significant operations commenced coincident with the Trust's initial purchase of equipment and the associated lease commitments in December 1992. Pursuant to the Trust Agreement, each distribution is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

Under the terms of the management agreement between the Trust and EFG, management services are provided by EFG to the Trust for fees, as stated in the agreement.

The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP").

In January 1996, EFG sold certain assets relating primarily to the business of originating new leases, to a third party. Pursuant to terms of the sale agreements, EFG specifically reserved the right to continue managing all assets owned by the Trust and the Other Investment Programs.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

Cash  Equivalents
-----------------

The Trust classifies any amounts on deposits in banks and all highly liquid investments purchased with an original maturity of three months or less as cash and cash equivalents.

Revenue  Recognition
--------------------

Rents are payable to the Trust monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date, which is December 31, 2004. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as AFG ASIT Corporation, the managing trustee of the Trust ("Managing Trustee") and the Trust's advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of approximately $3.7 million are due as follows (in thousands of dollars):

  For the year ending December 31,   2003  $3,594
                                     2004      55
                                     2005      37
                                           ------

..                                   Total  $3,686
                                           ======


Revenue from individual lessees which accounted for 10% or more of revenue in the years ended December 31, 2002, 2001 and 2000 is as follows (in thousands of dollars):

                                            % of              % of              % of
                                     2002  Revenue     2001  Revenue     2000  Revenue
                                   ------  --------  ------  --------  ------  --------
Scandinavian Airlines System       $3,358       61%  $3,321       48%  $3,620       34%
Hyundai Electronics America, Inc.  $1,147       21%  $1,147       16%  $1,147       11%
TTX Company                             -        -        -        -   $1,628       15%


Use  of  Estimates
------------------

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment  on  Lease
--------------------

All equipment was acquired from EFG, one of its affiliates, or from third-party sellers. The Trust has capitalized costs to acquire the equipment which include acquisition fees. The cost of equipment acquired from EFG, or an affiliate reflects the actual price paid for the equipment by EFG or the affiliate plus all actual costs incurred by EFG or the affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the affiliate prior to selling the equipment. The cost of equipment purchased from a third party is the amount paid to the unaffiliated third party.

Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to the terms specified in their individual lease agreements with the Trust. When the Trust incurs repairs and maintenance costs, the expenses are charged when incurred.

The estimated residual value of leased assets is determined based on third party appraisals and valuations, as well as market information, offers for similar types of assets and overall industry expertise.

Depreciation  and  Amortization
-------------------------------

The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of the primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

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

The  Trust amortizes deferred financing costs over the life of the related debt.

The Trust adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. As a result, the discontinuance of goodwill and other intangible asset amortization was effective upon adoption of SFAS No. 142. SFAS No. 142 also includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Fair value of the asset should be calculated using several valuation models which utilize the expected future cash flows of the Trust. SFAS No. 142 requires the Trust to complete a transitional goodwill impairment analysis during the quarter ended June 30, 2002. There was no material impact on the Trust's financial statements as a result of adopting SFAS No. 142.

Equity  Ownership  Investments
------------------------------

Equity securities that are not publicly traded are accounted for in accordance with Accounting Principles Board ("APB") No. 18, "The Equity Method of Accounting for Investments in Common Stock." If the Trust's ownership interest in the investment enables the Trust to influence the operating financial decisions of the investee, the investment is accounted for under the equity method of accounting. Otherwise, the investment is accounted for under the cost method of accounting. The equity method of accounting is discontinued when the investment is reduced to zero and does not provide for additional losses unless the Trust has guaranteed obligations of the investee or is otherwise committed to provide further financial support to the investment.

Whenever circumstances indicate an impairment exists, the Trust evaluates the fair value of the investment. The fair value of the equity investment is based current market prices, management's market knowledge and on a valuation models which includes expected future cash flows of the investment. If the fair value of the investments is below the carrying value, a loss is recorded.

The Company defines control as the ability of an entity or person to direct the policies and management that guide the ongoing activities of another entity so as to increase its benefits and limits its losses from that other entity's activities without the assistance of others.

Impairment  of  Long-Lived  Assets
----------------------------------

The Trust accounts for impairment of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which was issued in August 2001. The Trust adopted SFAS No. 144 on January 1, 2002. In accordance with SFAS No. 144, the Trust evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying bases of such assets may not be recoverable. Whenever circumstances indicate that an impairment may exist, the company evaluates future cash flows of the asset to the carrying value. If projected undiscounted future cash flows are lower than the carrying value of the asset, a loss is recorded. The loss recorded is equal to the difference between the carrying amount and the fair value of the asset. The fair value of the asset is determined based on a valuation model which includes expected future cash flows of the asset, current market prices and management's market knowledge. The fair market value of long-lived assets secured by non-recourse debt is determined based on a valuation model which includes expected future cash flows and the recoverable value. If the Trust decides to return the asset to the lender, the recoverable value will not be less than the balance of the non-recourse debt.

The Managing Trustee evaluates the net realizable value of significant equipment assets, such as aircraft, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value and are reflected separately on the accompanying Statement of Operations as write-down of equipment.

Accrued  Liabilities  -Affiliates
---------------------------------

Accrued liabilities -affiliates include various fees due to affiliates and expenses paid by affiliates on behalf of the Trust that the Trust will reimburse the affiliate.

Contingencies
-------------

The Trust recognizes a liability for goods and services during the period when the goods or services are received. To the extent that the Trust has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Trust recognizes a liability in accordance with SFAS No. 5 "Accounting for Contingencies". SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

Allocation  of  Net  Income  or  Loss
-------------------------------------

Net income is allocated quarterly, first to eliminate any participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. However, in no event shall there be allocated to the Managing Trustee less than 1% of the profits or losses of the Trust.

The allocation of net income or loss pursuant to the Trust Agreement for income tax purposes differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations.

The unaudited table below includes detail of the allocation of income (loss) in each of the quarters for the years ended December 31, 2002, 2001 and 2000 (in thousands of dollars):


                    Managing    Special        Class A          Class B
                    Trustee     Beneficiary    Beneficiaries    Beneficiaries    Treasury
                    Amount      Amount         Amount           Amount           Interests    Total

December 31, 1999   $     (20)  $       (167)  $       23,898   $         (214)  $   (2,338)  $21,159

Net income                 28            225              504              349            -     1,106
Unrealized losses           -             (2)             (26)              (1)           -       (29)
March 31, 2000              8             56           24,376              134       (2,338)   22,236
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net income                  1              6               53               14            -        74
Unrealized gain             -              1                5                1            -         7
June 30, 2000               9             63           24,434              149       (2,338)   22,317
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net income                  7             62              534              144            -       747
Unrealized gain             -              -                3                1            -         4
September 30, 2000         16            125           24,971              294       (2,338)   23,068
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net income                  1             10               88               24            -       123
Unrealized loss             -             (1)               3               (4)           -        (2)
December 31, 2000          17            134           25,062              314       (2,338)   23,189
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net income                 12            106              912              246            -     1,276
March 31, 2001             29            240           25,974              560       (2,338)   24,465
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net loss                  (29)          (240)            (349)            (560)           -    (1,178)
June 30, 2001               -              -           25,625                -       (2,338)   23,287
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net loss                   (3)             -             (301)               -            -      (304)
September 30, 2001         (3)             -           25,324                -       (2,338)   22,983
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net loss                  (54)             -           (5,339)               -            -    (5,393)
December 31, 2001         (57)             -           19,985                -       (2,338)   17,590
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net income                 72            123            1,066              287            -     1,548
March 31, 2002             15            123           21,051              287       (2,338)   19,138
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net loss                  (27)          (123)            (763)            (287)           -    (1,200)
June 30, 2002             (12)             -           20,288                -       (2,338)   17,938
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net loss                  (11)             -           (1,111)               -            -    (1,122)
September 30, 2002        (23)             -           19,177                -       (2,338)   16,816
                    ----------  -------------  ---------------  ---------------  -----------  --------

Net loss                   (7)             -             (670)               -            -      (677)
December 31, 2002   $     (30)  $          -   $       18,507   $            -   $   (2,338)  $16,139
                    ----------  -------------  ---------------  ---------------  -----------  --------




Reclassification
----------------

Certain amounts previously reported have been reclassified to conform to the December 31, 2002 presentation.

Accumulated  Other  Comprehensive  Income
-----------------------------------------

SFAS No. 130, "Reporting Comprehensive Income", requires the disclosure of comprehensive income (loss) to reflect changes in participants' capital that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2002, 2001 and 2000 represents the Trust's unrealized gains (losses) on investment securities (in thousands of dollars):


                                           2002   2001   2000
                                          -----  -----  ------
Beginning Balance. . . . . . . . . . . .  $  --  $  --  $  21
Adjustments related to unrealized losses
on investment securities . . . . . . . .     --     --    (21)
                                          -----  -----  ------

Ending Balance . . . . . . . . . . . . .  $  --  $  --  $  --
                                          =====  =====  ======



Net  Income  (Loss)  and  Cash  Distributions  Per  Beneficiary  Interest
-------------------------------------------------------------------------

Net income (loss) and cash distributions per Class A Interest are based on 1,787,153 Class A Interests outstanding. Net income (loss) and cash distributions per Class B Interest are based on 3,024,740 Class B Interests outstanding. Net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income (loss) and cash distributions.

Provision  for  Income  Taxes
-----------------------------

No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their separate tax returns.

New  Accounting  Pronouncements
-------------------------------

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations". SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. The Trust adopted SFAS 141 on January 1, 2002 and such adoption had no effect on the Trust's financial position and results of operations.

In April 2002, the FASB issued SFAS No.145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No.13, and Technical Corrections." As a result of the rescission of SFAS No. 4, a gain or loss on extinguishment of debt will no longer be presented as an extraordinary item upon the adoption of SFAS No.145. The Trust adopted SFAS No. 145 in the second quarter of fiscal 2002. This resulted in a charge of approximately $0.4 million classified in operating income during the year ended December 31, 2002, as opposed to an extraordinary item associated with the debt refinance.

In July 2002 the FASB issued SFAS No.146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 is based on the general principle that a liability for a cost associated with an exit or disposal activity should be recorded when it is incurred and initially measured at fair value. SFAS No.146 applies to costs associated with (1) an exit activity that does not involve an entity newly acquired in a business combination, or (2) a disposal activity within the scope of SFAS No.144. These costs include certain termination benefits, costs to terminate a contract that is not a capital lease, and other associated costs to consolidate facilities or relocate employees. Because the provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, the effect of adopting this statement has not been determined.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to have a material impact on the Company's financial position or results of operations.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do no have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires a company to evaluate all existing arrangements to identify situations where a company has a "variable interest," commonly evidenced by a guarantee arrangement or other commitment to provide financial support, in a "variable interest entity," commonly a thinly capitalized entity, and further determine when such variable interest requires a company to consolidate the variable interest entities financial statement with its own. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when this interpretation becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Based on the recent release of this interpretation, we have not completed our assessment as to whether or not the adoption of this interpretation will have a material impact on our financial statements.

NOTE  3  -  EQUIPMENT
---------------------

The following is a summary of equipment owned by the Trust at December 31, 2002. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2002 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining
Lease term equal to zero reflects equipment either held for sale, re-lease or being leased on a month-to-month basis. Equipment consists of the following at December 31, 2002 (in thousands of dollars):



                                                Remaining        Equipment
                                               Lease Term         at Cost
Equipment Type                                  (Months)    (in the thousands)
---------------------------------------------  -----------  -------------------
Aircraft                                                12  $           30,896
Manufacturing                                          2-8               8,857
Locomotives                                              8                 196
Materials handling                                    0-33               2,003
Other                                                  0-5               1,717
                                                            -------------------
   Total equipment cost                                                 43,669
   Accumulated depreciation                                            (25,913)
                                                            -------------------
   Equipment, net of accumulated depreciation               $           17,756
                                                            ===================


The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Equipment with an approximate original cost of approximately $30.9 million is proportionately owned with other affiliated entities.

As of December 31, 2002, the Trust's ownership interest in aircraft and related lease payment streams are used to secure the term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $37.4 million and a net book value of approximately $17.6 million at December 31, 2002.

The summary above includes off-lease equipment held for sale or re-lease with an original cost of approximately $2.0 million and a net book value of approximately $30,000. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease.

During the year ended December 31, 2002, the Trust recorded a write-down of equipment, representing an impairment in the carrying value of the Trust's interest in a McDonnell Douglas MD-87 aircraft resulting from weakened market conditions including the bankruptcy of two major United States airlines and a weakened United States economy. The resulting charge of $0.5 million was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft which is in the equipment leasing segment. If the aircraft market continues to deteriorate from its current condition, the Trust may have additional impairment changes.

During the year ended December 31, 2001, the Trust recorded a write-down of equipment, representing an impairment to the carrying value of the Trust's interest in Boeing 767-300ER aircraft. The resulting charge of $5.6 million was based on a comparison of estimated fair value and carrying value of the Trust's interest in the aircraft. The estimate of the fair value was based on a current offer to purchase the aircraft and the assessment by the management of the Trusts of prevailing market conditions for similar aircraft. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft. The decrease in the fair market value of the aircraft is due to the events of September 11, 2001, along with a recession in the United States, which have continued to adversely affect the market demand for both new and used commercial aircraft. Management believes there is a significant oversupply of commercial aircraft available and that this oversupply will continue for some time. During the year ended December 31, 2002, the Trust evaluated the aircraft, which is secured by non-recourse debt, in accordance with the Trust's policy for recording an impairment on long-lived assets (see Note 2). The recoverable value of the aircraft was determined based on management's assumption that the asset would not be sold or re-leased. If the Company anticipated selling or re-leasing the asset, the recoverable value would have been significantly lower which would have resulted in an impairment.

The aircrafts' fair value was determined by an independent third party appraiser. The appraiser made several assumptions when calculating the fair value. The appraiser assumed the aircraft will sell at current market prices which are based on "today's" market conditions which included a thorough review of recent market activity and known transaction data involving the subject aircraft types. In addition, the appraiser considered the perceived current demand for the asset, its availability on the market, and expressed views of the industry. The appraiser also considered the most reasonable value on an open market under conditions requisite to a fair sale, the effects of September 11, 2001.

NOTE  4  -  INTEREST  IN  EFG/KETTLE  DEVELOPMENT  LLC
------------------------------------------------------

On March 1, 1999, the Trust and an affiliated trust (collectively, the "Buyers") formed EFG/Kettle Development LLC ("Kettle Valley"), a Delaware limited liability company, for the purpose of acquiring a 49.9% indirect ownership interest (the "Interest") in a real estate development in Kelowna, British Columbia in Canada called Kettle Valley. The Trust's cost basis in this joint venture was approximately $0.7 million greater than its equity interest in the underlying net assets at December 31, 1999. This difference was amortized using a period of 10 years. The amount amortized had been included in amortization expense as an offset to the Interest in Kettle Valley and was approximately
$66,000 during the years ended December 31, 2002 and 2001. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", the discontinuance of goodwill amortization was effective as of January 1, 2002.

Kettle Valley, upon receiving the Buyers' contributions for their membership interests, purchased the Interest from a special purpose company ("SPC") whose subsidiaries own a 99.9% limited partnership interest in Kettle Valley Development Limited Partnership ("KVD LP"). The SPC and its subsidiaries were established by the seller, in part, for income tax purposes and have no business interests other than the development of Kettle Valley. KVD LP is a Canadian Partnership that owns the property, consisting of approximately 280 acres of land. The project is zoned for 1,120 residential units in addition to commercial space. To date, 154 residential units have been constructed and sold and 13 additional units are under construction. The seller is an unaffiliated third-party company and has retained the remaining 50.1% ownership interest in the SPC. A newly organized Canadian affiliate of EFG replaced the original general partner of KVD LP on March 1, 1999.

The Trust's ownership share in EFG/Kettle Development LLC is 50% and had a cost of approximately $4.4 million including a 1% acquisition fee of approximately
$45,000 paid to EFG. This acquisition was funded with cash of approximately $3.1 million and a non-recourse note for approximately $1.3 million, which was repaid as of December 31, 2001.

The Trust accounts for its interest in Kettle Valley using the equity method of accounting. Under the equity method of accounting, the Trust's interest is (i) increased (decreased) to reflect the Trust's share of income (loss) of the joint venture and (ii) decreased to reflect any distributions the Trust received from the joint venture. The Trust's interest was decreased by approximately $0.2 million, $0.3 million and $0.1 million, during the years ended December 31, 2002, 2001 and 2000, respectively, reflecting its share of loss from Kettle Valley.

In addition, the seller of the Trust's interest in Kettle Valley purchased a residual sharing interest in a Boeing 767-300 aircraft owned by the Buyers and leased to an independent third party. The seller paid approximately $3.0 million to the Buyers ($1.5 million or 50% to the Trust) for the residual interest, which is subordinate to certain preferred payments to be made to the Buyers in connection with the aircraft. Payment of the residual interest is due only to the extent that the Trust receives net residual proceeds from the aircraft. The residual interest is non-recourse to the Buyers and is included as Other Liabilities on the accompanying Statements of Financial Position at both December 31, 2002 and December 31, 2001.

The table below provides KVD LP's summarized consolidated balance sheet as of December 31, 2002 and 2001 (in thousands of dollars):


                   December 31,   December 31,
                       2002           2001
                   -------------  -------------
Total assets       $      15,479  $      14,752
Total liabilities          4,339          2,337
                   -------------  -------------
Net equity         $      11,140  $      12,415
                   =============  =============


The table below provides KVD LP's summarized consolidated income statement data for the twelve months ended December 31, 2002, 2001 and 2000 (in thousands of dollars):


                 December 31,    December 31,    December 31,
                     2002            2001            2000
                --------------  --------------  --------------
Total revenues  $       3,679   $       4,597   $       6,251
Total expenses          4,469           5,968          (7,119)
                --------------  --------------  --------------
Net loss        $        (790)  $      (1,371)  $        (868)
                ==============  ==============  ==============


For the year ended December 31, 2002, in addition to its share of the loss of KVD LP, the Trust's net loss from Kettle Valley includes a loss of approximately $42,000 reflecting the Trust's share of the operating results of one of Kettle Valley's wholly-owned subsidiaries.

NOTE  5  -  INTEREST  IN  EFG  KIRKWOOD  LLC
--------------------------------------------

On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and an affiliated corporation, Semele, formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood"), for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). The Trusts collectively own 100% of the Class A membership interests in EFG Kirkwood and Semele owns 100% of the Class B membership interests in EFG Kirkwood. The Trust holds 40% of EFG Kirkwood's Class A membership interests. The Class A interest holders are entitled to certain preferred returns prior to distribution payments to the Class B interest holder. The Trusts' interests in EFG Kirkwood constitute 50% of the voting securities of that entity under EFG Kirkwood's operating agreement, which gives equal voting rights to Class A and Class B membership interests. The Managing Trustee is the manager of EFG Kirkwood.

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

On May 1, 2000, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resorts LLC ("Mountain Springs"). Mountain Springs, through a wholly owned subsidiary, owns 80% of the common membership interests and 100% of the Class B Preferred membership interests in an entity that owns the Purgatory Ski Resort ("Purgatory") in Durango, Colorado. In October 2002, an existing owner and an unrelated third party contributed approximately $2.5 million to Mountain Springs. As a result of the capital contribution, EFG Kirkwood's membership interest in Mountain Springs decreased from 50% to 33%. Mountain Springs used the proceeds from the additional capital contribution to exercise an option to purchase 51% of Durango Mountain Land Company, LLC, a real estate development company owning land in Durango, Colorado.

On August 1, 2001, EFG Kirkwood entered into a guarantee agreement whereby EFG Kirkwood guarantees the payment obligations under a revolving line of credit between Purgatory and a third party lender. The amount of the guarantee shall consist of outstanding balance of the line of credit which cannot exceed the principal balance of $3.5 million. As of December 31, 2002, Purgatory had an outstanding balance of approximately $2.6 million on the line of credit.

The Trusts' ownership interest in EFG Kirkwood had an original cost of $4.0 million; including a 1% acquisition fee of $40,000 paid to EFG. The Trust's ownership interest in EFG Kirkwood is accounted for on the equity method. The Trust recorded a loss of $0.5 million, $0.1 million and $0.9 million for the fiscal years ended December 31, 2002, 2001 and 2000, respectively, which represented its pro-rata share of the net loss of EFG Kirkwood. On December 20, 2002, EFG Kirkwood declared and paid a dividend of $0.6 million, of which the Trust received $0.3 million.

The table below provides EFG Kirkwood's summarized consolidated balance sheet as of December 31, 2002 and 2001 respectively (in thousands of dollars):


                   December 31,   December 31,
                       2002           2001
                   -------------  -------------
Total assets       $       5,578  $       7,424
Total liabilities              -              -
                   -------------  -------------
Net equity         $       5,578  $       7,424
                   =============  =============


The table below provides EFG Kirkwood's summarized consolidated income statement data for the years ended December 31, 2002, 2001 and 2000, respectively (in thousands of dollars):


                            December 31,   December 31,   December 31,
                                2002           2001           2000
                            -------------  -------------  -------------
Equity loss on investments  $       1,210  $         216  $       2,764
Other (income) expenses              (2).              4              9
                            -------------  -------------  -------------
Net loss                    $       1,208  $         220  $       2,773
                            =============  =============  =============


The table below provides comparative summarized income statement data for Mountain Resort and the Mountain Springs for the twelve months ended December
31, 2002, 2001 and 2000. The operating companies have a fiscal year end of April 30th which is different from the Trust. Therefore, the operating results shown below have been conformed to the twelve months ended December 31, 2002, 2001 and 2000. The Trust purchased their interest in Purgatory on May 1, 2000 and as such the operating results below have been conformed to reflect the eight months ended December 31, 2000.

                     For the Twelve    For the Twelve    For the Twelve
                     Months Ended      Months Ended      Months Ended
                     December 31,      December 31,      December 31,
                          2002              2001              2000
                     ---------------   ----------------  ---------------
Mountain Resorts
  Total revenues     $        29,462   $        29,597   $        27,741
  Total expenses              30,336            30,117            27,464
                     ---------------   ----------------  ---------------
  Net income (loss)  $          (874)  $          (520)  $           277
                     ===============   ================  ===============
Mountain Springs
  Total revenues     $        15,198   $        15,250   $         5,008
  Total expenses              17,834            15,648             9,725
                     ---------------   ----------------  ---------------
  Net income (loss)  $        (2,636)  $          (398)  $        (4,717)
                     ===============   ================  ===============


Due to the economic downturn in the tourism industry following September 11, 2001 terrorist attacks, the Trust evaluated the fair value of its investment in EFG Kirkwood. The Trust hired an independent third party appraiser who valued the minority interest investment. The appraiser used a valuation model to determine the fair value of the investment which included expected future cash flows from the ski resorts. Based on the Company's overall industry knowledge and the valuation performed by the appraiser, the Company recorded an impairment on the investment of $0.1 million as of December 31, 2002.

NOTE  6  -INTEREST  IN  MILPI  HOLDINGS,  LLC
---------------------------------------------

In December 2000, the Trusts formed MILPI Holdings, LLC ("MILPI"), which formed MILPI Acquisition Corp. ("MAC"), a wholly-owned subsidiary of MILPI, for the purpose of acquiring PLM International, Inc. and subsidiaries ("PLM"). The Trusts collectively paid $1.2 million for their membership interests in MILPI ($0.4 million for the Trust which gave the Trust a 34% interest in MILPI). MAC entered into a definitive agreement (the "Agreement") with PLM, an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of up to $27.0 million. In connection with the acquisition, on December 29, 2000, MAC commenced a tender offer to purchase any and all of PLM's outstanding common stock.

On February 7, 2001, pursuant to the cash tender offer, the Trusts through MAC acquired approximately 83% of PLM's outstanding common stock for a purchase price of $3.46 per share resulting in a total purchase price of $21.8 million and contributed the shares to MILPI. The Trust's portion of the capital contribution was $7.1 million which included acquisition fees of $0.1 million. The purchase price was determined based on competitive bids and a valuation model using the expected future cash flows of PLM. MILPI also hired an investment banking firm to issue a fairness opinion on the purchase price. The assets of PLM included cash and cash equivalents of approximately $4.4 million. The acquisition resulted in goodwill at MILPI of approximately $5.3 million.

On February 6, 2002, the Trusts through MAC, completed their acquisition of PLM by purchasing the remaining 17% of the outstanding PLM common stock and by effecting a merger of MAC into PLM, with PLM as the surviving entity. The merger was completed when MAC obtained approval of the merger from PLM's shareholders pursuant to a special shareholder's meeting. The remaining interest was purchased for $4.4 million at the $3.46 per common share price established in the tender offer which was financed by the Trust and AFG Investment Trust D. An investment banking firm was hired and issued a fairness opinion on the purchase price of this transaction. The Trust's portion of the purchase price was $2.4 million which included transaction costs of $24,000, a 1% acquisition fee paid to a wholly-owned subsidiary of Semele. The acquisition resulted in goodwill of approximately $3.5 million. No goodwill is expected to be deducted for tax purposes. Concurrent with the completion of the merger, PLM ceased to be publicly traded. Due to the February 6, 2002 acquisition, the Trust's ownership interest in MILPI increased from 34% to 38%.

MILPI accounted for the acquisition of the stock of PLM using the purchase method of accounting. In accordance with SFAS No. 141, the Company allocates the total purchase price to the assets acquired and liabilities assumed based on the respective fair market values at the date of acquisition. There are no contingencies or other matters that could materially affect the allocation of the purchase cost.

Equis II Corporation has voting control of the Trusts and owns the Managing Trustee of the Trusts. Semele owns Equis II Corporation. Mr. Engle and Mr.
Coyne, who are directors and officers of the Trust, respectively, are also officers and directors of, and own significant stock in Semele. In addition, Mr. Engle and Mr. Coyne are officers and directors of MILPI.

The Trusts' ownership interest in MILPI is accounted for on the equity method and the Trust recorded income of approximately $0.5 million and $1.0 million for the fiscal years ending 2002 and 2001, respectively. During 2002, MILPI declared and paid a cash dividends totaling $4.7 million. The Trust's share of the dividend was $1.7 million.

The table below provides summarized consolidated balance sheet data as of December 31, 2002 and 2001, and income statement data for MILPI for the year ended December 31, 2002 and for the period February 7, 2001 through December 31, 2001. As discussed above, approximately 83% of PLM's common stock was acquired in February 2001, with the remaining interest acquired in February 2002. The table below provides MILPI's summarized consolidated balance sheet as of December 31, 2002 and 2001 and the income statement data for the year ended December 31, 2002 and for the period from February 7, 2001 through December 31, 2001 (in thousands of dollars):


                     December 31,   December 31,
                         2002           2001
                     =============  =============
 Total Assets        $      44,400  $      43,399
 Total Liabilities          18,440         15,453
 Minority Interests              -          3,029
                     -------------  -------------
 Equity              $      25,960  $      24,917
                     =============  =============



                                             For the Period
                                               from
                                              February 7,
                                Year Ended   2001 through
                               December 31,  December 31,
                                    2002         2001
                                    --------  --------
 Total revenues                     $ 5,228   $ 8,660
 Total expenses                      (3,478)   (5,856)
 Equity income in managed programs      133     1,716
 Other income, net                      268       467
 Minority interests                     (40)     (429)
 Provision for taxes                   (774)   (1,611)
                                    --------  --------
 Net income                         $ 1,337   $ 2,947
                                    ========  ========




In February 2003, the Trust filed a proxy statement soliciting the shareholders on several articles proposed by the Managing Trustee (see Note 15). In March 2003, the Trust's shareholders approved all the articles included in the proxy statement. One of the articles approved authorized MILPI to purchase Trust A and B's interest in MILPI at a pre-determined price. MILPI is planning on acquiring AFG Investment Trust A and B Liquidating Trust's interest in MILPI during 2003. The acquisition will be financed through MILPI's existing cash reserves and cash flows generated from the sale of railcars. Subsequent to the acquisition, the Trust and AFG Investment Trust C's ownership interest in MILPI will increase to 50% per trust.

NOTE  7  -  INTEREST  IN  C  &  D  IT  LLC
------------------------------------------

In March 2002, the Trust and AFG Investment Trust D ("Trust D") formed C & D IT LLC, a Delaware limited liability company, as a 50%/50% owned joint venture that is co-managed by each of the Trust and Trust D (the "C & D Joint Venture") to which each Trust contributed $1.0 million. The C & D Joint Venture was formed for the purpose of making a conditional contribution of $2.0 million to BMLF/BSLF II Rancho Malibu Limited Partnership ("Rancho Malibu Limited Partnership") in exchange for 25% of the interests in Rancho Malibu Limited Partnership (the "C & D Joint Venture Contribution"). The C & D Joint Venture was admitted to Rancho Malibu Limited Partnership as a co-managing general partner pursuant to the terms of an amendment to Rancho Malibu Limited Partnership Agreement. The other partners in Rancho Malibu Limited Partnership are Semele and its wholly-owned subsidiary, Rancho Malibu Corp., the other co-managing general partner.

Rancho Malibu Limited Partnership owns a 274-acre parcel of land near Malibu, California and is developing it as a single-family luxury residential subdivision. The conditional C & D Joint Venture Contribution was made to assure participation in the future development of the parcel. It was made subject to the future solicitation of the consent of the beneficiaries of each of the Trust and Trust D. The C & D Joint Venture Contribution is conditioned upon the consummation of a transaction pursuant to which Semele and Rancho Malibu Corp. will contribute all of the partnership interests that they hold in Rancho Malibu Limited Partnership along with 100% of the membership interests Semele holds in RM Financing LLC to RMLP, Inc., a newly formed subsidiary of PLM, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares of common stock of RMLP, Inc., approximately 15% interest in RMLP Inc. In February 2003, the Trust solicited the shareholders, which was subsequently approved, for several articles including the transaction above (see Note 15).

The C & D Joint Venture possesses the right to withdraw the C & D Joint Venture Contribution from Rancho Malibu Limited Partnership if the transactions have not taken place within ninety days of the receipt by Rancho Malibu Limited Partnership of notice from the C & D Joint Venture that the requisite consents of the beneficiaries of the Trust and Trust D have been received. This right of the C & D Joint Venture is secured by a pledge of 50% of the capital stock of Rancho Malibu Corp. and 50% of the interests in Rancho Malibu Limited Partnership held by Semele and Rancho Malibu Corp.

NOTE  8  -  RELATED  PARTY  TRANSACTIONS
----------------------------------------

Various operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 2002, 2001 and 2000, which were paid or accrued by the Trust to EFG or its affiliates, are as follows (in thousands of dollars):

                               2002    2001    2000
                              -----  ------  ------
Acquisition fees              $  24  $   74  $   15
Management fees                 434     433     431
Administrative charges          201     178     198
Reimbursable operating costs
   due to third parties           -     966     397
                              -----  ------  ------
        Total                 $ 659  $1,651  $1,041
                              =====  ======  ======



As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For equipment acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For reinvestment equipment acquisitions completed prior to September 2, 1997, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions, which were scheduled to expire on September 2, 1997, were extended through December 31, 2002 and the Trust was permitted to invest in assets other than equipment. The Trust does not anticipate, nor have there been, any equipment acquisitions subsequent to September 1997. Acquisition fees associated with non-equipment acquisitions have been approximately 1% of the Asset Base Price. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to equipment acquired on or prior to September 2, 1997. For non-equipment assets other than cash, the Managing Trustee receives an annualized management fee of 1% of such assets under management. Compensation to EFG for services connected to the disposition of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to payout and this fee and the other fees described above are subject to certain limitations defined in the Trust Agreement.

Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) of the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust, which are reimbursed to EFG at actual cost. Prior to June 2002, an affiliated company supported the administrative function. Subsequently, the administrative functions were outsourced to an unrelated third party with the exception of some administrative functions which will continue to be supported by EFG.

During 2001 and 2000, EFG paid the majority of operating costs on behalf of the Trust. Costs incurred by EFG were subsequently reimbursed by the Trust on a monthly basis. During 2002, the Trust paid all of its direct costs. Therefore, there were no reimbursable direct operating costs paid to an affiliate during the year.

All equipment was purchased from EFG, one of its affiliates, or directly from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

On December 31, 2002, the Trust had a receivable from affiliate of $0.1 million. The receivable consists of approximately $0.1 million of revenues and other proceeds received by EFG. All rents and proceeds from the sale of equipment are paid by the lessee directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. The Trust's cash proceeds received by EFG are reimbursed to the Trust on a monthly basis. The remaining balance of the receivable, approximately $0.1 million, relates to costs incurred by the Trust associated with the sale of an aircraft in December 2002, on behalf of EFG.

Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 9,210 Class A Interests or 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele.

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

During the first quarter of 2002, the Trust borrowed $0.7 million from MILPI Holdings, LLC. The note issued had an interest rate LIBOR plus 200 basis points and was scheduled to mature on January 6, 2003. Interest paid to MILPI under this note was $28,000. In December 2002, the note plus accrued interest was paid in full.

NOTE  9  -  NOTES  PAYABLE
--------------------------

Notes  payable  at December 31, 2002 consisted of two installment notes totaling
$18.2 million payable to banks and institutional lenders. The notes bear a fixed interest rate of 8% and 9%. The Trust estimates, based on recent transactions, that the fair value of the fixed rate notes is approximately $17.5 million. Both of the installment notes are non-recourse and are collateralized by certain of the Trust's aircraft and assignment of the related lease payments. These notes will be partially amortized by the remaining contracted lease payments. However, the Trust has balloon payment obligations of approximately $16.1 million at the expiration of the debt in November 2003.

NOTE  10  -  CONTINGENCIES  AND  COMMITTMENTS
---------------------------------------------

The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interests in EFG Kirkwood, C & D IT LLC and Kettle Valley. The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust were determined to be an investment company, its business would be adversely affected. The Managing Trustee has engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. The Managing Trustee has consulted counsel and believes that the Trust is not an investment company. The Act, among other things, prohibits an unregistered investment company from offering securities for sale or engaging in any business or interstate commerce. If necessary, the Trust intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.



NOTE  11  -  INCOME  TAXES
--------------------------

The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance, which may exist in the Managing Trustee's capital account. At December 31, 2002, the Managing Trustee had a negative capital account balance of $0.1 million.

The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2002, 2001 and 2000:


                                                              2002      2001      2000
                                                           --------  --------  --------
..
Net income (loss)                                          $(1,451)  $(5,599)  $ 2,050
   Tax depreciation in excess of (less than)
      financial statement depreciation                      (1,360)     (740)   (2,343)
   Tax gain (loss) in excess of book gain (loss) on sale     1,964         -      (765)
   Recognize pass through income                             1,145      (571)      710
   Reverse income from corporate investment                  1,367      (652)        -
   Deferred rental income                                       10       247      (287)
   Write-down of equipment                                     599     5,579         -
   Other                                                         -      (190)      163
                                                           --------  --------  --------
Net income (loss) for federal income tax
   reporting purposes                                      $ 2,274   $(1,926)  $  (472)
                                                           ========  ========  ========



The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2002 and 200:


..                                                                    2002       2001
                                                                 ---------  ---------
..
Participants' capital                                            $ 16,139   $ 17,590
   Add back selling commissions and organization
      and offering costs                                            4,922      4,922
   Deferred step-down of capital basis                               (690)      (690)
   Cumulative difference between federal income tax
      and financial statement net loss                            (12,592)   (16,318)
                                                                 ---------  ---------

Participants' capital for federal income tax reporting purposes  $  7,779   $  5,504
                                                                 =========  =========


The cumulative difference between federal income tax and financial statement income (loss) represents timing differences.

NOTE  12  -  QUARTERLY  RESULTS  OF  OPERATIONS  (UNAUDITED)
------------------------------------------------------------

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001 (in thousands of dollars, except for shares):


                          March 31,   June 30,    September 30,    December 31,    Total
                          ----------  ----------  ---------------  --------------  --------
                                2002

Lease revenue             $    1,501  $   1,352   $        1,333   $       1,496   $ 5,682
Net income (loss)         $    1,548  $  (1,200)  $       (1,122)  $        (677)  $(1,451)
Net income (loss) per
  Beneficiary Interest:
  Class A Interests       $     0.60  $   (0.43)  $        (0.62)  $       (0.38)  $ (0.83)
  Class B Interests       $     0.10  $   (0.10)  $            -   $           -   $     -


                                2001

Lease revenue             $    1,607  $   1,643   $        1,691   $       1,579   $ 6,520
Net income (loss)         $    1,276  $  (1,178)  $         (304)  $      (5,393)  $(5,599)
Net income (loss) per
  Beneficiary Interest:
  Class A Interests       $     0.51  $   (0.20)  $        (0.17)  $       (2.98)  $ (2.84)
  Class B Interests       $     0.08  $   (0.18)  $            -   $           -   $ (0.10)


In the fourth quarter of fiscal year 2002, the Trust reversed depreciation of approximately $0.4 million relating to one of its aircraft. Approximately $0.1 million related to each of the three months ended March 31, 2002, June 30, 2002 and September 30, 2002. The respective quarterly results above have been adjusted to reflect this adjustment.

Net loss for the three months ended September 30, 2002 includes a $0.8 million loss on the Trust's interest in EFG Kirkwood. In addition, the three months ended September 30, 2002 includes a $0.2 million of expenses related to the Trust's proxy statements filed in February 2003.

Net loss for the three months ended June 30, 2002 includes a $0.7 million loss on the Trust's interest in EFG Kirkwood and $0.4 million loss on interest in MILPI Holdings LLC.

Net loss for the three months ended December 31, 2001 includes a $5.6 million write-down of equipment.

Net loss for the three months ended June 30, 2001 includes approximately a $0.4 million loss on interest in Kettle Valley and $0.6 million loss on interest in EFG Kirkwood.

NOTE  13  -  SEGMENT  REPORTING
-------------------------------

The Trust has three principal operating segments: 1) Equipment Leasing 2) Equipment Management and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes acquiring and leasing to third parties a diversified portfolio of capital equipment . The Equipment Management segment includes the Trust's interest in MILPI Holdings, LLC ("MILPI"), which owns 100% of PLM an equipment leasing and asset management company. From February 2001 to February 6, 2002, MILPI, through a wholly owned subsidiary MILPI Acquisition, owned approximately 83% of PLM. On February 7, 2002, MILPI Acquisition purchased the remaining 17% of PLM's stock and was merged into PLM. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales included in the Trust's ownership interests in EFG Kirkwood, C & D IT LLC, and Kettle Valley.

The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

During the fourth quarter of 2002, the Trust increased its number of reportable segments to include the Equipment Management segment. Previously, the Company reported on two operating segments: Equipment Leasing and Real Estate. Segment information for the years ended December 31, 2001 and 2000 have been revised to reflect the new operating segment.

Segment information for the years ended December 31, 2002, 2001 and 2000 is summarized below (in thousands of dollars).

                                                  2002      2001      2000
                                               --------  --------  --------
..

Total Revenue (1):
   Equipment leasing                           $ 5,521   $ 6,803   $10,414
   Equipment management                              -         -         -
   Real estate                                       -       183       371
                                               --------  --------  --------
     Total                                     $ 5,521   $ 6,986   $10,785

Operating Expenses, Management Fees
and Other Expenses:
   Equipment leasing                           $ 1,341   $ 1,427   $   946
   Equipment management                             98        74         -
   Real estate                                      85        76        80
                                               --------  --------  --------
     Total                                     $ 1,524   $ 1,577   $ 1,026

Interest Expense:
   Equipment leasing                           $ 1,814   $ 2,037   $ 2,405
   Equipment management                             28         -         -
   Real estate                                       -        18        58
                                               --------  --------  --------
     Total                                     $ 1,842   $ 2,055   $ 2,463

Depreciation, Impairment of assets
   and Amortization Expense (2):
   Equipment leasing                           $ 3,259   $ 9,438   $ 4,189
   Equipment management                              -         -         -
   Real estate                                     115        75        66
                                               --------  --------  --------
     Total                                     $ 3,374   $ 9,513   $ 4,255

 Equity (Loss) Income:
   Equipment leasing                           $     -   $     -   $     -
   Equipment management                            493       984         -
   Real estate                                    (725)     (424)     (991)
                                               --------  --------  --------
     Total                                     $  (232)  $   560   $  (991)

 Net (Loss) Income:                            $(1,451)  $(5,599)  $ 2,050
                                               ========  ========  ========


 Investment in Minority Interest Investments:
   Equipment leasing                           $     -   $    26   $   289
   Equipment management                          2,423     7,136       408
   Real estate                                   1,000         -     1,287
                                               --------  --------  --------
     Total                                     $ 3,423   $ 7,162   $ 1,984

 Assets:
   Equipment leasing                           $19,564   $26,217   $43,824
   Equipment management                          9,688     8,519       408
   Real estate                                   7,272     7,436     7,409
                                               --------  --------  --------
     Total                                     $36,524   $42,172   $51,641



(1) Includes equipment leasing revenue of $5.7 million, $6.5 million and $7.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.
(2) Includes write-down of equipment leasing assets of $0.5 million and $5.6 million for the fiscal years ended December 31, 2002 and 2001, respectively. In addition, the real estate segment recorded a $0.1 million impairment on its minority interest investment in EFG Kirkwood LLC.

NOTE  14  -  GEOGRAPHIC  INFORMATION
------------------------------------

The Trust owns certain leasing equipment and minority interest investments that either operate internationally or are leased in countries outside the United States. A limited number of the Trust's transactions are denominated in foreign currency. Gains or losses resulting from foreign currency transaction are included in the results of operations and are not material.

Equipment leasing revenues from foreign lessees are generated from aircraft leases. During 2002, the Trust had three aircraft leases with lessees domiciled outside the United States in Sweden, Spain and Mexico. During 2002, Equity income (loss) generated from foreign countries consists of the Trust's interest in Kettle Valley which is located in Kelowna, British Columbia in Canada.

The table below sets forth total revenues and equity income (loss) by operating segment and geographic region for the Trust's leasing equipment and minority interest investments (in thousands of dollars):




                                                  Equipment Leasing                Equipment Management     Real Estate
                          -------------------------------------------------------  --------------------  --------------------
Region                                  2002                   2001          2000   2002   2001   2000   2002    2001    2000
                          ------------------  ---------------------  ------------  -----  -----  -----  ------  ------  ------
   REVENUES
------------------------
United States             $            2,024  $               3,409  $      6,774  $   -  $   -  $   -  $   -   $ 183   $ 371
Sweden                                 3,358                  3,321         3,640      -      -      -      -       -       -
Mexico                                   139                     73             -      -      -      -      -       -       -
                          ------------------  ---------------------  ------------  -----  -----  -----  ------  ------  ------
    Total revenues        $            5,521  $               6,803  $     10,414  $   -  $   -  $   -  $   -   $ 183   $ 371
                          ------------------  ---------------------  ------------  -----  -----  -----  ------  ------  ------

EQUITY INTEREST
United States                              -                      -             -    493    984      -   (484)    (91)   (900)
Canada                                     -                      -             -      -      -      -   (241)   (333)    (91)
                          ------------------  ---------------------  ------------  -----  -----  -----  ------  ------  ------
    Equity income (loss)  $                -  $                   -  $          -  $ 493  $ 984  $   -  $(725)  $(424)  $(991)
                          ------------------  ---------------------  ------------  -----  -----  -----  ------  ------  ------


The table below sets forth total assets organized by operating segment and geographic region for the fiscal years ending December 31, 2002 and 2001, respectively (in thousands of dollars):


                              Equipment Leasing               Equipment Management   Real Estate
                  -----------------------------------------  ---------------------  --------------
Region                          2002                   2001          2002    2001    2002    2001
                                                                           ------  ------  ------
United States     $            2,709  $               6,149  $      9,688  $8,519  $3,148  $3,003
----------------  ------------------  ---------------------  ------------  ------  ------  ------
Sweden                        16,855                 18,167             -       -       -       -
Mexico                             -                    901             -       -       -       -
Canada                             -                      -             -       -   4,124   4,433
    Total Assets  $           19,564  $              26,217  $      9,688  $8,519  $7,272  $7,436
                  ------------------  ---------------------  ------------  ------  ------  ------


NOTE  15  -  SUBSEQUENT  EVENT
------------------------------

On February 12, 2003, the Trust filed a proxy statement, which was subsequently approved. In March 2003, the shareholders approved the following proposals:

1. To allow PLM, its parent, MILPI, and subsidiaries and affiliates that they control, to continue to operate their ongoing business making investments after December 31, 2002, notwithstanding the end of their reinvestment period for the Trust.
2. To approve a transaction whereby a new formed subsidiary of PLM, RMLP, Inc., will receive a contribution from Semele Group, Inc., of partnership interests in Rancho Malibu, a partnership that owns and is developing 274 acres of land in Malibu, California, in exchange for $5.5 million in cash, a $2.5 million promissory note and 182 shares (15%) of the common stock of RMLP, Inc.
3. To amend Section 7.5 of the Trust Agreement to approve grants and exercises of rights of first refusal in connection with joint ventures between the Trust and its affiliates.
4. To approve the purchase by MILPI of the membership interests in MILPI held by AFG Investment Trust A and AFG Investment Trust B, which gave the Trust, together with Trust D, shared 100% ownership of MILPI.
5. To allow the Trust, in its operation of PLM, to enter into business arrangements with affiliates of the Trust in the ordinary course of business on terms no less favorable than those that they would receive if such arrangements were being entered into with independent third parties

In March 2003, RMLP, Inc. purchased Semele Group, Inc.'s ownership interest in Rancho Malibu as indicated in the proposal above.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG INVESTMENT TRUST C
         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

The Trust classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Trust for such equipment. Expenses, such as management fees, and interest earned on cash generated are not included below.

The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2002, 2001 and 2000 (in thousands of dollars):


                                                  2001     2001    2000
                                                 -------  ------  -------
Rents earned prior to disposal of
  equipment, net of interest charges             $ 8,417  $2,135  $ 7,831

Sale proceeds realized upon
  disposition of equipment                         2,722     185    3,425
                                                 -------  ------  -------

Total cash generated from rents
  and equipment sale proceeds                     11,139   2,320   11,256

Original acquisition cost of equipment disposed    8,058   1,656    8,259
                                                 -------  ------  -------

Excess of total cash generated to cost
  of equipment disposed                          $ 3,081  $  664  $ 2,997
                                                 =======  ======  =======

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG INVESTMENT TRUST C
            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                            (IN THOUSANDS OF DOLLARS)




                                                                   Sales and
                                                    Operations    Refinancings    Total
                                                   ------------  --------------  --------
Net income (loss)                                  $    (2,700)  $       1,249   $(1,451)

Add:
  Depreciation and amortization                    $     2,775               -     2,775
  Write-down of equipment                                  599               -       599
  Loss on sale of equipment                              1,474               -     1,474
  Management fees                                          434               -       434
  (Income) loss from equity interests                      232               -       232
  Book value of disposed equipment                           -           1,473     1,473
Less:
  Principal reduction of notes payable                  (4,952)              -    (4,952)
                                                   ------------  --------------  --------
  Cash from operations, sales and refinancings          (2,138)          2,722       584

Less:
  Management fees                                         (434)              -      (434)
                                                   ------------  --------------  --------
  Distributable cash from operations,
    sales and refinancings                              (2,572)          2,722       150

Other sources and uses of cash:
  Cash and cash equivalents at beginning of year         1,717               -     1,717
  Investments - other                                        -               5         5
  Interest in EFG Kirkwood LLC                               -             256       256
  Interest in MILPI Holdings, LLC                        1,723          (2,399)     (676)
  Intertest in C & D IT, LLC                            (1,000)              -    (1,000)
  Net proceeds from note payable refinancing               720               -       720
  Net change in receivables and accruals                    (4)              -        (4)
                                                   ------------  --------------  --------
Cash and cash equivalents at end of year           $       584   $         584   $ 1,168
                                                   ============  ==============  ========
















                        ADDITIONAL FINANCIAL INFORMATION

                             AFG INVESTMENT TRUST C
                              SCHEDULE OF EQUIPMENT
                             AS OF DECEMBER 31, 2002
                            (IN THOUSANDS OF DOLLARS)




                                      Lease
                                    Expiration           Net Book
Lessee                                 Date      Cost      Value     Debt
----------------------------------  ----------  -------  ---------  -------
Advanced Micro Devices, Inc.                 *  $ 1,275  $       -  $     -
Chrysler Corporation                         *       57          -        -
Chrysler Corporation                   2/28/03      754         79        -
GE Aircraft Engines                    5/31/03       51          -        -
GATX Logistics, Inc.                         *      148          -        -
General Electric Company                     *        1          -        -
General Electric Company                     *        -          -        -
General Motors Corporation                   *       76          -        -
General Motors Corporation                   *      124          -        -
General Motors Corporation                   *    1,317          -        -
General Motors Corporation                   *       47          -        -
Hyundai Electronics America, Inc.      8/31/03    6,513        724      742
Owens-Corning Fiberglass Corp.               *       17          -        -
Owens-Corning Fiberglass Corp.               *        -          -        -
Scandinavian Airlines System          12/29/03   30,895     16,856   17,409
Temple-Inland Forest Product Group           *       21          -        -
Tenneco Packaging                            *       48          -        -
USX Corporation                              *        1          -        -
Western Bulk Carriers                  2/28/03      337         67        -
Warehouse                                         1,987         30          -
                                              ----------   -------  ---------

 Total                                          $43,669  $  17,756  $18,151
                                                =======  =========  =======



*  Currently  leased  on  a  month-to-month  basis